Exhibit 10.1

CREDIT AGREEMENT

dated as of October 3, 2012,

among

RLJ ENTERTAINMENT, INC.,
RLJ ACQUISITION, INC.,
RLJ Merger Sub I, Inc.,
RLJ Merger Sub II, Inc.,
ACORN MEDIA GROUP, INC., and
IMAGE ENTERTAINMENT, INC.,
as the Borrowers,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

SUNTRUST BANK,
as Administrative Agent,

with

SUNTRUST ROBINSON HUMPHREY, INC.,
as Lead Arranger and Bookrunner

i

(continued)

ii

(continued)

iii

(continued)

iv

(continued)

v

Schedules

Schedule I	-	Commitment Amounts
Schedule 4.1	-	Subsidiaries; Capital Stock; Loan Parties
Schedule 4.6	-	Taxes
Schedule 4.9	-	Real Estate
Schedule 4.13	-	Right to Use, Licenses, Permits
Schedule 4.14	-	Insurance
Schedule 4.24	-	Material Contracts
Schedule 7.1	-	Existing Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.5	-	Existing Investments

Exhibits

Exhibit A	-	Form of Additional Term Loan Note
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Notice of Borrowing
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Revolving Loan Note
Exhibit G	-	[Reserved]
Exhibit H-1	-	Form of Term A Loan Note
Exhibit H-2	-	Form of Term B Loan Note
Exhibit H-3	-	Form of Term C Loan Note
Exhibit I	-	Form of Request for Issuance of Letter of Credit
Exhibit J	-	Form of Debt Subordination Agreement
Exhibit K	-	Form of Permitted Subordinated Note

vi

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (including all schedules and exhibits hereto, this “Agreement”) is made and entered into as of October 3, 2012, by and among RLJ ENTERTAINMENT, INC., a Nevada corporation (the “Parent”), RLJ ACQUISITION, INC., a Nevada corporation (“RLJ Acquisition”), RLJ Merger Sub I, Inc., a Nevada corporation (“RLJ Acquisition Merger Sub”), RLJ Merger Sub II, Inc., a Delaware corporation (“Image Merger Sub”), ACORN MEDIA GROUP, INC., a District of Columbia corporation (“Acorn”), IMAGE ENTERTAINMENT, INC., a Delaware corporation (“Image”; the Parent, RLJ Acquisition, RLJ Acquisition Merger Sub, Image Merger Sub, Acorn, and Image, each individually, a “Borrower” and collectively, the “Borrowers”), the Guarantors from time to time party hereto, the several banks and other financial institutions and lenders from time to time party hereto (collectively, the “Lenders”) and SUNTRUST BANK (individually, “SunTrust”), as Administrative Agent, Issuing Bank and a Lender, with SUNTRUST ROBINSON HUMPHREY, INC. (“STRH”), as Lead Arranger and Bookrunner.

WITNESSETH:

WHEREAS, subject to the terms and conditions set forth herein, the Lenders have agreed to extend certain credit facilities to the Borrowers, consisting of Revolving Loans and Term Loans, the proceeds of which will be used for the purposes set forth in Section 5.14.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrowers, the Guarantors, the Lenders, the Administrative Agent and the Issuing Bank agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1.          Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Accountants” shall mean any firm of independent certified public accountants of recognized national standing as shall be selected by the Borrowers.

“ACL” shall mean Agatha Christie Limited, a private company limited by shares organized under the laws of England and Wales with registered number 00550864.

“ACL Group” shall mean ACL and any of its current and/or future Subsidiaries.

“Acorn” shall have the meaning specified in the preamble.

“Acorn Acquisition” shall mean the Acquisition by RLJ Acquisition of all of the Capital Stock of Acorn pursuant to and in accordance with the Acorn Acquisition Agreement.

“Acorn Acquisition Agreement” shall mean that certain Stock Purchase Agreement dated as of April 2, 2012, by and among RLJ Acquisition, Acorn, the shareholders of Acorn listed on Exhibit A thereto, and Peter Edwards, as the Shareholder Representative, as the same may be amended, restated, supplemented, or otherwise modified from time to time to the extent expressly permitted by the terms hereof.

“Acorn Australia” shall mean Acorn Media Australia Pty. Ltd., a proprietary company organized and existing under the laws of Australia.

“Acorn Production, Product and Development Expense” shall mean costs incurred by Acorn and its Restricted Subsidiaries in the production of motion picture and television programming content and in the mastering and offering of packaged media masters, including the creation of added content, artwork and other one-time value-added materials to prepare finished masters suitable for offer and sale to the public in accordance with GAAP.

“Acorn IP” shall mean Acorn (IP) Limited, a private company limited by shares organized under the laws of England and Wales with registered number 07931501.

“Acorn Production Development and Product Amortization” shall mean the amortized costs of Acorn Production, Product and Development Expense, amortized on an income recognition basis based on the estimated exploitable life of the particular product in the commercial market in accordance with GAAP.

“Acorn Productions” shall mean Acorn Productions Limited, a private company limited by shares organized under the laws of England and Wales with registered number 07932440.

“Acorn UK” shall mean Acorn Media UK Limited, a private company limited by shares organized under the laws of England and Wales with registered number 03889535.

“Acquisition” shall mean (whether by purchase, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation or any other method) (a) any acquisition by any Loan Party or any of its Restricted Subsidiaries of any other Person, which Person would then become consolidated with the Loan Party or any of its Restricted Subsidiaries in accordance with GAAP, (b) any acquisition by any Loan Party or any of its Restricted Subsidiaries of all or any substantial part of the assets of any other Person, or (c) any acquisition by any Loan Party or any of its Restricted Subsidiaries of any assets that constitute a business line, division or operating unit of the business of any Person.

“Additional Term Loan Notes” shall mean those certain promissory notes issued by the Borrowers to each of the Lenders electing to provide Additional Term Loans pursuant to Section 2.1(g) that requests a promissory note, in accordance with each such Lender’s Commitment to provide Additional Term Loans, substantially in the form of Exhibit A.

“Additional Term Loans” shall have the meaning specified in Section 2.1(g)(i).

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage. The Adjusted LIBO Rate shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments to the Eurodollar Reserve Percentage.

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“Administrative Agent” shall mean SunTrust in its capacity as Administrative Agent for the Lenders under this Agreement and each of the other Loan Documents and any successor in such capacity appointed pursuant to Section 9.7.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount equals $15,000,000.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Agreement” shall mean this Credit Agreement.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, subject to Section 2.1(g)(viii),

(a)          with respect to all Revolving Loans, Term A Loans and Swingline Loans outstanding on any date, or the letter of credit fee, as the case may be, the percentage determined by reference to the applicable Senior Leverage Ratio from time to time in effect as set forth in the pricing grid immediately below; provided, that a change in the Applicable Margin resulting from a change in the Senior Leverage Ratio shall be effective on the second Business Day after which the Borrowers deliver the financial statements required by Section 5.7(a) or (b) and (c) and the Compliance Certificate required by Section 5.7(d); provided, further, that if at any time the Borrowers shall have failed to deliver such financial statements or such Compliance Certificate when so required, the Applicable Margin shall be at Level II as set forth in the pricing grid immediately below until such time as such financial statements or Compliance Certificate, as applicable, are delivered, at which time the Applicable Margin shall be determined as provided above; provided, further, that notwithstanding the foregoing, the Applicable Margin, from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending December 31, 2012 are delivered, shall be at Level II as set forth in the pricing grid immediately below:

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Level	Senior Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
I	Less than 1.00:1.00	5.50%	4.50%
II	Greater than or equal to 1.00:1.00	6.00%	5.00%

In the event that any financial statement or certification delivered pursuant to Section 5.7(a), (b), (c) or (d) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, the Borrowers shall promptly (but in any event within two (2) Business Days) (i) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected Compliance Certificate, and (iii) pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto.

(b)           with respect to any Term B Loans that are (i) Eurodollar Loans, 7.25% per annum and (ii) Base Rate Loans, 6.25% per annum;

(c)          with respect to any Term C Loans that are (i) Eurodollar Loans, 10.25% per annum and (ii) Base Rate Loans, 9.25% per annum; and

(d)           subject to the terms of Section 2.1(g), with respect to any Additional Term Loans, the percentage (or percentages) agreed to by the Borrowers and the applicable Lenders providing such Additional Term Loans.

“Applicable Tax Percentage” shall mean the highest effective marginal combined rate of Federal, national, state, provincial, and local income taxes (taking into account the deductibility of state and local taxes for Federal income tax purposes) to which the Person holding the greatest number of shares of each Borrower’s voting Capital Stock would be subject in the relevant year of determination, taking into account only such Person’s share of income and deductions attributable to its equity ownership interest in such Borrower.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that advises or manages a Lender.

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“Assignment and Acceptance” shall mean an Assignment and Acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.4(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit B attached hereto or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from the Closing Date to the Revolving Commitment Termination Date.

“Available Letter of Credit Amount” shall mean, as of any time of determination, an amount equal to the lesser of (a) the LC Commitment at such time less the LC Exposure then outstanding and (b) the Aggregate Revolving Commitment Amount at such time less the aggregate Revolving Credit Exposure of all Revolving Credit Lenders at such time.

“Bank Product Obligations” shall mean any and all obligations of any Loan Party owing to any Secured Party in connection with Bank Products, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor); provided, however, if such Secured Party ceases to be a Lender (or an Affiliate of a Lender), “Bank Product Obligations” shall include such obligations only to the extent arising from transactions entered into at the time that such Secured Party was a Lender (or an Affiliate of a Lender) under this Agreement.

“Bank Products” shall mean any of the following bank services or products provided to any Loan Party by any Secured Party: deposit accounts, operating accounts, lock box arrangements, commercial credit card and merchant card services, cash management agreements and treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Products Cap” shall mean $750,000.

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as now or hereafter amended, and any successor statute.

“Base Rate” shall mean the highest of (a) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time or, to the extent Fortress is the Administrative Agent hereunder, the rate of interest quoted in The Wall Street Journal, Money Rates Section as the “Prime Rate” (defined as of the Closing Date as the base rate on corporate loans posted by at least seventy percent (70%) of the nation’s ten (10) largest banks), as in effect from time to time, (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum (any changes in such rates to be effective as of the date of any change in such rate), and (c) the Adjusted LIBO Rate for an Interest Period of one month plus 1.00%. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

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“Borrowers” shall have the meaning specified in the preamble; provided that, anything herein or in any other Loan Document to the contrary notwithstanding, (a) immediately prior to the consummation of the Acorn Acquisition and the Image Acquisition, the only Borrowers shall be Parent, RLJ Acquisition, RLJ Acquisition Merger Sub, and Image Merger Sub, and (b) immediately after the RLJ Acquisition and the Image Acquisition, all Persons listed as Borrowers in the preamble, to the extent still in existence, shall be Borrowers.

“Borrower Payments” shall have the meaning specified in Section 2.8(b).

“Borrower Representative” shall mean the Parent in its capacity as Borrower Representative pursuant to the provisions of Section 11.15.

“Borrowing” shall mean a borrowing consisting of Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean (a) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia, and New York, New York are authorized or required by law to close and (b) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market; provided, however, that with respect to any Person organized in a jurisdiction outside of the United States, Business Day shall mean any day which is a Business Day in accordance with the foregoing provisions and is not a day on which commercial banks in such jurisdiction are authorized or required by law to close.

“Business Plan” shall mean, for any applicable period, (a) a budget by the Parent, on a consolidated and consolidating basis with its Restricted Subsidiaries, setting forth a statement of all material assumptions on which such budget is based, and (b) forecasted balance sheets, income statements, and statements of cash flows of the Parent, on a consolidated and consolidating basis with its Restricted Subsidiaries, each prepared in accordance with GAAP consistently applied, together with appropriate supporting details.

“Capital Expenditures” shall mean for any period, without duplication, amounts expended or financed to acquire or construct capital assets, including but not limited to the purchase, construction, or rehabilitation of equipment or other physical assets for such period that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Capitalized Prepaid Royalties” shall mean the amount of cash expenditures for prepaid royalty fees that should be capitalized rather than expensed in accordance with GAAP.

“Capitalized Production Costs” shall mean the amount of cash expenditures for production costs that should be capitalized rather than expensed in accordance with GAAP.

“Capitalized Product Development Costs” shall mean the amount of cash expenditures for product development costs that should be capitalized rather than expensed in accordance with GAAP.

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“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are or should be accounted for as capital leases on a balance sheet of such Person in conformity with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, for purposes of this definition of “Capital Lease Obligations,” operating leases that are required to be reclassified as capital leases as a result of a change in GAAP shall, for the purposes of this Agreement, remain classified as operating leases and shall not be included within the definition of “Capital Lease Obligations.”

“Capital Stock” of any Person means (a) any and all shares, interests, participations or other equivalents however designated (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (b) any and all rights to purchase from such Person or warrants, options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person issued or granted by such Person.

“Cash” shall mean money, currency or a credit balance in any demand or deposit account.

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars, with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“CFC” shall mean an entity that is a controlled foreign corporation within the meaning of Section 957 of the Code and with respect to which any Borrower is a “United States shareholder,” within the meaning of Section 951(b) of the Code.

“Change in Law” shall mean the occurrence, after the date of this Agreement or, in the case of an Assignee (other than an Affiliate of an existing Lender), after the date on which such Assignee becomes a party to this Agreement and, in the case of a Participant (other than an Affiliate of an existing Lender), after the date on which it acquires its participation, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, to the extent not prohibited by applicable law, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

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“Change of Control” shall mean (a) any event, transaction, or occurrence as a result of which (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the SEA) other than the Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the SEA), directly or indirectly, of 30%, or more, of the Capital Stock of the Parent having the right to vote (with equivalent economic interests) for the election of members of the board of directors of the Parent, or (ii) as of any date a majority of the board of directors of the Parent consists (other than vacant seats) of individuals who were not either (A) directors of the Parent as of the Closing Date, (B) selected or nominated to become directors by either the Permitted Holders or the board of directors of the Parent of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the board of directors of the Parent of which a majority consisted of individuals described in clause (A) and individuals described in clause (B), or (iii) the Parent shall cease to directly own and control, free and clear of all Liens (other than Liens in favor of the Administrative Agent created under the Collateral Documents) 100% of the outstanding Capital Stock of RLJ Acquisition and all voting rights and economic interests with respect thereto, or (iv) the Parent shall cease to directly own and control, free and clear of all Liens (other than Liens in favor of the Administrative Agent created under the Collateral Documents) 100% of the outstanding Capital Stock of Image and all voting rights and economic interests with respect thereto, or (v) RLJ Acquisition shall cease to directly own and control, free and clear of all Liens (other than Liens in favor of the Administrative Agent created under the Collateral Documents) 100% of the outstanding Capital Stock of Acorn and all voting rights and economic interests with respect thereto, (vi) except as permitted by Section 7.3, Acorn shall cease to directly or indirectly own and control, free and clear of all Liens (other than Liens in favor of the Administrative Agent created under the Collateral Documents), 100% (or, with respect to Acorn UK, Acorn Australia and ACL, no less than the percentage of Capital Stock owned directly or indirectly by Acorn on the Closing Date) of the outstanding Capital Stock of each of its Subsidiaries and all voting rights and economic interests with respect thereto, or (except with respect to ACL) shall cease to have the power to appoint directly or indirectly all directors or similar Persons of such Subsidiaries, or (b) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, any document or agreement evidencing any Material Indebtedness. For the avoidance of doubt, the transfer of the Capital Stock in Acorn UK from Acorn to Acorn IP shall not be deemed to constitute a Change of Control.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term A Loans, Term B Loans, Term C Loans, or Additional Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Term A Loan Commitment, a Term B Loan Commitment, a Term C Loan Commitment, or a commitment of a Lender to make an Additional Term Loan.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 11.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean, at any time, any and all of the Property in which the Administrative Agent is granted, or is purported to be granted, for the benefit of the Secured Parties, a Lien under any Loan Document.

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“Collateral Documents” shall mean, collectively, the Security Agreements, the Real Estate Documents (if any), Third Party Agreements, all Control Agreements, collateral assignments, intellectual property security agreements, and all other instruments and agreements now or hereafter securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements (and with respect to any foreign company or jurisdiction the equivalents, if any, in the relevant jurisdictions), stock powers (and with respect to any foreign company or jurisdiction the equivalents, if any, in the relevant jurisdictions), and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent in connection with the foregoing.

“Commitment” shall mean a Revolving Commitment, a Term A Loan Commitment, a Term B Loan Commitment, a Term C Loan Commitment, the LC Commitment, or, if any, a commitment of any Lender with respect to Additional Term Loans, or any combination thereof (as the context shall permit or require).

“Commitment Letter” shall mean that certain Commitment Letter dated as of April 1, 2012, by and among the Lead Arranger and SunTrust Bank, and accepted by RLJ Acquisition, as amended, restated, supplemented, or otherwise modified from time to time prior to the date hereof.

“Compliance Certificate” shall mean a certificate from a financial officer of the Borrower Representative in substantially the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit C.

“Consolidated Cash Adjusted EBITDA” shall mean, as determined for any period on a consolidated basis for the Parent and its consolidated Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 8 Inclusion Date, the Foyle’s War 8 Group), the total of the following to the extent deducted in determining Consolidated Net Income for the Parent and its consolidated Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 8 Inclusion Date, the Foyle’s War 8 Group) and calculated without duplication: (a) Consolidated Net Income of such Persons; plus (b) any provision for (or less any benefit from) income taxes; plus (c) Consolidated Interest Expense; plus (d) up to $2,000,000 per annum of any non-Cash expenses incurred with respect to the issuance of stock options in Parent to existing or new employees of such Persons; plus (e) amortization and depreciation expense; plus (f) transaction fees and other expenses incurred in connection with the negotiation and documentation of this Agreement and the transactions contemplated hereby to occur on the Closing Date, the Acorn Acquisition, the Image Acquisition, the making of severance payments, and for such other transactions or one-time expenses as the Administrative Agent may agree in writing in its sole discretion, to the extent not capitalized, and in an aggregate amount not to exceed $1,600,000 (provided that no amount shall be added back pursuant to this clause (f) for any Fiscal Quarter ended after December 31, 2012); plus (g) Image Product Amortization for such period; plus (h) Acorn Production Development and Product Amortization actually incurred in such period; minus (i) Image Product Expenditures actually incurred in such period; minus (j) Acorn Production, Product and Development Expense actually incurred in such period; minus (k) Net Royalty Advances actually incurred in such period. Anything in the foregoing to the contrary notwithstanding, (a) for the Fiscal Quarter ending September 30, 2011, Consolidated Cash Adjusted EBITDA shall be deemed to be $3,333,056, (b) for the Fiscal Quarter ending December 31, 2011, Consolidated Cash Adjusted EBITDA shall be deemed to be $5,667,919, (c) for the Fiscal Quarter ending March 31, 2012, Consolidated Cash Adjusted EBITDA shall be deemed to be $7,212,951, and (d) for the Fiscal Quarter ending June 30, 2012, Consolidated Cash Adjusted EBITDA shall be deemed to be $11,614,508.

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For the purposes of calculating Consolidated Cash Adjusted EBITDA for any period of four (4) consecutive Fiscal Quarters (each, a “Reference Period”) pursuant to any determination of the Senior Leverage Ratio or the Total Leverage Ratio, if during such Reference Period, the Parent or any Subsidiary shall have made an Acquisition or a Disposition, Consolidated Cash Adjusted EBITDA (including, without limitation, any deemed amounts therefor as set forth in the definitions therefor) for such Reference Period shall (i) be calculated after giving pro forma effect thereto as if such Acquisition or Disposition occurred on the first day of such Reference Period and (ii) reflect cost savings and synergies that are (A) approved by the Administrative Agent and Fortress, (B) reasonably identifiable, (C) factually supportable pursuant to documentation satisfactory to the Administrative Agent and Fortress, (D) directly related to the Acquisition or Disposition and (E) reasonably expected to be realized within twelve (12) months of the date of the consummation of the Acquisition or Disposition.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Parent and its consolidated Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 8 Inclusion Date, the Foyle’s War 8 Group) on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding (a) Cash and Permitted Investments and (b) deferred tax assets.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Parent and its consolidated Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 8 Inclusion Date, the Foyle’s War 8 Group) on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (a) the current portion of long term debt, including Capital Lease Obligations and (b) deferred tax liabilities.

“Consolidated Excess Cash Flow” shall mean, for the Parent and its consolidated Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 8 Inclusion Date, the Foyle’s War 8 Group) for any Fiscal Year, Consolidated Cash Adjusted EBITDA for such Fiscal Year plus the Consolidated Working Capital Adjustment, minus the sum of the following, without duplication:

(a)          the aggregate amount of all regularly scheduled principal payments of Indebtedness (including the Term Loans) made during such Fiscal Year (other than in respect of any revolving credit facility to the extent that there is not an equivalent permanent reduction in commitments thereunder);

(b)          the aggregate amount of all mandatory prepayments (other than pursuant to Section 2.6(c)(iv)) or repurchases of Indebtedness for borrowed money (including the Term Loans) and the principal component of any Capital Lease Obligations (other than out of the proceeds of any Permitted Refinancing) made during such Fiscal Year (other than in respect of any revolving credit facility to the extent that there is not an equivalent permanent reduction in commitments thereunder);

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(c)          the aggregate amount of all voluntary prepayments of the Term Loans made during such Fiscal Year;

(d)          Consolidated Interest Expense paid or payable in cash with respect to such Fiscal Year;

(e)          income taxes paid in cash with respect to such Fiscal Year;

(f)          Net Cash Proceeds which are not yet required to be applied as a mandatory prepayment of the Loans under Section 2.6(c); and

(g)          the aggregate amount paid in Cash during such Fiscal Year on account of Capital Expenditures, Capitalized Prepaid Royalties, Capitalized Production Costs, Capitalized Product Development Costs, and Permitted Acquisitions, excluding, in each case, the principal amount of Indebtedness (other than the Obligations) incurred to finance the foregoing.

“Consolidated Interest Expense” shall mean, as determined for any period on a consolidated basis for the Parent and its consolidated Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 8 Inclusion Date, the Foyle’s War 8 Group) in accordance with GAAP, the sum of (i) total cash interest expense, plus (ii) PIK Amounts, plus (iii) in-kind interest on the Permitted Subordinated Notes, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period), but excluding any non-cash interest expense (other than in-kind interest on the Permitted Subordinated Notes).

“Consolidated Net Income” shall mean, for any period and any Person (a “Subject Person”), such Subject Person’s consolidated net income (or loss) determined in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein):

(a)          any extraordinary, nonrecurring gains or losses;

(b)          the income (or loss) of any Non-Wholly Owned Subsidiary in an amount equal to the amount of such income multiplied by the percentage ownership in such Non-Wholly Owned Subsidiary held by Persons other than the Parent and its consolidated Restricted Subsidiaries;

(c)          the income (or loss) of any Person (other than a Subsidiary) in which the Subject Person or a Subsidiary has an ownership interest; provided, however, that (i) Consolidated Net Income shall include amounts in respect of the income of such Person when actually received in cash by the Subject Person or such Subsidiary in the form of dividends or similar distributions in respect of the applicable period and (ii) Consolidated Net Income shall be reduced by the aggregate amount of all investments, regardless of the form thereof, made by the Subject Person or any of the Subsidiaries in such Person for the purpose of funding any deficit or loss of such Person, provided that nothing in this clause (ii) shall be construed to permit investments in such Person not otherwise permitted under Section 7.5;

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(d)          the income (or loss) of any member of the ACL Group, provided, however, that (i) Consolidated Net Income shall include amounts in respect of the income of the ACL Group when actually received in cash by any Borrower in the form of dividends, distributions, or payments on Permitted Intercompany Indebtedness in respect of the applicable period and applied to the Obligations in accordance with Section 2.6(c)(v) and (ii) Consolidated Net Income shall be reduced by the aggregate amount of all investments, regardless of the form thereof, made by the Subject Person or any of its Restricted Subsidiaries in the ACL Group for the purpose of funding any deficit or loss of any ACL Group member, provided that nothing in this clause (ii) shall be construed to permit investments in the ACL Group not otherwise permitted under Section 7.5;

(e)          until the Foyle’s War 8 Inclusion Date, the income (or loss) of any member of the Foyle’s War 8 Group, provided, however, that (i) Consolidated Net Income shall include amounts in respect of the income of the Foyle’s War 8 Group when actually received in Cash by any Borrower in the form of dividends or distributions in respect of the applicable period and (ii) Consolidated Net Income shall be reduced by the aggregate amount of all investments, regardless of the form thereof, made by the Subject Person or any of its Restricted Subsidiaries in the Foyle’s War 8 Group for the purpose of funding any deficit or loss of any Foyle’s War 8 Group member, provided that nothing in this clause (ii) shall be construed to permit investments in the Foyle’s War 8 Group not otherwise permitted under Sections 7.5 and 7.16.

(f)          the income of any Restricted Subsidiary to the extent that the payment of such income in the form of a distribution or repayment of any Indebtedness to the Subject Person or a Restricted Subsidiary is not permitted, whether on account of any restriction in by-laws, articles of incorporation or similar governing document, any agreement or any law, statute, judgment, decree or governmental order, rule or regulation applicable to such Restricted Subsidiary, except to the extent of any distribution actually paid in cash;

(g)          non-cash gains or losses as a result of foreign currency adjustments;

(h)          the income or loss of any Person acquired by the Subject Person or a Restricted Subsidiary for any period prior to the date of such acquisition, or in the case of an acquisition of the assets of any Person, the income or loss of any Person acquired by the Subject Person or a Restricted Subsidiary for any period prior to the date of such acquisition which is attributable to the assets being acquired;

(i)          the cumulative effect of a change in accounting principles and any gains or losses attributable to reappraisals, writeups or write downs of assets; and

(j)          any non-cash gains or losses as a result of the early extinguishment or modification of Indebtedness.

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“Consolidated Total Debt” shall mean, as of any date, all Indebtedness (other than Hedging Obligations) of the Parent and its Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 8 Inclusion Date, the Foyle’s War 8 Group) on a consolidated basis as of such date.

“Consolidated Working Capital” shall mean, as at any date of determination, the excess or deficiency of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” shall mean, for any period of determination on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the Property in which it has an interest is bound.

“Control” shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling,” “Controlled by,” and “under common Control with” have the meanings correlative thereto.

“Control Agreement” shall mean a Deposit Account Control Agreement or Investment Control Agreement, as the context requires.

“Debt Subordination Agreements” shall mean those certain Debt Subordination Agreements, dated as of the Closing Date, by and among the Parent, the Administrative Agent and the holders of Permitted Subordinated Notes, in the form of Exhibit J.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Rate” shall mean, for each Type and Class of Loans, a simple per annum interest rate equal to the sum of (a) the applicable interest rate for such Type and Class of Loans, plus (b) the Applicable Margin for such Type and Class of Loans, plus (c) two percent (2%); provided, however, that (i) as to any Eurodollar Borrowing outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the then applicable Adjusted LIBO Rate until the end of the current Interest Period, and, thereafter, the Default Rate shall be based on the Base Rate as in effect from time to time and (ii) as to any Base Rate Borrowing outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the Base Rate as in effect from time to time.

“Defaulting Lender” shall mean, at any time, a Lender (a) that has failed for two (2) or more Business Days to comply with its obligations under this Agreement to make a Loan and/or to make a payment to the Issuing Bank in respect of a Letter of Credit or to the Swingline Lender in respect of a Swingline Loan (each a “funding obligation”), (b) that has notified the Administrative Agent or the Borrower Representative, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on, its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement, (c) that has, for two (2) or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (d) that has a Revolving Commitment or obligations with respect to a Swing Line Loan and/or Letters of Credit outstanding at such time, and in respect of which a Lender Insolvency Event has occurred and is continuing.

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“Delegate” shall mean any delegate, agent, attorney or co-trustee appointed by the Administrative Agent.

“Deposit Account Control Agreement” shall mean a control agreement in form and substance reasonably acceptable to the Administrative Agent, pursuant to which a bank in which any Loan Party has a deposit account agrees that such bank will comply with the instructions of the Administrative Agent with respect to such deposit account without further consent by the affected Loan Party.

“Disposition” shall mean with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, (d) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case with respect to clauses (a) through (d), at any time on or before the ninetieth (90th) day following the latest Stated Maturity Date, or (e) which is secured by the assets of any Loan Party or of any Subsidiary.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Restricted Subsidiary that is not (a) a Foreign Subsidiary, (b) a Subsidiary of a Foreign Subsidiary, or (c) a CFC.

“ECF Percentage” shall mean, as of any date of determination, a percentage equal to (a) if the Senior Leverage Ratio as of the last day of the immediately preceding Fiscal Year was greater than or equal to 1.75 to 1.00, seventy-five percent (75%), (b) if the Senior Leverage Ratio as of the last day of the immediately preceding Fiscal Year was less than 1.75 to 1.00, but greater than or equal to 1.00 to 1.00, fifty percent (50%), and (c) if the Senior Leverage Ratio as of the last day of the immediately preceding Fiscal Year was less than 1.00 to 1.00, twenty-five percent (25%).

“Eligible Additional Lender” shall have the meaning specified in Section 2.1(g)(iii).

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“Environmental Indemnity” shall mean each environmental indemnity made by each Loan Party with Real Estate required to be pledged as Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, in each case in form and substance satisfactory to the Administrative Agent.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, pollution, the management, generation, use, handling, transportation, storage, treatment, disposal, Release or threatened Release of or exposure to any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation, remediation and other response actions, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Raise” shall mean the issuance of Capital Stock (other than Disqualified Capital Stock) by, or capital contributions to, the Parent on or prior to the Closing Date, the Net Cash Proceeds of which are (a) at least $60,000,000, (b) subject to no restrictions regarding the use thereof for the Acquisition, and (c) freely available for the Parent to use at any time in connection with the Acorn Acquisition and the Image Acquisition and the businesses acquired thereby.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

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“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy any minimum funding obligation under the Code or ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability (for which any Loan Party or any ERISA Affiliate may incur liability) or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (i) a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsections .62, .63, .64, .65, .66, .67, or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days; (j) if any of the Loan Parties or any of their respective Restricted Subsidiaries sponsors or maintains or has any liability with respect to any Multiemployer Plan or any defined benefit plan subject to Title IV of ERISA, (k) the imposition of any liability under Title IV of ERISA (other than premiums to the PBGC) upon any Loan Party or any Restricted Subsidiary of a Loan Party, or an ERISA Affiliate; or (l) the occurrence of an non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan of any Loan Party or any of its ERISA Affiliates.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning specified in Article VIII.

“Excess Cash Flow Application Date” shall have the meaning specified in Section 2.6(c)(iv).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” shall mean (a) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (b) any other zero balance account or disbursement only account. and (c) any other deposit account, securities account or commodities account which, individually and collectively with all such other accounts, does not at any time have more than $500,000 in cash or investment property on deposit therein in the aggregate.

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“Excluded Equity Issuances” shall mean any issuances of (a) Capital Stock (other than Disqualified Capital Stock) by the Parent to current and future senior management of any Borrower or its Restricted Subsidiaries under any employee stock option or stock purchase plan or other employee benefits plan in existence from time to time, (b) Capital Stock and Capital Stock equivalents by a Subsidiary of the Parent to the Parent or another Subsidiary of the Parent, solely to the extent otherwise constituting an Investment permitted under this Agreement, (c) Capital Stock (other than Disqualified Capital Stock) by, or capital contributions to, the Parent the Net Cash Proceeds of which are used to finance a Permitted Acquisition, so long as (i) the Borrowers have provided prior written notice of such issuance to the Administrative Agent, which notice shall specify the date on which such Net Cash Proceeds are expected to be received, the amount of Net Cash Proceeds expected to be received, and that the Net Cash Proceeds of such Capital Stock are to be used to fund a Permitted Acquisition and (ii) such Permitted Acquisition is consummated substantially contemporaneously with such issuance of Capital Stock, (d) the Equity Raise, and (e) Capital Stock (other than Disqualified Capital Stock) by the Parent in connection with cash equity contributions by shareholders of the Parent as of the Closing Date made solely for the purposes specified in Section 7.4(a)(vii) or Section 7.5(n).

“Excluded Taxes” shall mean (a) with respect to the Administrative Agent, Issuing Bank, and each Lender, taxes (including any additions to tax, penalties, and interest) imposed on its overall net or gross income or net or gross profits (including any branch profits or franchise taxes imposed in lieu thereof) and backup withholding taxes imposed by reason of a present or former connection between the Administrative Agent or such Issuing Bank or Lender, as the case may be, and the jurisdiction imposing such tax (other than by reason of its execution or delivery of any Loan Document, receipt of payments under Loan Documents, or its exercise of its rights or performance of its obligations thereunder), (b) any withholding tax that is (i) imposed by any Governmental Authority on amounts payable to a Lender under the law in effect or pending at the time such Lender becomes a party to this Agreement (or, in the case of a Participant, on the date such Participant becomes a Participant hereunder), (ii) attributable to a Lender’s or Participant’s failure or inability to comply with Section 2.8(b)(v) or (iii) imposed as a result of a change in circumstances (such as a Lender or Participant’s change in its jurisdiction of organization, but not a change in circumstances made at the request of the Borrowers), other than a Change in Law, with respect to such Lender or Participant after the time that such Lender became a party to this Agreement (or designates a new Applicable Lending Office) or such Participant acquired its participation; provided that clauses (b)(i) and (b)(iii) shall not apply to the extent that the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to clauses (b)(i) and (b)(iii)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation, or transfer, to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation, or transfer, other than an assignment made pursuant to Section 11.14 (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Lender or Participant as a result of a Change in Law occurring after the time that such Lender became a party to this Agreement (or designated a new Applicable Lending Office) or such Participant acquired its participation (other than a Change in Law that was pending at such time) shall not be an Excluded Tax pursuant to clause (b)(i)) and (c) any withholding tax imposed on a Lender organized under the laws of a jurisdiction outside the United States as a result of such Lender’s failure to comply with FATCA.

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“Existing Letters of Credit” means that certain standby letter of credit #F854028 issued by SunTrust Bank for the benefit of 8515 Georgia Venue Associates in the original stated amount of $51,158.66 and with an expiration date of August 31, 2013.

“FATCA” shall mean Sections 1471-1474 of the Code (and any amended or successor version that is substantively comparable) or any similar provision of state, local, or foreign tax law, any regulations promulgated thereunder, or any published administrative guidance implementing such law to establish relief or exemption from the tax imposed by those provisions.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain Amended and Restated Fee Letter dated as of the date hereof, executed and delivered by the Lead Arranger and SunTrust Bank and accepted by RLJ Acquisition, as amended, restated, supplemented, or otherwise modified from time to time prior to the date hereof.

“Fiscal Month” shall mean any fiscal month of the Parent.

“Fiscal Quarter” shall mean any fiscal quarter of the Parent.

“Fiscal Year” shall mean any fiscal year of the Parent.

“Flood Insurance Laws” shall mean, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.

“Foreign Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by any Loan Party or any one or more of its Restricted Subsidiaries primarily for the benefit of employees of such Loan Party or such Restricted Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment (other than severance pay), and which plan is subject to statutory funding requirements other than under ERISA or the Code.

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“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State or Commonwealth thereof or the District of Columbia.

“Fortress” shall mean Fortress Credit Corp.; provided that if Fortress Credit Corp. or its Affiliates and Approved Funds cease to be Lenders holding, in the aggregate, more than $15,000,000 of outstanding principal of the Loans hereunder then all references to Fortress shall be disregarded for the purposes of this Agreement and the other Loan Documents.

“Fortress Side Letter” shall mean that certain Side Letter dated as of the date hereof by and between Fortress and Parent, as the same may be amended, restated, supplemented, or otherwise modified from time to time to the extent expressly permitted by the terms hereof.

“Fortress Warrants” shall mean those certain warrants, exercisable for 1,000,000 shares of Capital Stock of Parent, issued pursuant to that certain Warrant Agreement dated as of February 22, 2011, by and between RLJ Acquisition and Continental Stock Transfer & Trust Company.

“Foyle’s War 8” shall Foyles War 8 Productions Limited, a private company limited by shares organized under the laws of England and Wales with registered number 7980496.

“Foyle’s War 8 Existing Debt” shall mean Indebtedness of Foyle’s War 8 owing to Coutts & Co., the principal amount of which outstanding on the Closing Date is approximately $6,950,000.

“Foyle’s War 8 Group” shall mean Foyle’s War 8 and any of its current and/or future Subsidiaries.

“Foyle’s War 8 Inclusion Date” shall mean the date on which each of the following has occurred, as determined by the Administrative Agent in its reasonable discretion, (a) the Foyle’s War 8 Existing Debt and all obligations in connection therewith have been repaid in full, (b) all documents governing the Foyle’s War 8 Existing Debt shall have been terminated, (c) all Liens securing the Foyle’s War 8 Existing Debt shall have been released or otherwise terminated, (d) each member of the Foyle’s War 8 Group shall have become a Guarantor hereunder to the extent required in accordance with Section 5.11 hereof and the Loan Parties shall have otherwise complied with Section 5.11 with respect to the Foyle’s War 8 Group, and (e) after giving effect to the inclusion of Foyle’s War 8 into the financial covenants in Article VI of this Agreement, the Borrowers shall be in pro forma compliance with such financial covenants, and the Borrowers shall have delivered to the Administrative Agent a certificate of the chief financial officer of the Parent demonstrating such compliance.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

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“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial, county, regional or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group Member” shall mean the Parent and each of its Restricted Subsidiaries.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business or performance bonds purchased in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall mean (a) each Restricted Subsidiary of the Parent (other than the Borrowers) that is a signatory to this Agreement as of the Closing Date and (b) each other Person that executes a Guaranty Agreement (or Guaranty Supplement) after the Closing Date.

“Guaranty Agreement” shall mean the Guarantee by the Guarantors of the Obligations as set forth in Article X of this Agreement and any other Guarantee of all or any portion of the Obligations by any Person.

“Guaranty Supplement” shall mean each supplement to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by a Restricted Subsidiary of any Loan Party pursuant to Section 5.11.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, perchlorate or radon gas.

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“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Image” shall have the meaning specified in the preamble.

“Image Acquisition” shall mean the Acquisition by the Parent of all of the Capital Stock of Image and the merger of Image into Image Merger Sub pursuant to and in accordance with the Image Merger Agreement.

“Image Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of April 2, 2012, by and among RLJ Acquisition and Image, as the same may be amended, restated, supplemented, or otherwise modified from time to time to the extent expressly permitted by the terms hereof.

“Image Merger Sub” shall have the meaning specified in the preamble.

“Image Product Amortization” shall mean the amortized costs of Image Production Expenditures, amortized on an income recognition basis based on the estimated exploitable life of the particular product in the commercial market in accordance with GAAP.

“Image Product Expenditures” shall mean costs incurred by Image and its Restricted Subsidiaries (if any) in mastering and offering packaged media masters, including the creation of added content, artwork and other one-time value-added materials to prepare finished masters suitable for offer and sale to the public in accordance with GAAP.

“Increase Effective Date” shall have the meaning specified in Section 2.1(g)(iv).

“Increase Notice” shall have the meaning specified in Section 2.1(g)(i).

“Incremental Facility” shall have the meaning specified in Section 2.1(g)(i).

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“Indebtedness” of any Person shall mean, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of business; provided, trade payables overdue by more than sixty (60) days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures and as long as adequate reserves or other appropriate provisions as shall be required in conformity with GAAP shall have been made or provided therefor), (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to Property acquired by such Person, (e) that portion of Capital Lease Obligations of such Person that are properly classified as a liability on a balance sheet in conformity with GAAP, (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) all Guarantees of such Person of the type of indebtedness described in clauses (a) through (f) above, (h) all indebtedness of a third party secured by any Lien on Property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock of such Person, (j) Off-Balance Sheet Liabilities of such Person, and (k) all Hedging Obligations of such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of clause (k) above, the principal amount of Indebtedness in respect of Hedge Agreements shall equal Net Mark-to-Market Exposure.

“Indemnitee” shall have the meaning specified in Section 11.3(b).

“Information and Collateral Disclosure Certificate” shall mean each Information and Collateral Disclosure Certificate delivered by a Loan Party pursuant to the terms of this Agreement.

“Interest Coverage Ratio” shall mean the ratio as of the last day of (a) the first Fiscal Quarter ending after the Closing Date of (i) Consolidated Cash Adjusted EBITDA for such Fiscal Quarter, to (ii) Consolidated Interest Expense for such Fiscal Quarter, (b) the second Fiscal Quarter ending after the Closing Date of (i) Consolidated Cash Adjusted EBITDA for the two Fiscal Quarter period ending on such date, to (ii) Consolidated Interest Expense for such two Fiscal Quarter period, (c) the third Fiscal Quarter ending after the Closing Date of (i) Consolidated Cash Adjusted EBITDA for the three Fiscal Quarter period ending on such date, to (ii) Consolidated Interest Expense for such three Fiscal Quarter period, and (d) any other Fiscal Quarter of (i) Consolidated Cash Adjusted EBITDA for the four Fiscal Quarter period then ending, to (ii) Consolidated Interest Expense for such four Fiscal Quarter period, in each case, determined as of the Fiscal Quarter(s) ending on or immediately prior to such date for which financial statements have been received pursuant to Sections 5.7(a) or (b) and (c), as applicable, and a Compliance Certificate delivered pursuant to Section 5.7(d).

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:

(a)          the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

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(b)          if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(c)          any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

(d)          no Interest Period may extend beyond the Maturity Date for the applicable Loan.

“Investment” shall have the meaning specified in Section 7.5.

“Investment Control Agreement” shall mean an agreement among a Loan Party, the Administrative Agent and (a) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Loan Party, (b) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Loan Party, or (c) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Loan Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant agrees to follow the instructions or entitlement orders of the Administrative Agent without further consent by the affected Loan Party.

“Issuing Bank” shall mean (a) SunTrust Bank and (b) any other Lender designated by the Borrower Representative and approved by the Administrative Agent, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.16; provided that no Lender other than SunTrust Bank shall be obligated to issue Letters of Credit under this Agreement.

“Lead Arranger” shall mean STRH.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrowers for the issuance of Letters of Credit in an aggregate face amount not to exceed $500,000 at any one time.

“LC Disbursement” shall mean a payment made by the applicable Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn and unexpired amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Credit Lender shall be its Pro Rata Share with respect to the Revolving Commitment of the total LC Exposure at such time.

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“Lender Insolvency Event” shall mean that (a) a Lender or its Lender Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) a Lender or its Lender Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or the like has been appointed for such Lender or its Lender Parent Company, or such Lender or its Lender Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (c) a Lender or its Lender Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event  shall not be deemed to have occurred  solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a Lender Parent Company thereof by a Governmental Authority or an instrumentality thereof.

“Lender Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include each Lender that joins this Agreement pursuant to Section 11.4 or 11.14. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” shall mean any standby letter of credit issued pursuant to Section 2.16 by an Issuing Bank for the account of the Borrowers pursuant to the LC Commitment.

“LIBOR” shall mean, for any applicable Interest Period with respect to any Eurodollar Loan, the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Reuters Screen LIBOR01 Page (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two (2) Business Days prior to the first day of the Interest Period or if such Reuters Screen LIBOR01 Page is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest reasonably determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. (Atlanta, Georgia time) for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of the Administrative Agent. Anything in the foregoing to the contrary notwithstanding, with respect to the Term B Loans and Term C Loans only, if at any applicable time of determination LIBOR (as determined above) is less than 1.25% per annum, then LIBOR shall be deemed to be 1.25% per annum at such time of determination.

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“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Liquidity” shall mean, on any date of determination, the sum of (a) the Aggregate Revolving Commitment Amount minus the Revolving Credit Exposure plus (b) all unrestricted Cash maintained by Borrowers in any demand or deposit account maintained with the Administrative Agent.

“Loan Account” shall have the meaning specified in Section 2.7(b).

“Loan Documents” shall mean, collectively, this Agreement, the LC Documents, any Guaranty Agreement, the Notes, the Collateral Documents, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, the Fee Letter, the Debt Subordination Agreements and all other intercreditor agreements and subordination agreements in favor of the Secured Parties with respect to the Obligations or Collateral, and any and all other instruments, agreements, documents and writings executed by any Loan Party in connection with any of the foregoing, and any other documents that the Administrative Agent, Fortress and any Borrower agree shall be Loan Documents, but excluding the Fortress Side Letter and any documentation in connection with Bank Product Obligations or Secured Hedging Obligations.

“Loan Parties” shall mean the Borrowers and the Guarantors.

“Loans” shall mean all Revolving Loans, Term Loans, and the Swingline Loans in the aggregate or any of them, as the context shall require.

“Madacy” shall mean Image/Madacy Home Entertainment, LLC, a California limited liability company.

“Margin Stock” shall mean “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or otherwise modified from time to time.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, (a) a material adverse change in, or a material adverse effect upon, the business, condition (financial or otherwise), operations, liabilities (contingent or otherwise), properties or prospects of the Parent and its Restricted Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Loan Parties and their respective Restricted Subsidiaries to perform in any material respect any of their respective obligations under the Loan Documents, taken as a whole, or (c) a material adverse effect upon (i) the legality, validity or enforceability of any of the Loan Documents or (ii) the perfection or priority of any Lien granted to the Administrative Agent or the Lenders for the benefit of the Secured Parties under any of the Collateral Documents.

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“Material Contracts” shall mean (a) those contracts listed on Schedule 4.24 and (b) each other contract, lease, instrument, license or other arrangement to which any Loan Party or any of its Restricted Subsidiaries is a party the termination of which could reasonably be expected to have a Material Adverse Effect, or any agreements replacing any of the foregoing.

“Material Indebtedness” shall mean (a) any Permitted Subordinated Debt and (b) other Indebtedness (other than the Loans but including all Hedging Obligations) of any Loan Party or any of their Restricted Subsidiaries, individually or in an aggregate principal amount exceeding $500,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Maturity Date” shall mean,

(a)          with respect to the Term A Loans and all Obligations with respect thereto, the earlier of (i) the Stated Maturity Date with respect thereto and (ii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise);

(b)          with respect to the Term B Loans and all Obligations with respect thereto, the earlier of (i) the Stated Maturity Date with respect thereto and (ii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise);

(c)          with respect to Revolving Loans and all Obligations with respect thereto, the Revolving Commitment Termination Date;

(d)          with respect to the Term C Loans and all Obligations with respect thereto, the earlier of (i) the Stated Maturity Date with respect thereto and (ii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise); and

(e)          with respect to any Incremental Facility and all Obligations with respect thereto, the earlier of (i) the Stated Maturity Date with respect thereto and (ii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Media Library” shall mean, as of any date of determination, the set or collection of Media Rights used in connection with the businesses of the Borrowers and their Restricted Subsidiaries.

“Media Rights” shall mean, with respect to each Loan Party and its Restricted Subsidiaries, all licensing rights (as licensor and licensee), manufacturing rights, production rights, and distribution rights, and all right, title, and interest of such Persons in patents, trademarks, service marks, copyrights, and other intellectual property rights, in each case, with respect to the film and television production and entertainment programming business of such Persons.

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“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the real properties as to which the Administrative Agent for the benefit of the Secured Parties shall from time to time be granted a Lien pursuant to the Mortgages.

“Mortgages” shall mean all mortgages, deeds of trust, deeds to secure debt executed by any Loan Party in favor of the Administrative Agent.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net ACL Proceeds” shall mean Cash proceeds received by any Loan Party or Restricted Subsidiary after the Closing Date from any ACL Group member, whether pursuant to a dividend, distribution, or otherwise (other than pursuant to Permitted Service Agreements for bona fide services rendered thereunder), net of any amounts attributable to taxes payable by any such Loan Party or Restricted Subsidiary attributable to the receipt of such proceeds, including any and all taxes applicable to the payment or receipt of any dividends or distributions by such Person or taxes applicable to the payment or receipt of any interest by such Person with respect to any Permitted Intercompany Investments.

“Net Cash Proceeds” shall mean Cash proceeds received by any Loan Party or Restricted Subsidiary after the Closing Date from any (a) Disposition, net of (i) the bone fide direct Cash costs incurred in connection with such Disposition to the extent paid to a Person that is a non-Affiliate, (ii) Taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Disposition, (b) property insurance as a result of any loss, damage or destruction of any of its assets, or any condemnation of its assets, net of amounts set forth in clause (iii) above as it relates to such event or (c) issuance of debt or debt securities or Capital Stock, net of brokers’ and advisors’ fees and other out-of-pocket costs incurred in connection with such transaction to the extent paid to a Person that is a non-Affiliate.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Net Royalty Advances” shall mean advances paid for the acquisition of content, less recoupments on royalties earned when product is exploited by the licensee in accordance with GAAP.

“Non-Consenting Lender” shall have the meaning set forth in Section 11.14(d).

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“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-Wholly Owned Subsidiary” shall mean any Restricted Subsidiary that is not a Wholly-Owned Subsidiary.

“Note” shall mean the Revolving Loan Notes (if any) and the Term Loan Notes (if any).

“Notice of Borrowing” shall mean any certificate signed by an authorized signatory of the Borrower Representative requesting a new Borrowing hereunder, which certificate shall be denominated a “Notice of Borrowing,” and shall be in substantially the form of Exhibit D.

“Notice of Conversion/Continuation” shall mean a notice substantially in the form of Exhibit E.

“Obligations” shall mean all amounts owing by the Loan Parties to the Administrative Agent, Issuing Bank, or any Lender or any other Secured Party pursuant to or in connection with this Agreement, any other Loan Document, or with respect to Secured Hedging Obligations or Bank Product Obligations, including, without limitation, (a) all principal (including PIK Amounts) and interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), (b) all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees and expenses of counsel to the Administrative Agent, Fortress and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and (c) all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof; provided, however, that notwithstanding anything to the contrary contained herein, in any other Loan Document, or in any document with respect to Secured Hedging Obligations or Bank Product Obligations, no Secured Hedging Obligations or Bank Product Obligations shall constitute “Obligations” after (i) all Commitments have terminated or expired, (ii) all Obligations (other than Secured Hedging Obligations, Bank Product Obligations and indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination) have been paid in full in cash and (iii) all Letters of Credit have expired or terminated or the LC Exposure has been Cash Collateralized (or as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), in each case of clauses (i), (ii) and (iii), as provided for herein; provided further, however, (1) as to any Secured Hedging Obligations, the same shall only be included within the Obligations if upon the Administrative Agent’s request, the Administrative Agent shall have entered into an agreement, in form and substance satisfactory to Administrative Agent, with the applicable Secured Party with respect to such Secured Hedging Obligation, as acknowledged and agreed to by the Loan Parties, providing for, among other things, the delivery to the Administrative Agent by such Secured Party of information with respect to the amount of such Secured Hedging Obligations from time to time, and (2) as to any Bank Product Obligations, the same shall only be included within the Obligations if the Secured Party providing the applicable Bank Product shall have delivered written notice to the Administrative Agent that (x) such Secured Party has entered into a transaction to provide such Bank Products to a Loan Party and (y) the Bank Product Obligations with respect to such Bank Products constitute Obligations entitled to the benefits of the Liens granted under the Collateral Documents, and the Administrative Agent shall have accepted such notice in writing.

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“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (c) any Synthetic Lease Obligation or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” shall have the meaning specified in the preamble.

“Participant” shall have the meaning specified in Section 11.4(e).

“Participant Register” shall have the meaning specified in Section 11.4(f).

“Patriot Act” shall have the meaning specified in Section 11.13.

“Payment Date” shall mean the last day of each Interest Period for a Eurodollar Loan.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower Representative and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Acquisition” shall mean (a) the Acorn Acquisition, (b) the Image Acquisition and (c) any other Acquisition by the Parent or any of its Restricted Subsidiaries, so long as:

(a)          immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)          such Acquisition has not been opposed by the board of directors of the entity that is selling the Capital Stock or assets to be acquired;

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(c)          all transactions in connection therewith shall be consummated, in all material respects, in accordance with all Requirements of Law, rules or regulations by any Governmental Authorities;

(d)          the entity that is being acquired shall have net income before interest, taxes, depreciation and amortization, with such pro forma adjustments approved by the Administrative Agent and Fortress (“Target EBITDA”), or in the case of assets, the Target EBITDA, with such pro forma adjustments approved by the Administrative Agent and Fortress, attributable to such assets, for the eight Fiscal Quarter period ending immediately prior to the date of such Acquisition of at least $1.00;

(e)          the acquired Person, in the case of an Acquisition of Capital Stock of such Person, or the Person acquiring assets, in the case of an Acquisition of assets of another Person, shall be a Wholly-Owned Subsidiary immediately upon such Acquisition;

(f)          in the case of the acquisition of Capital Stock of (i) a Person that will become a Domestic Subsidiary upon the acquisition thereof, the acquired Person shall immediately become a Domestic Subsidiary and a Loan Party, and (ii) a Person that will become a Foreign Subsidiary upon the acquisition thereof, the acquired Person shall immediately become a Foreign Subsidiary and (to the extent otherwise required by the terms hereof) a Loan Party within ninety (90) days of the acquisition, and, in each such case, the Loan Parties shall have taken, or caused to be taken, each of the actions set forth in Section 5.11 without regard to the time periods set forth therein;

(g)          after giving effect to such Acquisition as if such Acquisition had occurred on the first day of the most recent period of four (4) consecutive Fiscal Quarters and measured as of the last day of the period for which financial statements were delivered in accordance with Section 5.7(a) or (b), (i) the pro forma Senior Leverage Ratio shall be at least 0.35 less than the maximum Senior Leverage Ratio covenant level which is then applicable under Section 6.1, as in effect on such date, (ii) the pro forma Total Leverage Ratio shall be at least 0.35 less than the maximum Total Leverage Ratio covenant level which is then applicable under Section 6.2, as in effect on such date, and (iii) the pro forma Interest Coverage Ratio shall be equal to or greater than the minimum Interest Coverage Ratio covenant level which is then applicable under Section 6.3, as in effect on such date;

(h)          the Borrower Representative shall have delivered to the Administrative Agent at least ten (10) Business Days prior to the consummation of such proposed acquisition (i) a certificate evidencing compliance with clause (g) above and (ii) all relevant financial information with respect to such Acquisition, including, without limitation, the aggregate consideration for such Acquisition, and any other information reasonably required to demonstrate compliance with clause (g) above;

(i)          any Person or assets or division acquired in accordance herewith shall constitute a Permitted Business; and

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(j)          if more than $7,500,000 of Loans are used to finance such Acquisition, the Required Lenders shall have approved such Acquisition in writing.

“Permitted Business” shall mean the business of the Parent and its Restricted Subsidiaries conducted by such Persons as of the Closing Date and media production and distribution businesses reasonably incidental, complementary or related thereto.

“Permitted Encumbrances” shall mean:

(a)          Liens imposed by law for taxes, assessments or governmental charges or levies not yet due or, if due, the obligations with respect to such taxes, assessments or governmental charges or levies are being contested in good faith by appropriate proceedings and adequate reserves therefor are being maintained in accordance with GAAP;

(b)          statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and similar Liens arising by operation of law in the ordinary course of business for amounts not overdue or for amounts which are overdue such amounts are being contested in good faith by appropriate proceedings and for which adequate reserves therefor are being maintained in accordance with GAAP, in each case, so long as such amounts, to the extent overdue, are not in excess of $100,000 in the aggregate at any time;

(c)          pledges and deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)          deposits to secure the performance of bids, tenders, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)          judgment and attachment liens not giving rise to an Event of Default;

(f)          easements, servitudes, rights-of-way, covenants, licenses, encroachments, protrusions, zoning and other restrictions, minor defects or other irregularities in title, other similar encumbrances and Liens securing obligations under operating reciprocal easement or similar agreements with respect to real Property which do not secure Indebtedness, and which do not in any case, adversely interfere in any material respect with the ordinary conduct of the businesses of the Group Members at such Property;

(g)          (1) Liens arising from (and purported Liens evidenced by) the filing of precautionary UCC financing statements relating to personal property leased pursuant to operating leases and (2) any interest or title of such lessors under such operating leases;

(h)          Liens disclosed by the title insurance policies delivered subsequent to the Closing Date and pursuant to Section 5.12 (which Liens are acceptable to Administrative Agent and Fortress in their respective sole discretion) and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the Property that was subject to such Lien prior to such replacement, extension or renewal;

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(i)          (1) the rent deposit deed in favor of Sutherland Walk Development Limited in an amount not to exceed £13,220 and (2) any other Liens on cash for rental deposits or similar arrangements in the ordinary course of business so long as the aggregate amount of such Liens does not exceed $100,000 or the equivalent thereof in any other currency; and

(j)          any netting or set-off arrangement arising in the ordinary course of the Loan Parties’ cash management arrangements.

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness;

“Permitted Holders” shall mean Robert L. Johnson (being the Robert L. Johnson that holds approximately 24.1% of the Capital Stock of Parent as of the Closing Date after giving effect to the Transactions) and his Affiliates.

“Permitted Intercompany Investments” shall mean Investments among the Parent and its Restricted Subsidiaries, or any of them, that meet the following criteria: (a) such Investments are in the form of intercompany loans; (b) such intercompany loans are evidenced by a promissory note that is due and payable on demand, contains market terms, includes prohibitions on amendment or waiver without the consent of the Administrative Agent, and is in form and substance reasonably satisfactory to the Administrative Agent; and (c) such promissory notes (other than any note issued by a Foreign Subsidiary to another Foreign Subsidiary unless and until the Foreign Subsidiary holding such note becomes a Secured Loan Party) are delivered to the Administrative Agent together with appropriate allonges or other documents of transfer to be held as Collateral.

“Permitted Investments” shall mean:

(a)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or the United Kingdom (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States or the United Kingdom), in each case maturing within one year from the date of acquisition thereof;

(b)          commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six (6) months from the date of acquisition thereof;

(c)          certificates of deposit, bankers’ acceptances and time deposits maturing within six (6) months of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of the Administrative Agent or by any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

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(d)          fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)          securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(f)          securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition; and

(g)          shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Liens” shall have the meaning specified in Section 7.2.

“Permitted Refinancing” shall mean as to any Indebtedness, the incurrence of other Indebtedness to refinance, extend, renew, defease, restructure, replace or refund (collectively, “refinance”) such existing Indebtedness; provided that, in the case of such other Indebtedness, the following conditions are satisfied: (a) the weighted average life to maturity of such refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced; (b) the principal amount of such refinancing Indebtedness shall not exceed the principal amount (including any accreted or capitalized amount) then outstanding of the Indebtedness being refinanced, plus any required premiums and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension plus an amount equal to any existing commitments unutilized thereunder; (c) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced; (d) the security, if any, for the refinancing Indebtedness shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness); (e) if the Indebtedness being refinanced, or the Lien securing such Indebtedness, is subordinated to the Obligations or to the Liens granted under the Collateral Documents, the refinancing Indebtedness, or the Liens thereof, shall also be subordinated on terms no less favorable than the Indebtedness being refinanced and the holders of such refinancing Indebtedness have entered into any subordination or intercreditor agreements reasonably requested by the Administrative Agent or Fortress evidencing such subordination; and (f) no material terms (other than interest rate and fees) applicable to such refinancing Indebtedness or, if applicable, the related security or guarantees of such refinancing Indebtedness (including covenants, events of default, remedies, acceleration rights) shall be, taken as a whole, materially more favorable to the refinancing lenders than the terms that are applicable under the instruments and documents governing the Indebtedness being refinanced.

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“Permitted Service Agreement” shall mean one or more agreements between Acorn Productions and any ACL Group member pursuant to which Acorn Productions provides services to such ACL Group member so long as (a) the Borrowers shall have delivered to the Administrative Agent copy of each such agreement prior to the effectiveness thereof and (b) any such agreement is not prohibited by Section 7.8.

“Permitted Subordinated Debt” shall mean unsecured Indebtedness of the Parent owing to one or more of those Persons that were holders of the Capital Stock of Image as of the Closing Date evidenced by the Permitted Subordinated Notes and any Interest Notes (as defined in the Permitted Subordinated Notes) and subject to the Debt Subordination Agreement, in an initial aggregate principal amount not to exceed $14,800,000.

“Permitted Subordinated Notes” shall mean those certain Unsecured Subordinated Promissory Notes dated as of the Closing Date issued by the Parent to Persons that were holders of the Capital Stock of Image as of the Closing Date, in substantially the form of Exhibit K, as the same may be amended, restated, supplemented, or otherwise modified from time to time to the extent expressly permitted by the terms of the applicable Debt Subordination Agreement.

“Person” shall mean any individual, partnership (general or limited), firm, corporation, association, joint venture, limited liability company or partnership, trust or other entity, or any Governmental Authority.

“PIK Amount” shall mean, as of any date specified in Section 2.3(a) with respect to the payment of interest on the Term C Loans, an amount equal to 3.00% per annum of the interest then payable with respect to the outstanding Term C Loans (the “PIK Margin”), which, rather than being paid in Cash when due, shall without action by any party instead be capitalized and treated as additional principal obligations under the Term C Loans subject to the terms of this Agreement, and which shall accrue interest at the same rates (including Default Rates) as are applicable to the Term C Loans under this Agreement, and which shall form part of the Obligations under this Agreement and the other Loan Documents and shall be payable in full (including all PIK Amounts) in Cash, on the Maturity Date with respect to Term C Loans.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, or in respect of which any Loan Party or any Restricted Subsidiary of a Loan Party or any ERISA Affiliate could have any liability.

“Property” shall mean, in respect of any Person, all types of real, personal or mixed property and all types of tangible or intangible property owned or leased by such Person.

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“Proposed Pricing” shall have the meaning specified in Section 2.1(g)(viii).

“Pro Rata Share” shall mean (a) with respect to any Commitment of any Lender at any time for any Class of Loan, a fraction (expressed as a percentage), the numerator of which shall be such Lender’s Commitment for such Class of Loans (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure or Term Loans, as the case may be), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Term Loans, as the case may be, of all Lenders), and (b) with respect to all Commitments of any Lender at any time, a fraction (expressed as a percentage), the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loans and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders) and Term Loans.

“Real Estate” shall have the meaning specified in Section 4.9(a).

“Real Estate Documents” shall mean, collectively, Mortgages covering all Real Estate owned by the Loan Parties, duly executed by each applicable Loan Party, together with (a) title insurance policies, current as-built ALTA/ACSM Land Title surveys certified to the Administrative Agent, zoning letters, building permits and certificates of occupancy, in each case relating to such Real Estate and reasonably satisfactory in form and substance to the Administrative Agent, (b) (i) Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determinations, (ii) notices, in the form required under the Flood Insurance Laws, about special flood hazard area status and flood disaster assistance duly executed by each Loan Party, and (iii) if any improved real property encumbered by any Mortgage is located in a special flood hazard area, a policy of flood insurance that (A) covers such improved real property, (B) is written in an amount not less than the outstanding principal amount of the Indebtedness secured by such Mortgage reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the Flood Insurance Laws, whichever is less, and (C) is otherwise on terms reasonably satisfactory to the Administrative Agent and Fortress, (c) evidence that counterparts of such Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of the Administrative Agent, to create a valid and enforceable first priority Lien (subject to Permitted Encumbrances) on such Real Estate in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law), (d) an opinion of counsel in each state in which such Real Estate is located in form and substance and from counsel reasonably satisfactory to the Administrative Agent, (e) a duly executed Environmental Indemnity with respect thereto, (f) Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-05, and applicable state requirements, dated no more than six (6) months prior to the date of acquisition of such Real Property, prepared by environmental engineers satisfactory to the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent, and such environmental review and audit reports, including Phase II reports, with respect to the subject Real Property of any Loan Party as the Administrative Agent shall have reasonably requested, in each case together with letters executed by the environmental firms preparing such environmental reports, in form and substance reasonably satisfactory to the Administrative Agent, authorizing the Administrative Agent and the Lenders to rely on such reports, and the Administrative Agent shall be reasonably satisfied with the contents of all such environmental reports, (f) if requested by the Administrative Agent, subordination, non-disturbance and attornment agreements from any applicable tenants, and (g) such other reports, documents, instruments and agreements as the Administrative Agent shall reasonably request, each in form and substance reasonably satisfactory to Administrative Agent.

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“Receiver” shall mean a receiver or receiver and manager or administrative receiver of the whole or any part of the collateral subject to Liens under the UK Collateral Documents.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Replacement Event” shall mean, with respect to any Lender, (a) the making of any claim by such Lender under Section 2.8(b), 2.9, 2.14, or 2.15, unless the changing of the Applicable Lending Office by such Lender would obviate the need for such Lender to make future claims under such Section and such Lender promptly (but in any event within ten (10) Business Days) makes such change; (b) such Lender’s becoming a Non-Consenting Lender, or (c) such Lender’s becoming a Defaulting Lender.

“Replacement Lender” shall have the meaning specified in Section 11.14.

“Repricing Event” shall mean (a) any prepayment or repayment of the Term B Loan with the proceeds of, or any conversion of the Term B Loan into, any new or replacement loans bearing interest at an “effective” interest rate that is less than the “effective” interest rate then applicable to the Term B Loan and (b) any amendment to or other modification of this Agreement that effectively reduces the “effective” interest rate then applicable to the Term B Loan (in each case, with “effective” interest rate giving effect to all upfront or similar fees or original issue discount or similar fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity and all interest rate floors).

“Request for Issuance of Letter of Credit” shall mean a notice in substantially the form of Exhibit I.

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“Required Lenders” shall mean, at any time, (a) Lenders holding more than 50% of the aggregate outstanding Revolving Commitments and Term Loans (other than Term B Loans and Term C Loans) at such time, or if such Lenders have no Commitments outstanding, then Lenders holding more than 50% of the Revolving Credit Exposure and Term Loans (other than Term B Loans and Term C Loans), (b) Lenders holding more than 50% of the aggregate outstanding Term B Loans and Term C Loans, and (c) if there are three (3) Lenders or less (but more than one (1) Lender), at least two (2) of such Lenders.

“Required Revolving Credit Lenders” shall mean, at any time, (a) the Revolving Credit Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time, or if such Revolving Credit Lenders have no Commitments outstanding, then Revolving Credit Lenders holding more than 50% of the Revolving Credit Exposure and (b) if there are three (3) Revolving Credit Lenders or less (but more than one (1) Revolving Credit Lender), at least two (2) of such Revolving Credit Lenders.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Residual Excess Cash Flow” shall mean that portion of Consolidated Excess Cash Flow not required to be applied to repay the Obligations pursuant to Section 2.6(c)(iv), as determined at the time such mandatory prepayment was required to be made pursuant to Section 2.6(c)(iv).

“Residual Excess Cash Flow Amount” shall mean, at any time of determination, the sum of (a) Residual Excess Cash Flow for the immediately preceding Fiscal Year minus (b) all Restricted Payments made pursuant to Section 7.4(a)(iv) during the then current Fiscal Year, minus (c) all payments on Permitted Subordinated Debt pursuant to Section 7.4(a)(vi)(D) during the current Fiscal Year.

“Responsible Officer” shall mean, with respect to any Person, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, or, with respect to Foreign Subsidiaries, a director, or such other representative of such Person as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of such Person.

“Restricted Payment” shall have the meaning specified in Section 7.4.

“Restricted Subsidiary” shall mean a Subsidiary of the Parent other than any ACL Group member.

“Revolving Commitment” shall mean, with respect to each Revolving Credit Lender, the obligation of such Lender to make Revolving Loans to the Borrowers and to participate in Letters of Credit in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such schedule may be amended pursuant to Section 11.2, or in the case of a Person becoming a Lender after the Closing Date through an assignment of an existing Revolving Commitment, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, as the same may be increased or decreased pursuant to terms hereof.

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“Revolving Commitment Increase” shall have the meaning specified in Section 2.1(g).

“Revolving Commitment Termination Date” shall mean the earliest of (i) the Stated Maturity Date with respect to Revolving Loans, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.5 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Credit Lenders” shall mean, at any time, Lenders who have Revolving Commitments or who hold Revolving Credit Exposure.

“Revolving Loan” shall mean a loan made by a Lender to the Borrowers under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

“Revolving Loan Notes” shall mean those certain promissory notes issued by the Borrowers to each of the Revolving Credit Lenders that requests a promissory note, in accordance with each such Revolving Credit Lender’s Revolving Commitment, in substantially in the form of Exhibit F.

“RLJ Acquisition” shall have the meaning specified in the preamble.

“RLJ Acquisition Merger Sub” shall have the meaning specified in the preamble.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies.

“SEA” shall have the same meaning as “Exchange Act”.

“Secured Hedging Obligations” shall mean any and all amounts owing or to be owing by any Loan Party (whether direct or indirect), absolute or contingent, due or to become due, now existing or hereafter arising, to any Secured Party under any Hedging Transaction between a Loan Party and such Secured Party; provided, however, if such Secured Party ceases to be a Lender (or an Affiliate of a Lender), “Secured Hedging Obligations” shall include such obligations only to the extent arising from transactions entered into at the time that such Secured Party was a Lender (or an Affiliate of a Lender) under this Agreement.

“Secured Loan Party” shall mean a Loan Party that has executed and delivered a Security Agreement and such other Collateral Documents as are required by the terms of this Agreement.

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“Secured Parties” shall mean (a) the Administrative Agent, (b) the Issuing Bank, (c) each Lender, and (d) each Affiliate of a Lender to which any Secured Hedging Obligation or Bank Product Obligation is owed.

“Security Property” shall mean (a) the Liens expressed to be granted under the UK Collateral Documents in favor of the Administrative Agent as trustee for the Secured Parties and all proceeds of those Liens; (b) all obligations expressed to be undertaken by a Loan Party to pay amounts in respect of the Obligations to the Administrative Agent as trustee for the Secured Parties and secured by the UK Collateral Documents together with all representations and warranties expressed to be given by a Loan Party in favor of the Administrative Agent as trustee for the Secured Parties; and (c) any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Administrative Agent is required by the terms of the UK Collateral Documents to hold as trustee on trust for the Secured Parties.

“Security Agreement” shall mean that certain Pledge and Security Agreement, dated as of the Closing Date, executed by each Loan Party that is a Domestic Subsidiary in favor of the Administrative Agent, for the benefit of the Secured Parties, and each other security agreement executed from time to time in connection herewith.

“Senior Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt (other than Permitted Subordinated Debt) as of such date to (ii) Consolidated Cash Adjusted EBITDA for the four (4) consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements have been received pursuant to Sections 5.7(a) or (b) and (c), as applicable, and a Compliance Certificate delivered pursuant to Section 5.7(d).

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including contingent and prospective liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and is able to pay its debts as they fall due; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s Property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Stated Maturity Date” shall mean (a) with respect to the Term A Loans, October 3, 2017, (b) with respect to the Term B Loans, April 3, 2018, (c) with respect to Revolving Loans, October 3, 2017, (d) with respect to the Term C Loans, April 3, 2018, and (e) with respect to Additional Term Loans, the maturity date agreed to by the Borrower and the Lenders making such Incremental Facility (which, in any event, shall not be earlier than the Stated Maturity Date for the Term A Loans, Term B Loans, Term C Loans, and Revolving Loans).

“STRH” shall have the meaning specified in the preamble.

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“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled (through the ownership of voting equity, by contract, or otherwise), by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Parent.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Credit Lender shall be its Pro Rata Share with respect to the Revolving Commitment of the total Swingline Exposure at such time.

“Swingline Lender” shall mean SunTrust Bank in its capacity as the lender of Swingline Loans.

“Swingline Loan” shall mean a loan made pursuant to Section 2.1(e).

“Swingline Sublimit” shall mean $1,500,000.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like Property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (b) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, other than Excluded Taxes.

“Term A Loan” shall mean the loan made by each Lender with a Term A Loan Commitment to the Borrowers pursuant to Section 2.1(b).

“Term A Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term A Loan hereunder on the Closing Date in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule I. The aggregate principal amount of all Lenders’ Term A Loan Commitments is $25,000,000.

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“Term A Loan Notes” shall mean those certain promissory notes issued by the Borrowers to each of the Lenders with a Term A Loan Commitment that requests a promissory note, in accordance with each such Lender’s Term A Loan Commitment, in substantially in the form of Exhibit H-1.

“Term B Loan” shall mean the loan made by each Lender with a Term B Loan Commitment to the Borrowers pursuant to Section 2.1(c).

“Term B Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term B Loan hereunder on the Closing Date in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule I. The aggregate principal amount of all Lenders’ Term B Loan Commitments is $15,000,000.

“Term B Loan Notes” shall mean those certain promissory notes issued by the Borrowers to each of the Lenders with a Term B Loan Commitment that requests a promissory note, in accordance with each such Lender’s Term B Loan Commitment, in substantially in the form of Exhibit H-2.

“Term C Loan” shall mean the loan made by each Lender with a Term C Loan Commitment to the Borrowers pursuant to Section 2.1(d).

“Term C Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term C Loan hereunder on the Closing Date in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule I. The aggregate principal amount of all Lenders’ Term C Loan Commitments is $15,000,000.

“Term C Loan Notes” shall mean those certain promissory notes issued by the Borrowers to each of the Lenders with a Term C Loan Commitment that requests a promissory note, in accordance with each such Lender’s Term C Loan Commitment, in substantially in the form of Exhibit H-3.

“Term Loan Notes” shall mean, collectively, the Term A Loan Notes, the Term B Loan Notes, the Term C Loan Notes, and the Additional Term Loan Notes, if any.

“Term Loans” shall mean, collectively, the Term A Loans, the Term B Loans, the Term C Loans, and the Additional Term Loans, if any.

“Third Party Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, each applicable Loan Party or Restricted Subsidiary, and a landlord or bailee with possession of any Collateral or leasing or granting the right of use of real property to such Loan Party or such Restricted Subsidiary at which Collateral is located which provides for, among other things, (a) an acknowledgment of the Administrative Agent’s Liens, (b) a subordination or waiver of any Liens granted to or held by such landlord or bailee, (c) access to inspect, sell, or remove such Collateral, and (d) notice of default and right to cure.

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“Total Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated Cash Adjusted EBITDA for the four (4) consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements have been received pursuant to Sections 5.7(a) or (b) and (c), as applicable, and a Compliance Certificate delivered pursuant to Section 5.7(d).

“Transactions” means (a) the execution and delivery by each Loan Party of each Loan Document to which it is a party, (b) the borrowing of the Loans and the issuance of Letters of Credit, (c) the consummation of the Acorn Acquisition, and (d) the consummation of the Image Acquisition.

“Type” when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“UCC” shall mean the Uniform Commercial Code in effect in the State of New York, as amended and in effect from time to time.

“UK Collateral Documents” shall mean all Collateral Documents executed and delivered by any Loan Party organized under the laws of England and Wales.

“UK Insolvency Event” shall mean:

(a)          any UK Relevant Entity is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(b)          the value of the assets of any UK Relevant Entity is less than its liabilities (taking into account contingent and prospective liabilities);

(c)          A moratorium is declared in respect of any indebtedness of any UK Relevant Entity. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium; or

(d)          any corporate action, legal proceedings or other procedure or step is taken in relation to: (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Relevant Entity; (ii) a composition, compromise, assignment or arrangement with any creditor of any UK Relevant Entity; (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any UK Relevant Entity or any of its assets; or (iv) enforcement of any Lien over any assets of any UK Relevant Entity, or any analogous procedure or step is taken in any jurisdiction. This paragraph (d) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

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“UK Relevant Entity” shall mean any Restricted Subsidiary (a) incorporated under the laws of England and Wales or (b) capable of becoming the subject of any order for winding-up or administration under the Insolvency Act of the United Kingdom.

“Unrecognized Retiree Welfare Liability” shall mean, with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) that provides postretirement benefits other than pension benefits, the amount of the transition obligation, as determined in accordance with Statement of Financial Accounting Standards No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” as of the most recent valuation date, that has not been recognized as an expense in the income statement of the Borrowers and their Restricted Subsidiaries, provided that (a) prior to the date such Statement is applicable to any such Person, such amount shall be based on an estimate made in good faith of the transition obligation, and (b) for purposes of determining the aggregate amount of the Unrecognized Retiree Welfare Liability, Plans maintained by a Restricted Subsidiary that is not otherwise an ERISA Affiliate shall be included.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose Capital Stock (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owned at such time 100% of the Capital Stock of such partnership, limited liability company, association, joint venture or other entity such time. Unless otherwise indicated, all references to “Wholly-Owned Subsidiary” hereunder shall mean a Wholly-Owned Subsidiary of the Parent.

“Wholly-Owned Subsidiary Loan Party” shall mean any Loan Party that is a Wholly-Owned Subsidiary of the Parent.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2.          Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”, “Term Loan” or “Swingline Loan”) or by Type (e.g., a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g., “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g., “Revolving Borrowing”) or by Type (e.g., “Eurodollar Borrowing”) or by Class and Type (e.g., “Revolving Eurodollar Borrowing”).

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Section 1.3.          Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated and consolidating financial statement(s) of the Borrowers delivered pursuant to Section 4.15(a) or Section 5.7(a); provided, that if the Borrower Representative notifies the Administrative Agent that the Borrowers wish to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders wish to amend Article VI for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to the Borrowers and the Required Lenders. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, (a) all financial covenants shall continue to be calculated or construed as if such change in GAAP had not occurred and (b) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, all financial covenants contained herein shall be calculated without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof. With respect to entities organized in a jurisdiction outside the United States and any accounting determinations to be made hereunder on a basis other than on a consolidated basis, GAAP shall mean generally accepted accounting principles of such jurisdiction, applied on a consistent basis in accordance with such entities’ past practices.

Section 1.4.          Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may have been or hereafter be from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (d) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (e) all references to a specific time shall be construed to refer to Atlanta, Georgia, time, unless otherwise indicated.

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ARTICLE II

THE LOANS AND LETTERS OF CREDIT

Section 2.1.          Extensions of Credit.

(a)          The Revolving Loans. Each Revolving Credit Lender agrees, severally in accordance with its Revolving Commitment and not jointly with the other Revolving Credit Lenders, upon the terms and subject to the conditions of this Agreement, to lend and relend to the Borrowers, from time to time on any Business Day prior to the Revolving Commitment Termination Date, amounts which do not exceed such Revolving Credit Lender’s Revolving Commitment as of such Business Day. Subject to the terms and conditions hereof and prior to the Revolving Commitment Termination Date, Borrowings under the Revolving Commitments may be repaid and reborrowed from time to time on a revolving basis. At no time shall any Lender be required to make any Revolving Loans if the making of such Loan would cause the Revolving Credit Exposure of all Lenders to exceed the Aggregate Revolving Commitment Amount.

(b)          Term A Loans. Each Lender having a Term A Loan Commitment agrees, severally in accordance with its Term A Loan Commitment and not jointly with the other Lenders having Term A Loan Commitments, upon the terms and subject to the conditions of this Agreement, to make a single loan to the Borrowers on the Closing Date in a principal amount not to exceed the Term A Loan Commitment of such Lender; provided, that if for any reason the full amount of such Lender’s Term A Loan Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be terminated. The Term A Loans may be, from time to time, Base Rate Borrowings or Eurodollar Borrowings or a combination thereof; provided, that on the Closing Date all Borrowings of the Term A Loans shall be Base Rate Borrowings unless the Borrowers have executed a funding indemnity letter in favor of the applicable Lenders in form and substance satisfactory to the Administrative Agent. The execution and delivery of this Agreement by the Borrowers and the satisfaction of all conditions precedent pursuant to Article III shall be deemed to constitute the Borrowers’ request to borrow the Term A Loans on the Closing Date. Once repaid, Term A Loans under the Term A Loan Commitment may not be reborrowed.

(c)          Term B Loans. Each Lender having a Term B Loan Commitment agrees, severally in accordance with its Term B Loan Commitment and not jointly with the other Lenders having Term B Loan Commitments, upon the terms and subject to the conditions of this Agreement, to make a single loan to the Borrowers on the Closing Date in a principal amount not to exceed the Term B Loan Commitment of such Lender; provided, that if for any reason the full amount of such Lender’s Term B Loan Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be terminated. The Term B Loans may be, from time to time, Base Rate Borrowings or Eurodollar Borrowings or a combination thereof; provided, that on the Closing Date all Borrowings of the Term B Loans shall be Base Rate Borrowings unless the Borrowers have executed a funding indemnity letter in favor of the applicable Lenders in form and substance satisfactory to the Lenders having Term B Loan Commitments. The execution and delivery of this Agreement by the Borrowers and the satisfaction of all conditions precedent pursuant to Article III shall be deemed to constitute the Borrowers’ request to borrow the Term B Loans on the Closing Date. Once repaid, Term B Loans under the Term B Loan Commitment may not be reborrowed.

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(d)          Term C Loans. Each Lender having a Term C Loan Commitment agrees, severally in accordance with its Term C Loan Commitment and not jointly with the other Lenders having Term C Loan Commitments, upon the terms and subject to the conditions of this Agreement, to make a single loan to the Borrowers on the Closing Date in a principal amount not to exceed the Term C Loan Commitment of such Lender; provided, that if for any reason the full amount of such Lender’s Term C Loan Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be terminated. The Term C Loans may be, from time to time, Base Rate Borrowings or Eurodollar Borrowings or a combination thereof; provided, that on the Closing Date all Borrowings of the Term C Loans shall be Base Rate Borrowings unless the Borrowers have executed a funding indemnity letter in favor of the applicable Lenders in form and substance satisfactory to the Lenders having Term C Loan Commitments. The execution and delivery of this Agreement by the Borrowers and the satisfaction of all conditions precedent pursuant to Article III shall be deemed to constitute the Borrowers’ request to borrow the Term C Loans on the Closing Date. Once repaid, Term C Loans under the Term C Loan Commitment may not be reborrowed.

(e)          Swingline Loans. Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.2(g), the Swingline Lender, in its sole and absolute discretion, may from time to time on any Business Day after the Closing Date but prior to the Revolving Commitment Termination Date, make Swingline Loans to the Borrowers in an aggregate amount not to exceed the lesser of (i) the Swingline Sublimit as of such Business Day and (ii) the difference between the Aggregate Revolving Commitment and the Revolving Credit Exposures at such date. Each Swingline Loan shall be due and payable on the maturity thereof, provided that in no event shall such maturity be later than the seventh Business Day succeeding the date the Swingline Loan is made.

(f)          The Letters of Credit. Subject to the terms and conditions of this Agreement, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrowers, from time to time on any Business Day prior to the date that is thirty (30) days prior to the Revolving Commitment Termination Date, pursuant to Section 2.16, in an outstanding face amount not to exceed, with respect to the issuance of any individual Letter of Credit as of any Business Day, the Available Letter of Credit Amount as of such Business Day.

(g)          Incremental Facility.

(i)          Request for Increase. Upon written notice (the “Increase Notice”) to the Administrative Agent (who shall promptly notify the Lenders and provide the Lenders with access to a copy of the Increase Notice), the Borrowers may, at any time and from time to time on or prior to the latest Maturity Date (or, with respect to a Revolving Commitment Increase, the Revolving Commitment Termination Date), request (1) an increase in the Aggregate Revolving Commitment Amount (a “Revolving Commitment Increase”) and/or (2) additional term loans (the “Additional Term Loans”; any Revolving Commitment Increase or Additional Term Loans, each, an “Incremental Facility”) by an amount not exceeding $25,000,000 in the aggregate; provided that increases in the Aggregate Revolving Commitment Amount shall not exceed $5,000,000 in the aggregate. The Borrowers (in consultation with the Administrative Agent) shall specify in the Increase Notice (x) the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date on which the Increase Notice was provided to such Lenders by the Administrative Agent), (y) the amount of the requested Incremental Facility, which amount shall not be less than $5,000,000 per request, and (z) the date on which such Revolving Commitment Increase is requested to become effective and/or Additional Term Loans are to be funded.

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(ii)         Lender Elections to Increase. No Lender shall have any obligation to provide any Incremental Facility requested by the Borrowers under this Section 2.1(g). Any Lender who wishes to increase its Revolving Commitment and/or provide Additional Term Loans must provide to the Administrative Agent, within the time period specified in the Increase Notice, a written commitment for the amount of such Lender’s increased Revolving Commitment and/or Additional Term Loans. With respect to any Revolving Commitment Increase, each existing Revolving Credit Lender shall have the right (but not the obligation) to provide such Revolving Commitment Increase in proportion to its Pro Rata Share of the Revolving Commitment prior to giving effect to such Revolving Commitment Increase. With respect to any Additional Term Loans, each existing Lender with Term Loans outstanding shall have the right (but not the obligation) to provide such Additional Term Loans in proportion to its Pro Rata Share of the Term Loans outstanding prior to giving effect to such Additional Term Loans. Any Lender that does not provide its written commitment within the time period specified in the Increase Notice shall be deemed to have declined to increase its Revolving Commitment and/or provide Additional Term Loans.

(iii)        Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower Representative and each Lender of the Lenders’ responses to each request under Section 2.1(g)(ii). If the aggregate Incremental Facility participated in by the existing Lenders is less than the requested Incremental Facility, then to achieve the full amount of the requested Incremental Facility, and subject to the approval of the Administrative Agent and Fortress (which approval shall not be unreasonably withheld or delayed), the Borrowers may also invite any Affiliate of a Lender, an Approved Fund or any other Person that, if such Person were to become a Lender by assignment, such Person would be permitted to join this Agreement as an assignee in accordance with Section 11.4(b) (each, an “Eligible Additional Lender”), to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

(iv)        Effective Date and Allocations. If the Aggregate Revolving Commitment Amount is increased and/or Additional Term Loans are provided in accordance with this Section 2.1(g), the Administrative Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Facility (which allocations shall be made in accordance with this Section 2.6). The Administrative Agent shall promptly notify the Borrower Representative and the Lenders, including any proposed new lenders, of the final allocation of such Incremental Facility and the Increase Effective Date. From and after the Increase Effective Date, subject to the satisfaction of the conditions specified in Section 2.1(g)(v) below, the Aggregate Revolving Commitment Amount shall be increased and/or Additional Term Loans shall be made and the new lenders, if any, shall be Lenders for all purposes under this Agreement. On the Increase Effective Date, the Borrowers and each Lender that is increasing its Revolving Commitment and/or making Additional Term Loans, each Eligible Additional Lender that is becoming an additional Lender and the Loan Parties shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify (including any Assignment and Acceptances and new or replacement Revolving Loan Notes and/or Additional Term Loan Notes, as requested by the applicable Lenders) to give effect to the increase in the Aggregate Revolving Commitment Amount and/or the Additional Term Loans. This Agreement shall be deemed amended to the extent (but only to the extent) necessary to increase the Aggregate Revolving Commitment Amount and/or provide for the Additional Term Loans in accordance with this Section 2.1(g) and any increase to pricing in accordance with Section 2.1(g)(viii) below and such amendment shall only require the consent of the Borrowers and Administrative Agent, except to the extent that a specific Lender’s consent is otherwise required with respect to an issuance by such Lender of any commitment for an Incremental Facility.

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(v)         Conditions to Effectiveness of Increase. As a condition precedent to such Incremental Facility, the Borrowers shall deliver to the Administrative Agent a certificate (A) dated as of the Increase Effective Date signed by the chief financial officer or an officer with similar responsibilities of the Borrower Representative approving or consenting to such Incremental Facility, (B) certifying that the resolutions authorizing such Incremental Facility are true, correct, and effective as of the Increase Effective Date, and (C) certifying that, before and after giving effect to such Incremental Facility, (1) the representations and warranties contained in Article IV and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Increase Effective Date, except to the extent that such representations and warranties expressly relate solely to an earlier date in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date, (2) no Default or Event of Default exists and is continuing, (3) all of the other conditions precedent set forth in Section 3.2 have been satisfied, and (4) the Borrowers are in compliance with the covenants set forth in Article VI hereof (and attaching evidence reasonably satisfactory to the Administrative Agent demonstrating pro forma compliance therewith). The Borrowers shall, at the request of the Administrative Agent, deliver such opinions of counsel as the Administrative Agent may request in its reasonable discretion in connection with such Incremental Facility. In the event of an increase in the Aggregate Revolving Commitment Amount in accordance with this Section 2.1(g), the Borrowers shall prepay any Revolving Loans outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Pro Rata Shares of the Aggregate Revolving Commitment arising from any nonratable increase in the Aggregate Revolving Commitment Amount under this Section (and the Borrowers shall be liable for any costs arising therefrom under Section 2.9).

(vi)        Provisions with Respect to Additional Term Loans. Additional Term Loans shall (A) for all purposes be Term Loans and Obligations hereunder and under the Loan Documents, (B) bear interest at any interest rate agreed upon by the Borrowers and the Lenders making such Additional Term Loans, (C) rank pari passu with the other Loans for purposes of Sections 2.11 and 8.1 hereof, (D) in no event have a maturity date prior to the latest occurring Stated Maturity Date for the Term A Loans and Term B Loans, (E) be repaid as agreed to by the Borrowers and the Lenders making such Additional Term Loans, so long as the weighted average life to maturity of the Additional Term Loans is not earlier than the weighted average life to maturity of the Term A Loans, Term B Loans or Term C Loans, and (F) be on such other terms reasonably acceptable to the Administrative Agent, Fortress and the Borrowers.

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(vii)       Provisions with Respect to Revolving Commitment Increases. Revolving Loans made under the increased Aggregate Revolving Commitment Amount shall (A) for all purposes be Revolving Loans and Obligations hereunder and under the Loan Documents, (B) bear interest at any interest rate agreed upon by the Borrowers and the Lenders making such Revolving Loans, and (C) rank pari passu with the other Revolving Loans for purposes of Sections 2.11 and 8.1 hereof.

(viii)      Pricing. To the extent that the interest rate margins, upfront fees, original issue discount (calculated based on a four year weighted average life to maturity) and any LIBOR floor applicable to any Additional Term Loans or Revolving Loans made under the increased Aggregate Revolving Commitment Amount (but excluding any arrangement fees paid to the arrangers for such Incremental Facility in their capacity as such and not in their capacity as a lender thereunder) (“Proposed Pricing”) is greater than the interest rate margin, upfront fees, original issue discount (calculated based on a four year weighted average life to maturity) and the LIBOR floor then applicable to any existing Term Loans (or any Class thereof) or Revolving Loans, as applicable (“Existing Pricing”), then the interest rate margin and any LIBOR floor for the applicable existing Term Loans (or any Class thereof) or Revolving Loans, as applicable, shall be increased to an amount which results in Existing Pricing thereafter being economically equivalent to the Proposed Pricing as reasonably determined by the Administrative Agent.

Section 2.2.          Manner of Borrowing and Disbursement of Loans.

(a)          Choice of Interest Rate, etc. Any Borrowing shall, at the option of the Borrowers, be made either as a Base Rate Borrowing or as a Eurodollar Borrowing; provided, however, that if the Borrower Representative fails to give the Administrative Agent written notice specifying whether a Eurodollar Borrowing is to be repaid, continued or converted on a Payment Date, such Borrowing shall be converted to a Base Rate Borrowing on the Payment Date in accordance with Section 2.3(a)(iii); and the Borrower Representative may not select a Eurodollar Borrowing (A) on the Closing Date unless the Borrowers shall have executed a funding indemnity letter in favor of the applicable Lenders in form and substance satisfactory to such Lender, (B) with respect to Swingline Loans, (C) with respect to a Borrowing, the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.16, or (D) if, at the time of such Borrowing or at the time of the continuation of, or conversion to, a Eurodollar Borrowing pursuant to Section 2.2(c), a Default or Event of Default exists. Any notice given to the Administrative Agent in connection with a requested Borrowing hereunder shall be given to the Administrative Agent prior to 12:00 noon (Atlanta, Georgia, time) in order for such Business Day to count toward the minimum number of Business Days required.

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(b)          Base Rate Borrowings.

(i)          Initial and Subsequent Borrowings. The Borrower Representative shall give the Administrative Agent in the case of any Base Rate Borrowing irrevocable notice by telephone not later than 12:00 noon (Atlanta, Georgia, time) one Business Day prior to the date of such Borrowing (other than with respect to any Base Rate Borrowing made on the Closing Date, which such irrevocable notice may be given not later than 12:00 noon (Atlanta, Georgia, time) on the Closing Date) and shall immediately confirm any such telephone notice with a written Notice of Borrowing; provided, however, that the failure by the Borrower Representative to confirm any notice by telephone with a written Notice of Borrowing shall not invalidate any notice so given. Except for deemed Borrowings made under Section 2.2(f), each Borrowing that is a Base Rate Borrowing shall be in a principal amount of no less than $250,000 and in an integral multiple of $50,000 in excess thereof.

(ii)         Repayments and Conversions. The Borrower Representative may (A) subject to Section 2.5, at any time without prior notice repay a Base Rate Borrowing or (B) upon at least three (3) Business Days irrevocable prior written notice to the Administrative Agent in the form of a Notice of Conversion/Continuation, convert all or a portion of the principal of any Base Rate Borrowing to one or more Eurodollar Borrowings. Upon the date indicated by the Borrower Representative, such Base Rate Borrowing shall be so repaid or converted.

(c)          Eurodollar Borrowings.

(i)          Initial and Subsequent Borrowings. The Borrower Representative shall give the Administrative Agent in the case of any Eurodollar Borrowings irrevocable notice by telephone not later than 12:00 noon (Atlanta, Georgia, time) three (3) Business Days prior to the date of such Eurodollar Borrowing and shall immediately confirm any such telephone notice with a written Notice of Borrowing; provided, however, that the failure by the Borrower Representative to confirm any notice by telephone with a written Notice of Borrowing shall not invalidate any notice so given.

(ii)         Repayments, Continuations and Conversions. At least three (3) Business Days prior to each Payment Date for a Eurodollar Borrowing, the Borrower Representative shall give the Administrative Agent written notice in the form of a Notice of Conversion/Continuation specifying whether all or a portion of such Eurodollar Borrowing outstanding on such Payment Date is to be continued in whole or in part as one or more new Eurodollar Borrowings and also specifying the new Interest Period applicable to each such new Eurodollar Borrowing (and subject to the provisions of this Agreement, upon such Payment Date, such Eurodollar Borrowing shall be so continued). Upon such Payment Date, any Eurodollar Borrowing (or portion thereof) not so continued shall be converted to a Base Rate Borrowing or, subject to Section 2.5, be repaid.

(iii)        Miscellaneous. Notwithstanding any term or provision of this Agreement which may be construed to the contrary, (A) each Eurodollar Borrowing shall be in a principal amount of no less than $250,000 and in an integral multiple of $50,000 in excess thereof, (B) at no time shall the aggregate number of all Eurodollar Borrowings then outstanding exceed (i) with respect to Revolving Loans, three (3) and (ii) with respect to Term Loans, twelve (12), and (C) with respect to the initial Interest Period for the Term B Loans and Term C Loans made on the Closing Date, the Interest Period therefor shall be one month.

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(d)          Notification of Lenders. Upon receipt of a (i) Notice of Borrowing or a telephone or telecopy Notice of Borrowing, (ii) notification from the Issuing Bank that a draw has been made under any Letter of Credit (unless the Issuing Bank will be reimbursed through the funding of a Swingline Loan), or (iii) notice from the Borrower Representative with respect to the prepayment of any outstanding Eurodollar Borrowing prior to the Payment Date for such Borrowing, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of each Lender’s portion of any such Borrowing. Each Lender shall, not later than 11:00 a.m. (Atlanta, Georgia, time) on the date specified for such Borrowing (under clause (i) or (ii) above) in such notice, make available to the Administrative Agent at the Payment Office, or at such account as the Administrative Agent shall designate, the amount of such Lender’s portion of the Borrowing in immediately available funds.

(e)          Disbursement. Prior to 3:00 p.m. (Atlanta, Georgia, time) on the date of a Borrowing hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article III, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (i) transferring the amounts so made available by wire transfer to the Parent’s general deposit account maintained with the Administrative Agent or such other account of any Borrower as the Borrower Representative may designate in any Notice of Borrowing or (ii) in the case of a Borrowing the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.16, transferring such amounts to such Issuing Bank. Unless the Administrative Agent shall have received notice from a Lender prior to 11:00 a.m. (Atlanta, Georgia, time) on the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Borrowing and the Administrative Agent may, in its sole and absolute discretion and in reliance upon such assumption, make available to the Borrowers or the Issuing Bank, as applicable, on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers or the Issuing Bank, as applicable, until the date such amount is repaid by such Lender to the Administrative Agent, (x) for the first two (2) Business Days, at the Federal Funds Rate for such Business Days, and (y) thereafter, at the Base Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Borrowing for purposes of this Agreement and if both such Lender and the Borrowers shall pay and repay such corresponding amount, the Administrative Agent shall promptly relend to the Borrowers such corresponding amount. If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Borrower Representative and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The failure of any Lender to fund its portion of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Borrowing on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.

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(f)          Deemed Notice of Borrowing. Unless payment is otherwise timely made by the Borrowers, the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, interest, premiums, fees, reimbursable expenses or other sums payable hereunder shall be deemed irrevocably to be a Notice of Borrowing on the due date of, and in an aggregate amount required to pay, such principal, interest, premiums, fees, reimbursable expenses or other sums payable hereunder, and the proceeds of a Revolving Loan made pursuant thereto may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as a Base Rate Borrowing. The Lenders shall have no obligation to the Borrowers to honor any deemed Notice of Borrowing under this Section 2.2(f) unless all the conditions set forth in Section 3.2 have been satisfied, but, with the consent of the Required Revolving Credit Lenders, may do so in their sole and absolute discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default or the failure by the Borrowers to satisfy any of the conditions set forth in Section 3.2. No further authorization, direction or approval by the Borrowers shall be required to be given by the Borrowers for any deemed Notice of Borrowing under this Section 2.2(f). The Administrative Agent shall promptly provide to the Borrower Representative written notice of any Borrowing pursuant to this Section 2.2(f).

(g)          Special Provisions Pertaining to Swingline Loans.

(i)          The Borrowers shall give the Swingline Lender written notice in the form of a Notice of Borrowing, or notice by telephone no later than 1:00 p.m. (Atlanta, Georgia, time) on the date on which the Borrowers wish to receive a Borrowing of any Swingline Loan followed immediately by a written Notice of Borrowing, with a copy to the Administrative Agent; provided, however, that the failure by the Borrower Representative to confirm any notice by telephone with a written Notice of Borrowing shall not invalidate any notice so given; provided further, however, that any request by the Borrower Representative of a Base Rate Borrowing under the Aggregate Revolving Commitment shall be deemed to be a request for a Swingline Loan unless the Borrower Representative specifically requests otherwise. Each Swingline Loan shall bear interest as a Base Rate Borrowing. If the Swingline Lender, in its sole and absolute discretion, elects to make the requested Swingline Loan, the Swingline Loan shall be made on the date specified in the telephone notice or the Notice of Borrowing and such telephone notice or Notice of Borrowing shall specify (i) the amount of the requested Swingline Loan and (ii) instructions for the disbursement of the proceeds of the requested Swingline Loan. Each Swingline Loan shall be subject to all the terms and conditions applicable to Revolving Loans, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. The Swingline Lender shall have no duty or obligation to make any Swingline Loans hereunder; provided that, subject to the applicable terms and conditions of this Agreement, if the Swingline Lender declines to make a requested Swingline Loan, such Loan request shall be treated as a request for a Revolving Loan. The Swingline Lender shall not make any Swingline Loans if the Swingline Lender has received written notice from any Revolving Credit Lender (or the Swingline Lender has actual knowledge) that one or more applicable conditions precedent set forth in Section 3.2 will not be satisfied (or waived pursuant to the last sentence of Section 11.2) on the requested Borrowing date. In the event the Swingline Lender in its sole and absolute discretion elects to make any requested Swingline Loan, the Swingline Lender shall make the proceeds of such Swingline Loan available to the Borrowers by deposit of Dollars in same day funds by wire transfer to the Parent’s general deposit account maintained with the Administrative Agent.

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(ii)         The Swingline Lender shall notify the Administrative Agent and each Revolving Credit Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Swingline Loans outstanding as of 3:00 p.m. (Atlanta, Georgia, time) as of such date and each Revolving Credit Lender’s Pro Rata Share (based on the Aggregate Revolving Commitment) thereof. Each Revolving Credit Lender shall before 11:00 a.m. (Atlanta, Georgia, time) on the next Business Day make available to the Administrative Agent, in immediately available funds, the amount of its Pro Rata Share (based on the Aggregate Revolving Commitment) of such principal amount of Swingline Loans outstanding. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall be deemed to have made a Revolving Loan to the Borrowers, notwithstanding any failure of the Borrowers to satisfy the conditions in Section 3.2. Each Revolving Loan so made shall bear interest as a Base Rate Borrowing. The Administrative Agent shall use such funds to repay the principal amount of Swingline Loans to the Swingline Lender. Additionally, if at any time any Swingline Loans are outstanding, any of the events described in clauses (g) or (h) of Section 8.1 shall have occurred, then each Revolving Credit Lender shall, automatically upon the occurrence of such event and without any action on the part of the Swingline Lender, the Borrowers, the Administrative Agent or the Revolving Credit Lenders, be deemed to have purchased an undivided participation in the principal and interest of all Swingline Loans then outstanding in an amount equal to such Revolving Credit Lender’s Pro Rata Share of the principal and interest of all Swingline Loans then outstanding and each Revolving Credit Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent for the account of the Swingline Lender in immediately available funds, the amount of such Revolving Credit Lender’s participation (and upon receipt thereof, the Swingline Lender shall deliver to such Revolving Credit Lender a loan participation certificate dated the date of receipt of such funds in such amount). The disbursement of funds in connection with the settlement of Swingline Loans hereunder shall be subject to the terms and conditions of Section 2.2(e).

Section 2.3.          Interest.

(a)          On Loans. Interest on the Loans, subject to Sections 2.3(b) and (c), shall be payable as follows:

(i)          On Base Rate Borrowings. Interest on each Base Rate Borrowing shall be payable in Cash quarterly in arrears on the last day of each calendar quarter for such calendar quarter, commencing with the first calendar quarter beginning after the Closing Date; provided, that, at all times other than upon the Maturity Date with respect to Term C Loans, that portion of accrued interest constituting the PIK Margin with respect to the Term C Loans shall not be paid in cash but shall be paid on the due date thereof by capitalizing such interest in the manner set forth in the definition of PIK Amount. Interest on Base Rate Borrowings then outstanding shall also be due and payable in Cash on the applicable Maturity Date and, with regard to Revolving Loans, on the Revolving Commitment Termination Date (or, in any event, the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Base Rate Borrowing at the simple per annum interest rate equal to the sum of (A) the Base Rate and (B) the Applicable Margin for Base Rate Borrowings.

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(ii)         On Eurodollar Borrowings. Interest on each Eurodollar Borrowing shall be payable in Cash in arrears on (x) the Payment Date for such Borrowing, and (y) if the Interest Period for such Borrowing is greater than three (3) months, on the last day of each three month period commencing on the initial date of such Interest Period and on the last day of the applicable Interest Period for such Borrowing; provided, that, at all times other than upon the Maturity Date with respect to Term C Loans, that portion of accrued interest constituting the PIK Margin with respect to the Term C Loans shall not be paid in Cash but shall be paid on the due date thereof by capitalizing such interest in the manner set forth in the definition of PIK Amount. Interest on Eurodollar Borrowings then outstanding shall also be due and payable in Cash on the applicable Maturity Date and, with regard to Revolving Loans, on the Revolving Commitment Termination Date (or, in any event, the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Eurodollar Borrowing at a rate per annum equal to the sum of (A) the Adjusted LIBO Rate applicable to such Eurodollar Borrowing and (B) the Applicable Margin for Eurodollar Borrowings.

(iii)        If No Notice of Selection of Interest Rate. If the Borrower Representative fails to give the Administrative Agent timely notice of its selection of the Base Rate or Adjusted LIBO Rate, or if for any reason a determination of Adjusted LIBO Rate for any Borrowing is not timely concluded, the Base Rate shall apply to such Borrowing. If the Borrower Representative fails to elect to continue any Eurodollar Borrowing then outstanding prior to the last Payment Date applicable thereto in accordance with the provisions of Section 2.2, as applicable, such Eurodollar Borrowing shall be converted to a Base Rate Borrowing on the last Payment Date applicable thereto and the Base Rate shall apply to such Borrowing commencing on and after such Payment Date.

(iv)        Calculation of Interest. Interest on all Borrowings shall be computed for the actual number of days elapsed on the basis of a hypothetical year of three hundred sixty (360) days, provided that interest accruing based on the Administrative Agent’s prime lending rate shall be computed for the actual number of days elapsed on the basis of a hypothetical year of three hundred sixty five/three hundred sixty six (365/366) days.

(b)          Upon Default. During the existence and continuation of an Event of Default, interest on the outstanding Obligations (including PIK Amounts to the extent capitalized) may, at Administrative Agent’s election, and shall, at the written request of the Required Lenders, accrue at the Default Rate; provided, however, that the Default Rate shall automatically be deemed to have been invoked at all times when the Obligations have been accelerated or deemed accelerated pursuant to Section 8.1. Interest accruing at the Default Rate shall be payable on demand and in any event on the applicable Maturity Date (or the date of any earlier prepayment in full of the Obligations) and shall accrue until the earliest to occur of (i) waiver of the applicable Event of Default in accordance with Section 11.2, (ii) agreement by the Required Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations. The Lenders shall not be required to (A) accelerate the maturity of the Loans, (B) terminate the Revolving Commitments, or (C) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.

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(c)          Computation of Interest. Interest on the principal amount of all Borrowings shall accrue from and including the date such Borrowings are made to but excluding the date of any repayment thereof. Interest on any Borrowing which is converted into a Borrowing of another Type or which is repaid or prepaid (other than payments on Revolving Loans) shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof.

(d)          Determination and Notice. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower Representative and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.4.          Fees.

(a)          Fee Letter. The Borrowers agree to pay to the Administrative Agent (for its account and the account of the Lenders, as applicable) such fees as are set forth in the Fee Letter at the times specified therein.

(b)          Commitment Fees. The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Credit Lender, a commitment fee on the average daily amount of the unused Revolving Commitment of such Lender during the Availability Period, which shall accrue at 0.50% per annum. For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of such Lender’s Revolving Credit Exposure (excluding Swingline Exposure). Such commitment fees shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable in arrears on the last day of each calendar quarter for such calendar quarter, commencing with the first calendar quarter beginning after the Closing Date, and if then unpaid, on the Revolving Commitment Termination Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.

(c)          Letter of Credit Fees.

(i)          The Borrowers shall pay to the Administrative Agent for the account of the Revolving Credit Lenders, in accordance with their Pro Rata Shares, a fee on the aggregate stated amount of any outstanding Letters of Credit for each day from the issuance date of any Letter of Credit through the date such Letter of Credit is no longer outstanding, at a rate per annum on such aggregate stated amount equal to the Applicable Margin in effect from time to time with respect to Eurodollar Borrowings, plus, at all times when the Default Rate is in effect, 2.00%. Such Letter of Credit fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable quarterly in arrears for each calendar quarter on the last day of such calendar quarter, commencing with the first calendar quarter ending after the Closing Date, and if then unpaid, on the Revolving Commitment Termination Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.

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(ii)         The Borrowers shall also pay to the Administrative Agent, for the account of the Issuing Bank, (A) a fee on the aggregate stated amount of each Letter of Credit for each day from the issuance date of such Letter of Credit through the stated expiration date of each such Letter of Credit (whether such date is the stated expiration date of such Letter of Credit at the time of the original issuance thereof or the stated expiration date of such Letter of Credit upon any renewal thereof) at a rate of three-eighths of one percent (0.375%) per annum, which fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days and shall be payable quarterly in arrears on the last day of each calendar quarter during which such Letter of Credit is outstanding for any portion of such quarter, and (B) any reasonable and customary fees charged by the Issuing Bank for issuance and administration of such Letters of Credit, which fees shall be payable on demand. The foregoing fees shall be fully earned when due, and non-refundable when paid.

(d)          OID.

(i)          Borrowers and each Lender making a Term B Loan agree that on the Closing Date, the Borrowers shall receive proceeds of the Term B Loans based on a purchase price of 97.75% of the principal amount thereof. For the avoidance of doubt, Lenders making Term B Loans shall advance to the Borrowers an amount equal to 97.75% of its ratable share of the Term B Loans as of such date in exchange for the Borrowers’ obligations to repay in full the face amount of such Loans, plus interest accrued thereon in accordance with the terms hereof.

(ii)         Borrowers and each Lender making a Term C Loan agree that on the Closing Date, the Borrowers shall receive proceeds of the Term C Loans based on a purchase price of 95.00% of the principal amount thereof. For the avoidance of doubt, Lenders making Term C Loans shall advance to the Borrowers an amount equal to 95.00% of its ratable share of the Term C Loans as of such date in exchange for the Borrowers’ obligations to repay in full the face amount of such Loans (including all PIK Amounts), plus interest accrued thereon in accordance with the terms hereof.

(e)          Computation of Fees; Additional Terms Relating to Fees. In computing any fees payable under this Section 2.4, the first day of the applicable period shall be included and the date of the payment shall be excluded. All fees payable under or in connection with this Agreement and the other Loan Documents shall be deemed fully earned when and as they become due and payable and, once paid, shall be non-refundable, in whole or in part.

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Section 2.5.          Cancellation of Commitments; Voluntary Prepayment.

(a)          Unless previously terminated, all Revolving Commitments and the LC Commitment shall terminate on the Revolving Commitment Termination Date. The Term A Loan Commitments shall terminate on the Closing Date upon the making of the Term A Loans pursuant to Section 2.1. The Term B Loan Commitments shall terminate on the Closing Date upon the making of the Term B Loans pursuant to Section 2.1. The Term C Loan Commitments shall terminate on the Closing Date upon the making of the Term C Loans pursuant to Section 2.1. Any commitments with respect to Additional Term Loans shall terminate on the date such Additional Term Loans are funded.

(b)          Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrowers may reduce or terminate the Aggregate Revolving Commitments in whole or in part so long as at the time of such reduction or termination the Borrowers shall have complied with Section 2.6(c)(vii), if applicable, provided that the Borrowers may not reduce the Aggregate Revolving Commitment to an amount less than $2,500,000 unless the Borrowers terminate the Aggregate Revolving Commitment in their entirety. Any such reduction in the Aggregate Revolving Commitment Amount shall result in a reduction (rounded to the next lowest integral multiple of $500,000) in the LC Commitment only if such a reduction is necessary to reduce the LC Commitment to an amount equal to the Aggregate Revolving Commitment Amount.

(c)          The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, in a minimum amount (other than a repayment in whole of any Loan) of at least $500,000 and larger multiples of $100,000, without premium or penalty (except as provided in Section 2.5(d)), by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 12:00 p.m. (Atlanta, Georgia time) not less than three (3) Business Days prior to any such prepayment, and (ii) in the case of any prepayment of any Base Rate Borrowing, 12:00 p.m. (Atlanta, Georgia time) not less than one (1) Business Day prior to the date of such prepayment; provided that, the Borrowers shall not have the right to prepay any Term C Loan until all other Term Loans and Revolving Loans have been repaid in full and all Revolving Commitments have been terminated and all outstanding Letters of Credit hereunder have been Cash Collateralized to the extent of one hundred and five percent (105%) of the aggregate LC Exposure. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid (and in the case of the prepayment of the Term B Loans, any amounts payable pursuant to Section 2.5(d)); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrowers shall also pay all amounts required pursuant to Section 2.9. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2. Each prepayment of any Term Loan under this Section 2.5 shall be applied (a) first, pro rata to the remaining principal installments of all Term Loans (other than Term C Loans) until paid in full and, subject to the proviso in the first sentence of this paragraph, (b) second, pro rata to the remaining principal installments of all Term C Loans until paid in full.

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(d)          To the extent one or more Repricing Events occur prior to the second anniversary of the Closing Date, the Borrowers shall pay to the Administrative Agent, for the benefit of the Lenders with Term B Loans outstanding, at the time of any such Repricing Event a premium in the amount of (i) if such Repricing Event occurs prior to the first anniversary of the Closing Date, 4.0% of the prepaid amount of the Term B Loan subject to such Repricing Event, and (ii) if such Repricing Event occurs on or after the first anniversary of the Closing Date but prior to the second anniversary of Closing Date, 2.0% of the principal amount of the Term B Loans subject to such Repricing Event.

Section 2.6.          Repayment.

(a)          The Revolving Loans. All unpaid principal and accrued interest on the Revolving Loans shall be due and payable in full in cash on the Revolving Commitment Termination Date.

(b)          The Term Loans.

(i)          The Borrowers unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term A Loans of such Lender in equal quarterly installments payable on March 31, June 30, September 30, and December 31 of each calendar year (commencing on December 31, 2012) with each such principal installment being an amount equal to two and one half percent (2.50%) of the principal amount of the Term A Loans outstanding as of the Closing Date after the making of any Term A Loans on the Closing Date and in such other amounts as may be required from time to time pursuant to this Agreement, provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term A Loans shall be due and payable on the Maturity Date with respect thereto

(ii)         The Borrowers unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term B Loans of such Lender in equal quarterly installments payable on March 31, June 30, September 30, and December 31 of each calendar year (commencing on December 31, 2012) with each such principal installment being an amount equal to two and one half percent (2.50%) of the principal amount of the Term B Loans outstanding as of the Closing Date after the making of any Term B Loans on the Closing Date and in such other amounts as may be required from time to time pursuant to this Agreement, provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term B Loans shall be due and payable on the Maturity Date with respect thereto.

(iii)        The Borrowers unconditionally promise to pay to the Administrative Agent for the account of each Lender on the Maturity Date with respect thereto the then unpaid principal amount (including all PIK Amounts) of the Term C Loans of such Lender.

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(iv)        The Borrowers unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Additional Term Loans of such Lender at the times and in the amounts agreed to by the Borrowers and such Lenders in accordance with Section 2.1(g); provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Additional Term Loans shall be due and payable on the Maturity Date applicable thereto.

(c)          Other Mandatory Repayments.

(i)          Immediately upon receipt by any Loan Party or any of its Restricted Subsidiaries of Net Cash Proceeds of any Disposition by such Loan Party or such Restricted Subsidiary of any of its assets (including, without limitation, Capital Stock) (excluding (A) any Disposition the Net Cash Proceeds of which is less than $250,000, provided, however, that if and when the aggregate Net Cash Proceeds of all such Dispositions is greater than $500,000 then all such Net Cash Proceeds (including such $500,000) shall, to the extent not reinvested in accordance with clause (C) below, be applied to the Obligations in accordance with Section 2.6(c)(vi), (B) Dispositions permitted under Section 7.6, other than Dispositions permitted under Sections 7.6(g) and (j) and (C) so long as no Default or Event of Default has occurred and is continuing, sales of assets the Net Cash Proceeds of which are used within one hundred eighty (180) days after any Loan Parties’ or Restricted Subsidiaries’ receipt thereof to acquire assets to be used in the businesses of any Loan Party or its Restricted Subsidiaries, provided that, such Net Cash Proceeds shall be maintained in a segregated deposit account subject to the exclusive control of the Administrative Agent until the Administrative Agent receives one or more written requests from the Borrower Representative directing the Administrative Agent to either apply such Net Cash Proceeds to the purchase of assets or to the repayment of the Obligations, in each case in accordance with this paragraph (i)) the Borrowers shall repay the Obligations in an amount equal to one hundred percent (100%) of such Net Cash Proceeds. Any such repayment shall be applied in accordance with Section 2.6(c)(vi).

(ii)         If any Loan Party or any of its Restricted Subsidiaries issues (A) any debt or debt securities (other than Indebtedness permitted under Section 7.1), then no later than the Business Day following the date of receipt of the Net Cash Proceeds thereof, the Borrowers shall repay the Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds thereof, and (B) any Capital Stock (other than Excluded Equity Issuances), then no later than the Business Day following the date of receipt of the Net Cash Proceeds thereof, the Borrowers shall prepay the Obligations in an amount equal to one hundred percent (100%) of such Net Cash Proceeds. Any such repayment shall be applied in accordance with Section 2.6(c)(vi).

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(iii)        Immediately upon receipt by any Loan Party or any of its Restricted Subsidiaries of the Net Cash Proceeds from any property insurance as a result of any loss, damage or destruction of any of its assets or the Net Cash Proceeds from any condemnation of its assets or any other extraordinary payment (excluding, so long as no Default or Event of Default exists, any Net Cash Proceeds of business interruption insurance in an aggregate amount not to exceed $3,000,000; provided, however, to the extent that the aggregate Net Cash Proceeds of business interruption insurance is greater than $3,000,000, such excess shall, to the extent not reinvested in accordance with this Section 2.6(c)(iii), be applied to the Obligations in accordance with Section 2.6(c)(vi)), the Borrowers shall repay the Obligations in an amount equal to one hundred percent (100%) of such Net Cash Proceeds; provided, however, that if no Default or Event of Default has occurred and is continuing, Borrowers shall not be required to repay the Obligations to the extent any Loan Party or its Restricted Subsidiaries applies such Net Cash Proceeds to acquire assets to be used in the businesses of the Borrowers or their Restricted Subsidiaries within one hundred eighty (180) days after such Loan Parties’ or Restricted Subsidiaries’ receipt of such proceeds, provided, further, however, that such Net Cash Proceeds shall be maintained in a segregated deposit account subject to the exclusive control of the Administrative Agent until the Administrative Agent receives one or more written requests from the Borrower Representative directing the Administrative Agent to either apply such Net Cash Proceeds to the purchase of assets or to the repayment of the Obligations, in each case in accordance with this paragraph (iii). Any such repayment shall be applied in accordance with Section 2.6(c)(vi).

(iv)        On the Excess Cash Flow Application Date following the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2012 (it being understood that in respect of any payments in connection with the Fiscal Year ending December 31, 2012, the Consolidated Excess Cash Flow will be determined solely with respect to the period commencing on the Closing Date and ending on such date), the Borrowers shall repay the Obligations by an amount equal to the sum of the ECF Percentage of Consolidated Excess Cash Flow for such Fiscal Year, if any. Each such repayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten (10) Business Days after the earlier of (a) the date on which the financial statements of the Borrowers referred to in Section 5.7(a) for the Fiscal Year with respect to which such prepayment is to be made are required to be delivered to the Administrative Agent, and (b) the date such financial statements are actually delivered. Any such repayment shall be applied in accordance with Section 2.6(c)(vi).

(v)         Immediately upon receipt by any Loan Party or any of its Restricted Subsidiaries of any Net ACL Proceeds, the Borrowers shall repay the Obligations in an amount equal to one hundred percent (100%) of such Net ACL Proceeds. Any such repayment shall be applied in accordance with Section 2.6(c)(vi).

(vi)        Except as provided in Section 2.11(b) during the existence of an Event of Default, any repayments made by the Borrowers pursuant to this Section 2.6 shall be applied as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all other fees and reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, to the Lenders based on their respective pro rata shares of such fees and expenses; third, to interest then outstanding on the Term Loans (other than Term C Loans), to the Lenders based on their respective pro rata shares of such interest; fourth, to the principal amount of the Term Loans (other than Term C Loans) based on the principal amount of such Loans then outstanding applied ratably across the remaining principal installments thereof until paid in full, pro rata to the applicable Lenders, except that Net ACL Proceeds shall be applied to the remaining principal installments of the Term Loans (other than Term C Loans) in inverse order of maturity; fifth, to the interest then outstanding on the Revolving Loans; sixth, to the principal amount then outstanding on the Revolving Loans (without a reduction of the Aggregate Revolving Commitment); seventh, so long as the Revolving Commitment has been terminated and all outstanding Letters of Credit hereunder have been Cash Collateralized to the extent of one hundred and five percent (105%) of the aggregate LC Exposure, to interest then outstanding on the Term C Loans, to the Lenders based on their respective pro rata shares of such interest; eighth, so long as the Revolving Commitment has been terminated and all outstanding Letters of Credit hereunder have been Cash Collateralized to the extent of one hundred and five percent (105%) of the aggregate LC Exposure, to the principal amount of the Term C Loans based on the principal amount of such Loans then outstanding applied ratably across the remaining principal installments thereof until paid in full, pro rata to the applicable Lenders, except that Net ACL Proceeds shall be applied to the remaining principal installments of the Term C Loans in inverse order of maturity and ninth, to the Borrowers.

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(vii)       If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.5 or otherwise, the Borrowers shall immediately repay the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.4. Each prepayment shall be applied first to Base Rate Borrowings to the full extent thereof, and then to Eurodollar Borrowings to the full extent thereof. If after giving effect to prepayment of Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to such excess plus any accrued and unpaid fees thereon to be held as collateral for the LC Exposure. Such account shall be administered in accordance with Section 2.16(i) hereof.

(d)          The Other Obligations. In addition to the foregoing, the Borrowers hereby promise to pay all Obligations, including, without limitation, the principal amount of the Loans, amounts drawn under Letters of Credit and interest and fees in respect of the foregoing, as the same become due and payable hereunder and, in any event, on the Maturity Date (except as otherwise expressly set forth in the definition of Obligations).

Section 2.7.          Notes; Loan Accounts.

(a)          The Loans shall be repayable in accordance with the terms and provisions set forth herein and, upon request by any Lender, the Loans owed to such Lender shall be evidenced by a Note. The Borrowers shall issue a Note payable to the order of each Lender requesting such a Note in accordance with the Revolving Commitment, Term A Loan Commitment, Term B Loan Commitment, Term C Loan Commitment, or a commitment for Additional Term Loans of such Lender. Each such Note shall be issued by the Borrowers to the applicable Lender and shall be duly executed and delivered by an authorized signatory of each of the Borrowers.

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(b)          The Administrative Agent shall open and maintain on its books in the name of the Borrowers a loan account with respect to the Loans and interest thereon (the “Loan Account”). The Administrative Agent shall debit such Loan Account for the principal amount of each Borrowing made by it on behalf of the Lenders, accrued interest thereon, and all other amounts which shall become due from the Borrowers pursuant to this Agreement and shall credit the Loan Account for each payment which the Borrowers shall make in respect to the Obligations. The records of the Administrative Agent with respect to such Loan Account shall be conclusive evidence of the Loans and accrued interest thereon, absent manifest error.

Section 2.8.          Manner of Payment.

(a)          When Payments Due.

(i)          Each payment (including any prepayment) by the Borrowers on account of the principal of or interest on the Loans, fees, and any other amount owed under this Agreement or the other Loan Documents shall be made not later than 12:00 noon (Atlanta, Georgia, time) on the date specified for payment under this Agreement or any other Loan Document to the Administrative Agent at the Payment Office, for the account of the Lenders, the Issuing Bank, or the Administrative Agent, as the case may be, in Dollars in immediately available funds. Any payment received by the Administrative Agent after 12:00 noon (Atlanta, Georgia, time) shall be deemed received on the next Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender. In the case of a payment for the account of the Issuing Bank, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to the Issuing Bank. In the case of a payment for the Swingline Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to the Swingline Lender. If the Administrative Agent shall not have received any payment from the Borrowers as and when due, the Administrative Agent will promptly notify the Lenders accordingly.

(ii)         Except as provided in the definition of Interest Period, if any payment under this Agreement or any other Loan Document shall be specified to be made on a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(b)          Taxes.

(i)          Except as provided in this Section 2.8(b), any and all payments of principal and interest, fees, indemnity or expense reimbursements, and any other amounts by the Borrowers (the term Borrowers under this Section being deemed to include any Loan Party for whose account a Letter of Credit is issued) hereunder or under any other Loan Documents (the “Borrower Payments”) to or for the account of the Administrative Agent, the Issuing Bank or any Lender under any Loan Document are not subject to rights of rescission or any other defense, and shall be made without setoff or counterclaim and free and clear of and without deduction for any and all Taxes.

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If any Borrower or any Guarantor shall be required by any law to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent, the Issuing Bank or any Lender, (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions on account of Taxes that are applicable to additional sums payable under this Section 2.8(b)), each of the Administrative Agent, such Issuing Bank and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) such Borrower or such Guarantor shall make such deductions, (C) such Borrower or such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable laws, and (D) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrowers shall furnish to the Administrative Agent for its account or for the account of any Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof or, in the event that the same is not available using commercially reasonable business efforts, such other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. If any Borrower or any Guarantor fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, the Issuing Bank or any Lender the required receipts or other required documentary evidence, the Borrowers shall indemnify the Administrative Agent and such Issuing Bank or Lender for any Taxes that may become payable by the Administrative Agent, such Issuing Bank or such Lender arising out of such failure.

(ii)         In addition, the Borrowers agree to pay any and all Other Taxes which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document.

(iii)        The Borrowers agree to indemnify the Administrative Agent, the Issuing Bank and each Lender for (A) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any Governmental Authority on amounts payable and paid under this Section 2.8(b)) payable by the Administrative Agent, such Issuing Bank or such Lender and (B) any penalties, interest and reasonable documented expenses arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrowers shall not be obligated to indemnify the Administrative Agent or any such Issuing Bank or Lender pursuant to this Section 2.8(b)(iii) in respect of penalties, interest, or reasonable expenses to the extent the foregoing have been determined by a court of competent jurisdiction to result from or be attributable to the action or inaction of the Person seeking indemnification. The Administrative Agent, the Issuing Bank or Lender, as the case may be, will, at the Borrowers’ request, provide the Borrowers with a written statement setting forth in reasonable detail the basis and calculation of such amounts, and shall include reasonable supporting documentation, as the case may be. Payment under this Section 2.8(b)(iii) shall be made within ten (10) days after the date on which such Lender or Issuing Bank or the Administrative Agent makes a demand therefor. For the avoidance of doubt, the Borrowers shall not be required to indemnify any Lender or Issuing Bank or the Administrative Agent under this Section 2.8(b)(iii) with respect to any Taxes that have been compensated for by the payment of any additional amounts pursuant to Section 2.8(b)(i) or Other Taxes pursuant to Section 2.8(b)(ii).

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(iv)        If any Lender or Issuing Bank or the Administrative Agent determines, in its reasonable discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrowers pursuant to this Section 2.8(b), it shall remit such refund as soon as practicable after it is determined that such refund pertains to Taxes or Other Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.8(b) with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto), to the Borrowers, net of all reasonable and documented out of pocket expenses of such Lender or Issuing Bank or Administrative Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrowers, upon the request of such Lender or Issuing Bank or Administrative Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event that such party is required to repay such refund to the relevant taxing authority. Such Lender or Issuing Bank or the Administrative Agent, as the case may be, shall, at the Borrowers’ request, provide the Borrowers with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Issuing Bank or the Administrative Agent may delete any information therein that such Lender or Issuing Bank or the Administrative Agent deems confidential). Nothing herein contained shall oblige any Lender or Issuing Bank or the Administrative Agent to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof.

(v)         Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter as reasonably requested in writing by the Borrowers (but only so long thereafter as the Lender remains lawfully able to do so), provide each of the Borrowers and the Administrative Agent with two properly completed and executed original Internal Revenue Service Forms W-8BEN, W-8ECI or W-8IMY (together with any required attachments, if any), as appropriate, or any successor or other form prescribed by the Internal Revenue Service certifying that such Lender is exempt from or entitled to a reduced rate of U.S. withholding tax on payments pursuant to this Agreement. In the case of a Lender that is claiming the “portfolio interest” exemption, in addition to delivering two properly completed and executed original IRS Forms W-8BEN, as provided above, such Lender hereby represents to the Borrowers and the Administrative Agent that as of the date such Lender becomes a Lender under this Agreement it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) or Section 881 (c)(3)(B) of the Code) of any Borrower or (iii) a controlled foreign corporation related to any Borrower (within the meaning of Section 864(d)(4) of the Code); provided, however, if any of the foregoing clauses (i)-(iii) immediately above shall become untrue at any time, then such Lender shall promptly notify the Administrative Agent and the Borrowers thereof. If any Lender is a “United States person” within the meaning of Section 7701(a)(30) of the Code, such Lender shall, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter as reasonably requested in writing by the Borrowers (but only so long thereafter as the Lender remains lawfully able to do so), provide to each of the Borrowers and the Administrative Agent two properly completed and executed original Internal Revenue Service W-9 Forms. Notwithstanding any other provision of this Section 2.8(b), a Lender shall not be required to deliver any form or certificate pursuant to this Section 2.8(b)(v) that such Lender is not legally able to deliver.

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(vi)        Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.8(b)(i) or (iii) with respect to such Lender, it will, if requested by the Borrower Representative, use commercially reasonable efforts (subject to legal and regulatory restrictions) to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided, that (A) such designation would eliminate or reduce amounts payable pursuant to Section 2.8(b)(i) or (iii), as the case may be, and (B) such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further that nothing in this Section 2.8(b)(vi) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 2.8(b)(i) or (iii). The Borrowers agree to pay all reasonable costs and expenses incurred by any Lender or Agent in connection with any such designation.

(c)          Assumption Regarding Payment. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)          Lender Payments. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.2 or 11.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

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Section 2.9.          Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Borrowing other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Borrowing other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Borrowing on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Borrowing other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 11.14, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender in good faith to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Borrowing had such event not occurred, at LIBOR that would have been applicable to such Eurodollar Borrowing, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Borrowing), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the LIBOR market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.9 shall be delivered to the Borrowers (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.10.         Pro Rata Treatment.

(a)          Borrowings. Each Borrowing from the Revolving Credit Lenders under the Revolving Commitments made on or after the Closing Date shall be made pro rata on the basis of the respective Revolving Commitments of such Revolving Credit Lenders.

(b)          Payments. Except as provided in Section 11.14, if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans that would result in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the applicable Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers or the application of payments or the proceeds of Collateral in the manner set forth in Sections 2.6(c)(vi), 2.11(a), or 2.11(b), in each case, pursuant to and in accordance with the express terms of this Agreement, or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent that they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

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Section 2.11.         Application of Payments.

(a)          Payments Prior to Event of Default. Prior to the occurrence and continuance of an Event of Default, all amounts received by the Administrative Agent from the Borrowers (other than payments specifically earmarked for application to certain principal, interest, fees or expenses hereunder or payments made pursuant to Section 2.6(c) (which shall be applied as specified in Section 2.6(c))), shall be applied to the Obligations in the following order of priority:

FIRST, to the payment of out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Administrative Agent with respect to enforcing the rights of the Lenders under the Loan Documents to the extent then due and owing;

SECOND, to payment of any fees owed to the Administrative Agent, Issuing Bank, or the Swingline Lender hereunder or under any other Loan Document to the extent then due and owing;

THIRD, to the payment of all obligations consisting of accrued fees and interest payable to the Lenders hereunder;

FOURTH, pro rata to the payment of (i) principal then due and payable under the Loans (other than Term C Loans, but including all principal then due and payable on the Swingline Loans), (ii) unreimbursed LC Disbursements, (iii) the Secured Hedging Obligations that constitute Obligations, and (iv) the Bank Product Obligations that constitute Obligations in an amount not to exceed the Bank Products Cap;

FIFTH, so long as the Revolving Commitment has been terminated and all outstanding Letters of Credit hereunder have been Cash Collateralized to the extent of one hundred and five percent (105%) of the aggregate LC Exposure, pro rata to the payment of principal then due and payable under the Term C Loans;

SIXTH, to the payment of Bank Product Obligations in excess of the Bank Products Cap;

SEVENTH, to the payment of all other Obligations not otherwise referred to in this Section 2.11(a) then due and payable; and

EIGHTH, upon satisfaction in full of all Obligations, to the applicable Loan Party or such other Person who may be lawfully entitled thereto.

(b)          Payments Subsequent to Event of Default. Notwithstanding anything in this Agreement or any other Loan Documents which may be construed to the contrary (including, without limitation, Section 2.6), subsequent to the occurrence and during the continuance of an Event of Default, payments and prepayments with respect to the Obligations made to the Administrative Agent or the Lenders, or any of them, or otherwise received by the Administrative Agent or any Lender (from realization on Collateral or otherwise) shall be applied to the Obligations in the following order of priority (subject, as applicable, to Section 2.10):

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FIRST, to the payment of out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent with respect to enforcing the rights of the Lenders under the Loan Documents (including, without limitation, any costs incurred in connection with the sale or Disposition of any Collateral);

SECOND, to payment of any fees owed to the Administrative Agent, Issuing Bank, or the Swingline Lender hereunder or under any other Loan Document;

THIRD, to the payment of out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Lenders (other than with respect to Lenders holding Term C Loans, but only to the extent attributable to such Lender acting in its capacity as a holder of Term C Loans) in enforcing their rights under the Loan Documents;

FOURTH, to the payment of all obligations consisting of accrued fees and interest (other than accrued fees and interest with respect to Term C Loans) payable to the Lenders hereunder;

FIFTH, pro rata, to (i) the payment of principal on the Loans (including Swingline Loans) then outstanding, (ii) unreimbursed LC Disbursements, (iii) a Letter of Credit reserve account to the extent of one hundred and five percent (105%) of the aggregate LC Exposure, (iv) the payment of Secured Hedging Obligations that constitute Obligations, and (v) the payment of Bank Product Obligations that constitute Obligations not to exceed the Bank Products Cap;

SIXTH, to the payment of all obligations consisting of accrued fees, expenses and interest with respect to Term C Loans payable to the Lenders hereunder;

SEVENTH, pro rata to the payment of principal then due and payable under the Term C Loans;

EIGHTH, to the payment of Bank Product Obligations in excess of the Bank Products Cap;

NINTH, to the payment of any other Obligations not otherwise referred to in this Section 2.11(b); and

TENTH, upon satisfaction in full of all Obligations, to the applicable Loan Party or such other Person who may be lawfully entitled thereto.

(c)          Conflicts with other Loan Documents. In the event of a conflict between Sections 2.6(c)(vi), 2.11(a) or (b), on the one hand, and any other Loan Document, on the other hand, with respect to the application of payments or the proceeds of Collateral, Sections 2.6(c)(vi), 2.11(a) or (b), as applicable, shall control.

(d)          Subordination Agreement. Each of the parties hereto acknowledges and agrees that, solely as between the Secured Parties (other than Lenders holding Term C Loans, but only to the extent attributable to such Lender acting in its capacity as a holder of Term C Loans), on the one hand, and the Lenders holding Term C Loans, on the other hand, this Agreement is hereby deemed to constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to such Loan Party.

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(e)          Turnover of Payments. If any Secured Party collects or receives any amounts received on account of the Obligations (whether (i) voluntarily or involuntarily, (ii) by set off, counterclaim or otherwise or (iii) pursuant to events or proceedings of the nature referred to in Sections 8.1(g) or (h) or otherwise) to which it is not entitled under Sections 2.5(c), 2.6(c)(vi), 2.11(a), or 2.11(b), such Secured Party shall hold the same in trust for the applicable Secured Parties entitled thereto and shall forthwith deliver the same to the Administrative Agent, for the account of such Secured Parties, to be applied in accordance with Sections 2.5(c), 2.6(c)(vi), 2.11(a), or 2.11(b), as applicable, in each case until the prior payment in full in cash of the applicable Obligations of such Secured Party.

(f)          Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(g)          Breakage. Unless otherwise provided herein, to the extent any payment hereunder is to be applied to Loans of any Class, such payment shall be applied, first, to Base Rate Borrowings in such Class and, then, to Eurodollar Borrowings in such Class, and, with respect to any such payment of Eurodollar Borrowings in such Class, in such manner (as determined by Administrative Agent in its reasonable discretion) so as to minimize the amounts payable under Section 2.9; provided, however, that nothing in this Section 2.11(g) shall require or permit the Administrative Agent to delay or postpone the application of any such payment to the Loans as required by the terms of this Agreement or the other Loan Documents.

Section 2.12.         All Obligations to Constitute One Obligation. All Obligations shall constitute one general obligation of the Borrowers and shall be secured by the Administrative Agent’s security interest (on behalf of, and for the benefit of, the Secured Parties) and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time hereafter granted by any Loan Party to the Administrative Agent or any of the Lenders, to the extent provided in the Collateral Documents under which such Liens arise.

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Section 2.13.         Maximum Rate of Interest. The Borrowers and the Lenders hereby agree and stipulate that the only charges imposed upon the Borrowers for the use of money in connection with this Agreement are and shall be the specific interest and fees described in this Article II, in the Fee Letter, in the Commitment Letter, and in any other Loan Document. Notwithstanding the foregoing, the Borrowers and the Lenders further agree and stipulate that all closing fees, agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by any Lender to third parties or for damages incurred by the Lenders, or any of them, are charges to compensate the Lenders for underwriting and administrative services and costs or losses performed or incurred, and to be performed and incurred, by the Lenders in connection with this Agreement and the other Loan Documents and shall under no circumstances be deemed to be charges for the use of money pursuant to any applicable law. In no event shall the amount of interest and other charges for the use of money payable under this Agreement exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrowers and the Lenders, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under applicable law, then, ipso facto as of the Closing Date, the Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Loans to the extent of such excess.

Section 2.14.         Interest Rate Determination; Illegality.

(a)          Notwithstanding anything contained herein which may be construed to the contrary, if with respect to any proposed Eurodollar Borrowing for any Interest Period, the Administrative Agent determines that deposits in Dollars (in the applicable amount) are not being offered to leading banks in the London interbank market for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower Representative and the Lenders, whereupon until the Administrative Agent notifies the Borrower Representative that the circumstances giving rise to such situation no longer exist, the obligations of the Lenders to make Eurodollar Borrowings for such Interest Period shall be suspended.

(b)          If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower Representative and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Revolving Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

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Section 2.15.         Increased Costs.

(a)          If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)         impose on any Lender or the Eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower Representative shall promptly pay, upon written notice from and demand by such Lender or Issuing Bank on the Borrower Representative (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender or the Issuing Bank, within ten (10) Business Days after the date of such notice and demand, an additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)          If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of such Lender’s or the Issuing Bank’s parent corporation) as a consequence of its obligations hereunder to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Lender’s or the Issuing Bank’s parent corporation with respect to capital adequacy or liquidity) then, from time to time, within ten (10) Business Days after receipt by the Borrower Representative of written demand by such Lender or the Issuing Bank (with a copy thereof to the Administrative Agent), the Borrowers shall pay to such Lender or the Issuing Bank such additional amounts as will compensate such Lender or the Issuing Bank such Lender’s or the Issuing Bank’s parent corporation for any such reduction suffered.

(c)          A certificate of a Lender or Issuing Bank setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower Representative (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrowers shall pay any such Lender or the Issuing Bank such amount or amounts within ten (10) Business Days after receipt thereof.

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(d)          Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank under this Section 2.15 for any increased costs or reductions incurred more than six months prior to the date that such Lender or the Issuing Bank notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above may be extended to include the period of retroactive effect thereof, but in no event any period prior to the Closing Date.

(e)          For the avoidance of doubt, this Section 2.15 shall not apply to Taxes, which shall be governed exclusively by Section 2.8(b).

Section 2.16.         Letters of Credit.

(a)          Subject to the terms and conditions of this Agreement, the Issuing Bank, on behalf of the Revolving Credit Lenders, and in reliance on the agreements of the Revolving Credit Lenders set forth in Section 2.16(c) below, hereby agrees, subject to the limitations set forth in Section 2.1(f), to issue one or more Letters of Credit up to an aggregate face amount equal to the LC Commitment; provided, however, that, unless consented to by the Required Revolving Credit Lenders, the Issuing Bank shall not issue any Letter of Credit unless the conditions precedent to the issuance thereof set forth in Section 3.2 have been satisfied. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier to occur of (A) the date five (5) days prior to the Revolving Commitment Termination Date, and (B) twelve months after its date of issuance (but may contain provisions for automatic renewal provided that no Default or Event of Default exists on the renewal date or would be caused by such renewal and provided that no such renewal shall extend beyond the date five (5) days prior to the Revolving Commitment Termination Date). With respect to each Letter of Credit, (i) the rules of the International Standby Practices, ICC Publication No. 590, or any subsequent revision or restatement thereof adopted by the ICC and in use by the Issuing Bank, shall apply to each Letter of Credit to the extent such Letter of Credit is not issued in respect of the purchase of goods or services by any Borrower in the ordinary course of its business and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Letter of Credit to the extent that such Letter of Credit is issued in respect of the purchase of goods or services by any Borrower in the ordinary course of its business, and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Bank shall not at any time be obligated to issue, or cause to be issued, any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank to exceed any limits imposed by, any applicable law. Upon the satisfaction of the conditions set forth in Section 3.1 of this Agreement, the Existing Letter of Credit shall constitute a Letter of Credit under this Agreement.

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(b)          The Borrowers may from time to time request that the Issuing Bank issue a Letter of Credit. The Borrower Representative shall execute and deliver to the Administrative Agent and the Issuing Bank a Request for Issuance of Letter of Credit for each Letter of Credit to be issued by the Issuing Bank, not later than 12:00 p.m. (Atlanta, Georgia time) on the third (3rd) Business Day preceding the date on which the requested Letter of Credit is to be issued, or such shorter notice as may be acceptable to the Issuing Bank and the Administrative Agent. Upon receipt of any such Request for Issuance of Letter of Credit, subject to satisfaction of all conditions precedent thereto as set forth in Section 3.2 or waiver of such conditions by the Required Revolving Credit Lenders, the Issuing Bank shall process such Request for Issuance of Letter of Credit and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby. The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower Representative and the Administrative Agent following the issuance thereof. In addition to the fees payable pursuant to Section 2.4(c), the Borrowers shall pay or reimburse the Issuing Bank for normal and customary costs and expenses incurred by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering the Letters of Credit.

(c)          Immediately upon the issuance by the Issuing Bank of a Letter of Credit and in accordance with the terms and conditions of this Agreement, the Issuing Bank shall be deemed to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Pro Rata Share, in such Letter of Credit and the obligations of the Borrowers with respect thereto (including, without limitation, all LC Exposure with respect thereto). The Issuing Bank shall promptly notify the Administrative Agent of any draw under a Letter of Credit. At such time as the Administrative Agent shall be notified by the Issuing Bank that the beneficiary under any Letter of Credit has drawn on the same, the Administrative Agent shall promptly notify the Borrowers and the Swingline Lender (or, at its option, all Revolving Credit Lenders), by telephone or telecopy, of the amount of the draw and, in the case of each Revolving Credit Lender, such Revolving Credit Lender’s portion of such draw amount as calculated in accordance with its Pro Rata Share of the Aggregate Revolving Commitment Amount.

(d)          (i) The Borrowers hereby agree to promptly reimburse the Issuing Bank for amounts paid by the Issuing Bank in respect of draws under each Letter of Credit. In order to facilitate such repayment, the Borrowers hereby irrevocably request the Revolving Credit Lenders, and the Revolving Credit Lenders hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article II with respect to the amounts of, the timing of requests for, and the repayment of Borrowings hereunder and in Article III with respect to conditions precedent to Borrowings hereunder), with respect to any drawing under a Letter of Credit, to make a Base Rate Borrowing on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Borrowing directly to the Issuing Bank to reimburse the Issuing Bank for the amount paid by it upon such draw. Each Revolving Credit Lender shall pay its share of such Base Rate Borrowing by paying its portion of such Borrowing to the Administrative Agent in accordance with Section 2.2(e) and its Pro Rata Share of the Aggregate Revolving Commitment Amount, without reduction for any set-off or counterclaim of any nature whatsoever and regardless of whether any Default or Event of Default exists or would be caused thereby. The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section hereunder shall be subject to the terms and conditions of Section 2.2(e).

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(ii)          If for any reason a Revolving Loan cannot be made, each Revolving Credit Lender (including any Lender acting as the Issuing Bank) shall upon any notice hereunder make funds available to the Administrative Agent for the account of the Issuing Bank at the Administrative Agent’s office in an amount equal to its Pro Rata Share of the LC Exposure in respect of such Letter of Credit not later than 1:00 p.m. (Atlanta, Georgia, time) on the Business Day specified in such notice by the Administrative Agent, whereupon each Lender that so makes funds available shall be deemed to have made a payment in respect of its participation in the applicable Letter of Credit and such payment shall satisfy its participation obligations under this Section 2.16(d)(ii). The Administrative Agent shall remit the funds so received to the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrowers or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(iii)         The obligation of each Revolving Credit Lender to make payments to the Administrative Agent, for the account of the Issuing Bank, in accordance with this Section 2.16 shall be absolute and unconditional and no Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason (other than the gross negligence or willful misconduct of the Issuing Bank in paying such Letter of Credit, as determined by a final non-appealable judgment of a court of competent jurisdiction). The Administrative Agent shall promptly remit to the Issuing Bank the amounts so received from the Revolving Credit Lenders. Any overdue amounts payable by the Revolving Credit Lenders to the Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, (x) for the first two (2) Business Days, at the Federal Funds Rate, and (y) thereafter, at the Base Rate. Notwithstanding the foregoing, at the request of the Administrative Agent, the Swingline Lender may, at its option and subject to the conditions set forth in Section 2.2(g) other than the condition that the applicable conditions precedent set forth in Article III be satisfied, make Swingline Loans to reimburse the Issuing Bank for amounts drawn under Letters of Credit.

(e)          The Borrowers agree that each Borrowing by the Revolving Credit Lenders to reimburse the Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, unless and until converted into a Eurodollar Borrowing pursuant to Section 2.2(b)(ii), be deemed to be a Base Rate Borrowing under the Aggregate Revolving Commitments and shall be payable and bear interest in accordance with all other Base Rate Borrowings of Revolving Loans.

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(f)          The Borrowers agree that any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of such Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction, shall be binding on the Borrowers as between the Borrowers and the Issuing Bank, and shall not result in any liability of the Issuing Bank to the Borrowers. The obligation of the Borrowers to reimburse the Issuing Bank for a drawing under any Letter of Credit or the Lenders for Borrowings made by them to the Issuing Bank on account of draws made under the Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

(i)          Any lack of validity or enforceability of any Loan Document;

(ii)         Any amendment or waiver of or consent to any departure from any or all of the Loan Documents;

(iii)        Any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;

(iv)        The existence of any claim, set-off, defense or any right which any Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Loan Document, or any unrelated transaction;

(v)         Any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi)        The insolvency of any Person issuing any documents in connection with any Letter of Credit;

(vii)       Any breach of any agreement between any Borrower and any beneficiary or transferee of any Letter of Credit;

(viii)      Any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit;

(ix)         Any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code;

(x)          Any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of the Issuing Bank;

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(xi)         Any other circumstances arising from causes beyond the control of the Issuing Bank;

(xii)        Payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the Issuing Bank or a breach in bad faith by the Issuing Bank of its obligations under the Loan Documents, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction; and

(xiii)       Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, other than any act of gross negligence or willful misconduct of the Issuing Bank or a breach in bad faith by the Issuing Bank of its obligations under the Loan Documents, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(g)          The Borrowers will indemnify and hold harmless each Indemnitee from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees) which may be imposed on, incurred by or asserted against such Indemnitee in any way relating to or arising out of the issuance of a Letter of Credit, except that the Borrowers shall not be liable to an Indemnitee for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Indemnitee or breach in bad faith by such Indemnitee of its obligations under the Loan Documents, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction. This Section 2.16(g) shall survive termination of this Agreement.

(h)          Each Revolving Credit Lender shall be responsible (to the extent that the Issuing Bank is not reimbursed by the Borrowers) for its pro rata share (based on such Revolving Credit Lender’s Pro Rata Share of the Aggregate Revolving Commitment Amount) of any and all reasonable out-of-pocket costs, expenses (including reasonable attorneys’ fees) and disbursements which may be incurred or made by the Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, the Borrowers’ or any Loan Party’s obligations to reimburse draws thereunder or otherwise. In the event the Borrowers shall fail to pay such expenses of the Issuing Bank within fifteen (15) days of demand for payment by the Issuing Bank, each Revolving Credit Lender shall thereupon pay to the Issuing Bank its pro rata share (based on such Revolving Credit Lender’s Pro Rata Share of the Aggregate Revolving Commitment Amounts) of such expenses within ten (10) days from the date of the Issuing Bank’s notice to the Revolving Credit Lenders of the Borrowers’ failure to pay; provided, however, that if the Borrowers shall thereafter pay such expenses, the Issuing Bank will repay to each Revolving Credit Lender the amounts received from such Revolving Credit Lender hereunder.

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(i)          If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Revolving Credit Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to one hundred and five percent (105%) of the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to any Person described in clauses (g) or (h) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrowers agree to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and until so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Revolving Credit Lenders, be applied to satisfy other obligations of the Borrowers under this Agreement and the other Loan Documents. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived.

Section 2.17.         Defaulting Lenders.

(a)          If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(i)          the LC Exposure and Swingline Exposure of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders having Revolving Commitments pro rata in accordance with their respective Revolving Commitments; provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii)         to the extent that any portion (the “unreallocated portion”) of the LC Exposure and Swingline Exposure of any Defaulting Lender cannot be so reallocated for any reason, the Borrowers will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender), (a) Cash Collateralize the obligations of the Borrowers to the Issuing Bank or Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount equal to the aggregate amount of the unreallocated portion of the LC Exposure and Swingline Exposure of such Defaulting Lender, or (b) in the case of such Swingline Exposure, prepay (subject to clause (v) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (c) make other arrangements satisfactory to the Administrative Agent, the Issuing Bank or the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

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(iii)        in addition to the other conditions precedent set forth in Section 3.2, the Issuing Bank will not be required to issue, amend or increase any Letter of Credit, and the Swingline Lender will not be required to make any Swingline Loans, unless they are satisfied that 100% of the related LC Exposure and Swingline Exposure is fully covered or eliminated by any combination satisfactory to the Issuing Bank or the Swingline Lender, as the case may be, of the following:

(A)         the LC Exposure and Swingline Exposure of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit and Swingline Loans, to the Non-Defaulting Lenders as provided in clause (a)(i) above; and/or

(B)         without limiting the provisions of clause (a)(ii) above, the Borrowers Cash Collateralize the obligations of the Borrowers in respect of such Letters of Credit or Swingline Loans in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letters of Credit or Swingline Loans, or the Borrowers make other arrangements satisfactory to the Administrative Agent and the Issuing Bank or the Swingline Lender, as the case may be, in their sole discretion, to protect them against the risk of non-payment by such Defaulting Lender;

provided that (1) the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender, and (2) neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender;

(iv)        with the written approval of the Administrative Agent, the Borrowers may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of clause (v) below will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank, Swingline Lender or any Lender may have against such Defaulting Lender;

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(v)         any amount paid by the Borrowers for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the termination of the Revolving Commitments at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct;

(vi)        such Defaulting Lender will not (i) have the right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document (except that the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender) and the amount of the Revolving Commitment or Loans, as applicable, held by such Defaulting Lender shall not be counted as outstanding for purposes of determining “Required Lenders” or “Required Revolving Credit Lenders” hereunder, (ii) be entitled to receive any payments of principal, interest or fees from the Borrowers or the Administrative Agent (or the other Lenders) in respect of Letters of Credit or its Loans (without prejudice to the rights of the Non- Defaulting Lenders in respect of such fees), provided that (1) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to clause (a)(i), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments, and (2) to the extent that any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank; and

(vii)       the Borrowers may, at their sole expense and effort, upon notice to such Defaulting Lender and the Administrative Agent, in accordance with Section 11.14, require such Defaulting Lender to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement.

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(b)          If the Borrower Representative, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, the LC Exposure and the Swingline Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment, and such Lender will purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing) and if any cash collateral has been posted with respect to such Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrowers; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1.          Conditions To Effectiveness. The obligations of the Lenders to make the initial Loans and the obligation of the Issuing Bank to issue any Letter of Credit on the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (except to the extent waived in writing by the Administrative Agent and Fortress):

(a)          The Administrative Agent and Fortress shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable invoiced fees, charges and disbursements of counsel to the Administrative Agent and Fortress) required to be reimbursed or paid by the Borrowers hereunder, under the Fee Letter, the Commitment Letter, and under any other Loan Document.

(b)          The Administrative Agent (or its counsel) shall have received the following, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent and Fortress:

(i)          a counterpart of (A) this Agreement, (B) the Security Agreement, (C) each other Collateral Document to be executed and delivered on the Closing Date, including, without limitation, intellectual property security agreements, (D) an Information and Collateral Disclosure Certificate for the Loan Parties, (E) each Debt Subordination Agreement, and (F) the Fortress Side Letter, in each case, signed by or on behalf of each party hereto or thereto or written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of such agreement) that such party has signed a counterpart of such agreement;

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(ii)         copies of duly executed payoff letters with respect to existing lenders (including, without limitation, SunTrust Bank with respect to Acorn’s existing credit facility) that are being repaid on the Closing Date or the agents or trustees thereof, together with, to the extent applicable, (a) UCC-3 or other appropriate termination statements releasing all Liens of such Persons (if any) upon any of the personal property of each Loan Party and its Restricted Subsidiaries, other than Liens securing Obligations under this Agreement, (b) cancellations and releases releasing all Liens of such Persons upon any of the real property of each Loan Party and its Restricted Subsidiaries, other than Liens securing Obligations under this Agreement, and (c) any other releases, terminations, or assignments, or other documents reasonably required by the Administrative Agent to evidence the payoff of Indebtedness and other obligations owed to such Persons and the release of all related Liens;

(iii)        a certificate of the Secretary or Assistant Secretary (or other officer with similar responsibilities) of each Loan Party attaching and certifying copies of the resolutions of its board of directors (or similar governing body), and copies of its bylaws or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(iv)        certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence (as applicable), as may be available from the Secretary of State (or similar governmental officer or body) of (A) the jurisdiction of organization of such Loan Party and (B) each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;

(v)         favorable written opinions of (A) Greenberg Traurig, LLP, counsel to the Loan Parties, (B) Eversheds, United Kingdom counsel to the Loan Parties, and (C) any other local counsel to the Loan Parties, in each case, addressed to the Administrative Agent and each of the Lenders party to this Agreement on the Closing Date, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or Fortress shall reasonably request;

(vi)        a certificate, dated the Closing Date and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraphs (a), (b) and (c) of Section 3.2;

(vii)       a duly executed Notice of Borrowing together with funds disbursement instructions;

(viii)      certified copies of all consents, approvals, authorizations, registrations, or filings required to be made or obtained under any Requirement of Law (including, without limitation, all consents and approvals required in connection with any license or permit), or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the Transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the credit facility established under this Agreement or any transaction being financed with the proceeds thereof shall be ongoing;

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(ix)         copies of (A) a Business Plan (in form and substance satisfactory to the Administrative Agent and Fortress in their respective sole and absolute discretion) of the Parent and its Restricted Subsidiaries prepared on a quarterly basis through at least the Fiscal Year ending 2012 and an annual basis through at least the Fiscal Year ending 2016, which Business Plan shall reflect the forecasted financial condition of the Parent and its Restricted Subsidiaries after giving effect to the Transactions and as prepared and approved by the Parent, (B) the unaudited consolidated financial statements for RLJ Acquisition and its Subsidiaries for the Fiscal Quarter ended June 30, 2012, or any subsequent Fiscal Quarter ended at least 45 days prior to the Closing Date, and (C) such additional financial information as the Administrative Agent may reasonably request;

(x)          copies of (A) the audited consolidated financial statements for Acorn and its Restricted Subsidiaries for the fiscal years ended December 31, 2008, December 31, 2009, December 31, 2010, and December 31, 2011, including balance sheets, income and cash flow statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, (B) the unaudited consolidated financial statements for Acorn and its Subsidiaries for the fiscal quarter ended June 30, 2012, or any subsequent Fiscal Quarter ended at least 45 days prior to the Closing Date, and (C) such additional financial information as the Administrative Agent or Fortress may reasonably request;

(xi)         copies of (A) the audited consolidated financial statements for Image and its Subsidiaries for the fiscal years ended March 31, 2009, March 31, 2010, March 31, 2011, and March 31, 2012, including balance sheets, income and cash flow statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, (B) the unaudited consolidated financial statements for Image and its Subsidiaries for the fiscal quarter ended June 30, 2012, or any subsequent Fiscal Quarter ended at least 45 days prior to the Closing Date, and (C) such additional financial information as the Administrative Agent or Fortress may reasonably request;

(xii)        a certificate, dated the Closing Date and signed by the chief financial officer of the Parent, evidencing in such detail as the Administrative Agent may reasonably request that after giving pro forma effect to the Loans to be made on the Closing Date and the Transactions that (A) the Senior Leverage Ratio for the Parent and its Restricted Subsidiaries does not exceed 1.70 to 1.00, (B) the Total Leverage Ratio for the Parent and its Restricted Subsidiaries does not exceed 2.80 to 1.00, and (C) Consolidated Cash Adjusted EBITDA for the 12 months ended June 30, 2012 was not less than $24,000,000;

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(xiii)       copies of favorable UCC (or the equivalent in foreign jurisdictions), intellectual property, tax and judgment lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of all Loan Parties as reasonably requested by the Administrative Agent, (A) indicating that there are no Liens on any of the Collateral other than Permitted Liens or Liens being released and terminated on the Closing Date, or (B) accompanied by such UCC (or the equivalent in foreign jurisdictions) termination statements to be filed on or prior to the Closing Date, as applicable (or authorization for the Administrative Agent to file such UCC (or the equivalent in foreign jurisdictions) amendments or termination statements), and such other cancellations and releases reasonably requested by the Administrative Agent to release all Liens other than Permitted Liens on any Property of the Loan Parties and their Restricted Subsidiaries;

(xiv)      (A) a Third Party Agreement executed by Fulfillment Technologies, LLC, (B) a Third Party Agreement with respect to Acorn’s and Image’s headquarters locations, and (C) such other Third Party Agreements as reasonably requested by the Administrative Agent;

(xv)       such subordination or intercreditor agreements and other documents as may be reasonably requested by the Administrative Agent executed by Sony DADC US Inc. and/or Sony Pictures Home Entertainment Inc., in form and substance satisfactory to the Administrative Agent and Fortress;

(xvi)      certificates of insurance in customary form issued on behalf of insurers of the Loan Parties, describing the types and amounts of insurance (property and liability) maintained by the Loan Parties, naming Administrative Agent as additional insured and lender loss payee, as appropriate, together with endorsements with respect thereto;

(xvii)     the certificates, if any, representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and each promissory note (if any) pledged to the Administrative Agent pursuant to any Collateral Document endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof;

(xviii)    a certificate, dated the Closing Date and signed by the chief financial officer of each Borrower, confirming that before and after giving effect to the Transactions on the Closing Date, each Borrower is Solvent and the Loan Parties and their respective Restricted Subsidiaries, on a consolidated basis, are Solvent;

(xix)       UCC financing statements or the equivalent for each appropriate jurisdiction to perfect the Administrative Agent’s security interest in that portion of the Collateral that can be perfected by the filing thereof;

(xx)        (A) certified final copies of the Acorn Acquisition Agreement and all other material documents relating to the Acorn Acquisition and (B) evidence that all conditions precedent to the Acorn Acquisition, other than the funding of the Loans, have been satisfied in accordance with the terms of the Acorn Acquisition Agreement, without giving effect to any modifications, amendments, consents or waivers thereto without the prior consent of the Administrative Agent and Fortress;

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(xxi)       (A) certified final copies of the Image Merger Agreement and all other material documents relating to the Image Acquisition and (B) evidence that all conditions precedent to the Image Acquisition, other than the funding of the Loans, have been satisfied in accordance with the terms of the Image Merger Agreement, without giving effect to any modifications, amendments, consents or waivers thereto without the prior consent of the Administrative Agent and Fortress;

(xxii)      (A) certified copies of the Permitted Subordinated Debt Notes and all other material documents relating to the Permitted Subordinated Debt and (B) evidence that all conditions precedent to the Permitted Subordinated Debt Notes have been satisfied;

(xxiii)     evidence that Net Cash Proceeds of the Equity Raise of at least $60,000,000 have been received by the Parent, and such Net Cash Proceeds are subject to no restrictions regarding the use thereof to consummate the Acorn Acquisition and the Image Acquisition and freely available for the Parent for such use;

(xxiv)    delivery of documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering laws at least five (5) days prior to the Closing Date; and

(xxv)     delivery of such other documents, certificates, information or legal opinions as the Administrative Agent or Fortress may reasonably request.

(c)          The structure, terms and conditions of the Acorn Acquisition and the Image Acquisition shall be on terms and conditions satisfactory to the Administrative Agent and Fortress (including the Administrative Agent’s and Fortress’ satisfactory review of the Acorn Acquisition Agreement and the Image Merger Agreement and all disclosure schedules related thereto). Simultaneously with the funding of the initial Loans under this Agreement, each of the Acorn Acquisition and the Image Acquisition, and each such acquisition shall have become effective in accordance with the terms of the applicable acquisition agreement. The Administrative Agent and Fortress shall be satisfied that the purchase price for the Acorn Acquisition and the Image Acquisition is to be paid only with the proceeds of a combination of (A) the Term A Loans, (B) the Term B Loans, (C) the Term C Loans, (D) Revolving Loans, (E) cash on hand, (F) the Equity Raise, and (G) the Permitted Subordinated Debt.

(d)          The structure, terms, conditions, and source of the Permitted Subordinated Debt shall be on terms and conditions satisfactory to the Administrative Agent and Fortress (including the Administrative Agent’s and Fortress’ satisfactory review of the Permitted Subordinated Debt Notes and all other material documents related thereto).

(e)          The structure, terms, conditions, and source of the Equity Raise shall be on terms and conditions satisfactory to the Administrative Agent and Fortress (including the Administrative Agent and Fortress’ satisfactory review of all material documents related thereto).

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(f)          The Administrative Agent and Fortress shall have received evidence satisfactory to them that there has been no (i) material adverse change in the business, condition (financial or otherwise), operations, liabilities (contingent or otherwise), properties or prospects of Acorn and its subsidiaries, taken as a whole, since December 31, 2011, and (ii) material adverse change in the business, condition (financial or otherwise), operations, liabilities (contingent or otherwise), properties or prospects of Image and its subsidiaries, taken as a whole, since March 31, 2012.

(g)          The Administrative Agent and Fortress shall be satisfied with the cash management systems of the Loan Parties and their Restricted Subsidiaries.

(h)          The completion of, and each Borrower’s reasonable cooperation with the conduct of, the business, financial, collateral, regulatory, tax, and legal due diligence investigation, including reviews of third party diligence, conducted by the Administrative Agent with respect to the Loan Parties, ACL, and their respective Subsidiaries and Properties, and the results thereof shall be satisfactory to the Administrative Agent.

(i)          Fortress shall have received the Fortress Warrants.

Section 3.2.          Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a)          at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist; provided, however, that any Default or Event of Default that was waived by the Required Lenders prior to such date must have been approved by the Required Revolving Credit Lenders in order for such Default or Event of Default to be waived for purposes of this Section 3.2(a);

(b)          at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, in each case before and after giving effect thereto except (i) with respect to representations and warranties made as of an expressed date, in which case such representations and warranties shall be true and correct as of such date, and (ii) changes or events which are permitted under this Agreement;

(c)          (i) with respect to the Parent, RLJ Acquisition, Image Merger Sub, RLJ Acquisition Merger Sub, Acorn and Acorn’s Subsidiaries, since December 31, 2011, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect, and (ii) with respect to Image and its Subsidiaries, since March 31, 2012, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

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(d)          the Borrowers shall have delivered the required Notice of Borrowing to the Administrative Agent or Request for Issuance of Letter of Credit to the Issuing Bank, as applicable;

(e)          the Loan Parties shall have delivered such other documents, certificates, opinions, or information as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders, as applicable; and

(f)          with respect to the issuance of any Letter of Credit or the making of any Swingline Loan, there is no Defaulting Lender at the time such Swingline Loan is to be made or Letter of Credit is to be issued, unless (i) for the issuance of any Letter of Credit, one of the following arrangements have been made with respect to the undivided interest and participation of such Defaulting Lender in and to such Letter of Credit (and all other Letters of Credit then outstanding): (A) the Borrowers’ posting of cash collateral with the Issuing Bank in an amount equal to such Defaulting Lender’s participation therein on terms satisfactory to the Administrative Agent and the Issuing Bank, (B) the reallocation of the Revolving Commitments among the Non-Defaulting Lenders pursuant to Section 2.17(a)(i), or (C) such other arrangements satisfactory to the Administrative Agent and the Issuing Bank, and (ii) for the making of any Swingline Loan, one of the following arrangements have been made with respect to the undivided interest and participation of such Defaulting Lender in and to such Swingline Loan (and all other Swingline Loans then outstanding): (A) the reallocation of the Revolving Commitments among the Non-Defaulting Lenders pursuant to Section 2.17(a)(i), or (B) such other arrangements satisfactory to the Administrative Agent and the Swingline Lender.

Each Borrowing shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.

The Borrowers hereby agree that the delivery of any Notice of Borrowing hereunder or any telephonic request for a Borrowing hereunder shall be deemed to be the certification of the Borrowers that all of the conditions set forth in this Section 3.2 have been satisfied.

Section 3.3.          Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, if requested by the Administrative Agent, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, Issuing Bank and each Lender as follows:

Section 4.1.          Subsidiaries; Capital Stock; Loan Parties. As of the Closing Date, such Loan Party has no Subsidiaries other than those specifically disclosed on Schedule 4.1. All of the outstanding Capital Stock in such Subsidiaries has been validly issued, is fully paid and non-assessable and, as of the Closing Date, is owned by the record owners in the amounts specified on Schedule 4.1 free and clear of all Liens except those created under the Collateral Documents and non-consensual Liens that arise by operation of law. As of the Closing Date, no Loan Party has equity investments in any other corporation or entity other than those specifically disclosed on Schedule 4.1. Set forth on Schedule 4.1 is a complete and accurate list of all Subsidiaries as of the Closing Date, showing as of the Closing Date (as to any Subsidiary) the jurisdiction of its organization, the address of its principal place of business and registered office and, if applicable, its U.S. taxpayer identification number and organizational identification number. After giving effect to the Transactions on the Closing Date, none of the Loan Parties or any of their Restricted Subsidiaries will have any issued and outstanding Disqualified Capital Stock except as otherwise specifically disclosed on Schedule 4.1 (which Schedule 4.1 sets forth the material terms of all Disqualified Capital Stock). Set forth on Schedule 4.1 is a complete and accurate description of the authorized Capital Stock of the Borrowers (other than the Parent), by class, and a description of the number of shares of each such class that are issued and outstanding and the holders thereof, in each case, as of the Closing Date and after giving effect to the Transactions on the Closing Date. Except as set forth on Schedule 4.1, after giving effect to the Transactions on the Closing Date no Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or any security convertible into or exchangeable for any of its Capital Stock.

Section 4.2.          Existence and Power. Each Loan Party and each of its Restricted Subsidiaries is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction of its organization, has all requisite corporate or limited liability company or partnership power and authority (as applicable) to own its Property, to carry on its business as now conducted and to consummate each Transaction, and is in good standing (where applicable) and authorized to do business in each jurisdiction except in which the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

Section 4.3.          Organizational Power; Authorization; Enforceability. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member action. This Agreement and each other Loan Document to which any Loan Party is a party has been duly executed and delivered by each such Loan Party, and constitutes the valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in law or at equity).

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Section 4.4.          Governmental Approvals; Consents; No Conflicts. The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party and consummation of each of the other Transactions (a) do not require any notice to, or consent or approval of, registration or filing with, as applicable, or any action by, any Governmental Authority or any Person with respect to which any Loan Party or Subsidiary has any Contractual Obligation, except those as have been obtained or made and are in full force and effect, (b) will not violate Requirements of Law applicable to any Loan Party or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority or violate or constitute a default under any Contractual Obligation of any Loan Party or Subsidiary, and (c) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created under the Loan Documents.

Section 4.5.          Litigation; Environmental.

(a)          There are no actions, suits, arbitration proceedings or claims pending or, to the knowledge of the Loan Parties, threatened by or against any Loan Party or any of their Restricted Subsidiaries that (i) could reasonably be expected to be determined adversely and which, if determined adversely, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) seeks to enjoin or challenge the validity or enforceability of this Agreement, any other Loan Document or any Transaction.

(b)          None of the Loan Parties or any of their Restricted Subsidiaries (i) has failed to comply with any Environmental Laws or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Laws, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each such case, where any such non-compliance, liability or claim would not singly, or in the aggregate with all other such non-compliance, liability or claim, reasonably be expected to result in a Material Adverse Effect.

Section 4.6.          Taxes. As of the Closing Date, none of the Borrowers qualifies as an S Corporation within the meaning of Section 1361 of the Internal Revenue Code. Each Loan Party and each of their respective Restricted Subsidiaries has filed or caused to be filed all required federal and state income tax returns, and other material tax returns required to be filed, and, except as set forth on Schedule 4.6, has paid, or has made adequate provision for the payment of, all federal and state income taxes and other material taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property (other than any the amount or validity of which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP). No tax Liens have been filed and no material claims are being asserted with respect to such taxes which are required by GAAP to be reflected in the financial statements most recently delivered pursuant to Section 5.7(a) hereof (and, as of the Closing Date through the date of delivery of the financial statements for the Fiscal Year ending December 31, 2012, the audited financial statements delivered pursuant to Sections 3.1(b)(x) and 3.1(b)(xi)) that are not so reflected therein. The charges, accruals and reserves on the books of the Loan Parties and each of their Subsidiaries with respect to all federal and state income taxes and other material taxes are considered by the management of the Loan Parties to be adequate, and there exists no unpaid assessment which is or could reasonably be expected to be due and payable against it or any other Loan Party or any of their Restricted Subsidiaries or any Property of any such Loan Party or any such Restricted Subsidiary, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP.

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Section 4.7.          Compliance With Applicable Laws and Contractual Obligations. No Loan Party nor any of its respective Restricted Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority in a manner that could reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of its Restricted Subsidiaries is in compliance in all material respects with all applicable statutes and regulations, including, without limitation, all Requirements of Law, of all Governmental Authorities. No Loan Party nor any of its respective Restricted Subsidiaries is in default with respect to any Contractual Obligation of such Person in a manner that could reasonably be expected to have a Material Adverse Effect.

Section 4.8.          Governmental Regulations. No Loan Party nor any of its respective Restricted Subsidiaries (a) is subject to regulation under the Federal Power Act or the Investment Company Act of 1940, in each case as amended, or (b) is subject to any statute or regulation which regulates the incurrence of Indebtedness (other than Regulation X of the Board of Governors of the Federal Reserve System, as amended) or the granting of Liens, including, without limitation, statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

Section 4.9.          Property.

(a)          As of the Closing Date, all interests in real Property owned, leased, or licensed by, or for the benefit of, any Loan Party or any of its Restricted Subsidiaries are listed in Schedule 4.9 (collectively, and together with any additional real estate acquired after the Closing Date, the “Real Estate”) and, as of the Closing Date, such interests constitute all of the interests in real property owned, leased or licensed by any such Person. Each Loan Party and each Restricted Subsidiary has good and marketable fee simple title to, or a valid leasehold interest in, license of, or right to use all of its Real Estate, and good and marketable title to, or a valid leasehold interest in, license of, or right to use, all its other property. Schedule 4.9 further describes any Real Estate with respect to which any Loan Party or any of its Restricted Subsidiaries is a lessor, sublessor or assignor as of the Closing Date.

(b)          After giving effect to the Transactions, none of the Properties of any Loan Party or any of its respective Restricted Subsidiaries are subject to any Liens other than Permitted Liens. Each Loan Party and each of its Restricted Subsidiaries has received all deeds, assignments, waivers, consents, non-disturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Person’s right, title and interest in and to all such Real Estate and other Properties, except where failure to receive such documents would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, except where the failure to be so issued and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, provided that no warranty is made with respect to common areas under any lease.

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(c)          All Properties of the Loan Parties and their respective Subsidiaries, whether owned, leased, or managed, are in good repair, working order and condition, ordinary wear and tear excepted, in accordance with the terms and conditions of any applicable lease or license agreement. As of the Closing Date, no material portion of any Loan Party’s or any of its Subsidiaries’ Property has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored or otherwise remedied, except where the failure to repair, restore or otherwise remedy such Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)          All leases under which any Loan Party or any of their respective Subsidiaries is the lessee are in full force and effect, and each Loan Party which is party thereto has no knowledge of any material default that has occurred and is continuing thereunder which could reasonably be expected to result in the termination thereof and, to such Loan Party’s knowledge, each such agreement constitutes the legally valid and binding obligation of the landlord thereunder, enforceable against such landlord in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e)          Schedule 4.9 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate as of the Closing Date.

Section 4.10.         Federal Reserve Regulations; Use of Loan Proceeds. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. After giving effect to each Loan, Margin Stock will constitute less than 25% of the assets (as determined by any reasonable method) of the Loan Parties and their Restricted Subsidiaries. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, in each case as amended. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

Section 4.11.         No Misrepresentation. The representations and warranties contained herein, and the certificates and reports furnished or to be furnished by or on behalf of any Loan Party in connection with the transactions contemplated hereby (including the Transactions), taken as a whole, do not contain any misstatement of material fact, or omit to state a material fact required to be stated in order to make the statements herein or therein contained not materially misleading, in each case, in the light of the circumstances under which made.

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Section 4.12.         Plans.

(a)          Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other Federal and state laws except for non-compliances that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (“IRS”) or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification.

(b)          There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)          (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the Borrowers and the ERISA Affiliates have not incurred, and do not reasonably expect to incur, any liability under Section 409, 502(i) or 502(l) or Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA) or under Section 401(a)(29), 4971 or 4975 of the Code; (iii) no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in liability under Title IV of ERISA with respect to a Multiemployer Plan, except in the case of clauses (i) through (iii) for non-compliance that, in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(d)          With respect to any Foreign Plan and except for non-compliances that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) all employer contributions required by law or by the terms of the Foreign Plan have been timely made, or, if applicable, accrued, in accordance with normal accounting practices, (ii) neither any Loan Party nor any of its Restricted Subsidiaries has incurred any liability in connection with the termination of, or withdrawal from, any Foreign Plan, and (iii) it has been registered (if required) and has been maintained in substantial compliance with its terms and with the requirements of any and all Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities.

(e)          Neither any Loan Party nor any Restricted Subsidiary of a Loan Party nor any ERISA Affiliate has any unfunded liability for vested benefits in excess of $100,000 with respect to Plans under which any Loan Party or any Restricted Subsidiary of a Loan Party is an “employer”, and the ERISA Affiliates (other than a Subsidiary) have no unfunded liability for vested benefits with respect to Plans under which an ERISA Affiliate (other than a Restricted Subsidiary) is an “employer” which might have a Material Adverse Effect.

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(f)          The amount of Unrecognized Retiree Welfare Liabilities under all employee benefit plans within the meaning of Section 3(3) of ERISA maintained or contributed to by any Loan Party or any Restricted Subsidiary of a Loan Party does not exceed $100,000.

(g)          There is no potential annual withdrawal liability payments under Title IV of ERISA for the Loan Parties and all Restricted Subsidiaries of the Loan Parties with respect to all Multiemployer Plans.

Section 4.13.         Right to Use, Licenses, Permits, Etc. Each Borrower and each Subsidiary of each Borrower possesses and has the right to use, all franchises, permits, copyrights, patents, trademarks, trade names, licenses, service marks and other intellectual property material to its business, and other rights necessary or desirable for the conducts of its business, all of which is more fully set forth on Schedule 4.13, and all of which is in full force and effect, except as which could not reasonably be expected to have a Material Adverse Effect. No event has occurred which would permit the non-renewal, revocation or termination of any such franchise, copyright, patent, trademark, trade name, license, service mark, permit or other right which could reasonably be expected to have a Material Adverse Effect.

Section 4.14.         Insurance. Set forth on Schedule 4.14 is a complete and accurate list of all Loan Parties’ policies of business interruption, liability, casualty insurance and any other insurance policy with respect to the Property and business of the Loan Parties, which are in full force and effect, showing as of the Closing Date (as to each Loan Party) (i) the names of the carriers thereof, (ii) the policy numbers, (iii) the insureds thereunder, (iv) the amounts of insurance, (v) the dates of expiration thereof, and (vi) the Property and risks covered thereby.

Section 4.15.         Financial Statements.

(a)          The Loan Parties have furnished to each Lender (a) the audited consolidated balance sheet of Acorn and its Subsidiaries as of December 31, 2011, and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year of Acorn then ended issued by the Accountants, (b) the audited consolidated balance sheet of Image and its Subsidiaries as of March 31, 2012, and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year of Image then ended issued by the Accountants, and (c) the unaudited consolidated balance sheet of the Parent and its Subsidiaries as of June 30, 2012, after giving pro forma effect to the Transactions, and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Quarter then ended. Such financial statements fairly present in all material respects the consolidated financial condition of the Parent, Acorn, Image and their Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied.

(b)          Since December 31, 2011, there have been no changes with respect to the Parent and its Restricted Subsidiaries, taken as a whole, which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

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(c)          The Business Plan delivered to the Administrative Agent in satisfaction of the condition set forth in Section 3.1 has been prepared by the Parent in light of the past operations of its and its Subsidiaries’ business, but including anticipated future payments of known contingent liabilities. Such Business Plan reflects, as of the date such Business Plan was delivered, the Parent’s good faith estimates of the future financial performance of the Parent and its Restricted Subsidiaries and of the other information projected therein for the period set forth therein. The Business Plan delivered in satisfaction of the condition set forth in Section 3.1 was, and each Business Plan delivered after the Closing Date to the Lenders will be, based upon assumptions believed by the Loan Parties to be reasonable when made, it being understood that the Business Plan is not to be viewed as facts and is subject to significant uncertainties and contingencies many of which are beyond the control of the Loan Parties, that no assurance can be given that any particular element of a Business Plan will be realized, that actual results may differ and that such differences may be material.

Section 4.16.         Environmental Matters. No Loan Party or any of their Restricted Subsidiaries (a) has received written notice of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, arising in connection with (i) any non-compliance with or violation of the requirements of any Environmental Laws, or (ii) the Release or threatened Release of any Hazardous Material into the environment, (b) to the knowledge of the Loan Parties, has any threatened (in writing) or actual liability in connection with the Release or threatened Release of any Hazardous Material into the environment which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, (c) has received written notice of any federal or state investigation evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Hazardous Material into the environment for which any Loan Party or any of their Restricted Subsidiaries is or would be liable, which liability could reasonably be expected to have a Material Adverse Effect, or (d) has received written notice that any Loan Party or any of their Restricted Subsidiaries is or may be liable to any Person under any Environmental Laws, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq., or any analogous state or foreign law, which liability could reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of their Restricted Subsidiaries is in compliance with the financial responsibility requirements of federal and state Environmental Laws to the extent applicable, including those contained in 40 C.F.R., parts 264 and 265, subpart H, as amended, and any analogous state or foreign law, except in those cases in which the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

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Section 4.17.         Collateral Documents. The Security Agreement and each other Collateral Document executed and delivered by a Loan Party is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent that such a security interest can be created by authentication of a written security agreement under (a) with respect to Collateral Documents governed by the laws of any state, commonwealth, district, or territory of the United States, Articles 8 and 9 of the UCC, and (b) with respect to Collateral Documents governed by the laws of any other jurisdiction, the laws of such jurisdiction governing the creation and perfection of security interests. In the case of certificated Capital Stock of Domestic Subsidiaries described in the Security Agreement, when stock certificates representing such Capital Stock (together with executed stock powers or comparable documents) are delivered to the Administrative Agent, and in the case of the other Collateral described in the Security Agreement or any other Collateral Document (other than deposit accounts and investment property) in which a Lien may be perfected by the filing of a financing statement, when financing statements are filed in the appropriate filing offices as specified in Article 9 of the UCC (or the equivalent thereof in foreign jurisdictions), in each case, the Administrative Agent, for the benefit of the Secured Parties, shall have a perfected security interest in, all right, title and interest of the Loan Parties in such Collateral (including such Capital Stock) and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except for Permitted Liens). In the case of Collateral that consists of deposit accounts or investment property, when a Control Agreement is executed and delivered by all parties thereto with respect to such deposit accounts or investment property, the Administrative Agent, for the benefit of the Secured Parties, shall have a perfected security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, prior and superior to any other Person (except for Permitted Liens) except as provided under the applicable Control Agreement with respect to the financial institution party thereto. In the case of Collateral that consists of Real Estate, each of the Mortgages, if any, is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and when the Mortgages are filed in the offices specified therein, each such Mortgage shall constitute a perfected Lien security interest in, all right, title and interest of the Loan Parties in the subject Real Estate, as security for the Obligations, in each case prior and superior in right to any other Person (except for Permitted Encumbrances).

Section 4.18.         Solvency. At all times (a) the Parent and its Restricted Subsidiaries, on a consolidated basis, will be Solvent and (b) each Borrower will be Solvent.

Section 4.19.         Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against any Loan Party or any of its Restricted Subsidiaries, or, to the Loan Parties’ knowledge, threatened against or affecting any Loan Party or any of its Restricted Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against any Loan Party or any of its Restricted Subsidiaries, or to the Loan Parties’ knowledge, threatened against any of them before any Governmental Authority. All payments due from any Loan Party or any of its Restricted Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of such Loan Party or such Restricted Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.20.         OFAC. No Loan Party or any Affiliate of any Loan Party (a) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (c) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

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Section 4.21.         Patriot Act. Each Loan Party and each Affiliate of a Loan Party is in compliance with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act. No part of the proceeds of the Loans will be used by any Loan Party or any of its Subsidiaries or Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.22.         Holding Company Status. (a) Acorn IP is a company whose sole asset is 100% of the Capital Stock of Acorn Productions and, if and when applicable, following the Closing Date, the Capital Stock of Acorn UK, and its sole business is (i) holding such Capital Stock; (ii) being party to the Loan Documents; (iii) activities reasonably related thereto; (iv) the collection of principal and interest payments from Acorn Productions and the payment of principal and interest payments to the Borrowers; and (v) activities permitted under Section 7.13(b).

(a)          Acorn Productions is a company whose sole asset is 64% of the outstanding Capital Stock of ACL, and its sole business is (i) holding Capital Stock of ACL; (ii) being party to the Loan Documents; (iii) activities reasonably related thereto, (iv) activities permitted under Section 7.13(b); (v) the payment of principal and interest payments to Acorn IP; and (vi) entering into and performing the services contemplated by the Permitted Services Agreements.

(b)          The Parent is a company whose sole assets are 100% of the outstanding Capital Stock of each of RLJ Acquisition, Image Merger Sub and Image, and its sole business is (i) holding Capital Stock of RLJ Acquisition, Image Merger Sub and Image; (ii) being party to the Loan Documents; (iii) activities reasonably related thereto, and (iv) activities permitted under Section 7.13(c).

(c)          RLJ Acquisition is a company whose sole assets are 100% of the outstanding Capital Stock of RLJ Acquisition Merger Sub and Acorn, and its sole business is (i) holding Capital Stock of RLJ Acquisition Merger Sub and Acorn; (ii) being party to the Loan Documents; (iii) activities reasonably related thereto, and (iv) activities permitted under Section 7.13(c).

Section 4.23.         Senior Indebtedness. The Obligations constitutes “Senior Debt” as defined in the Debt Subordination Agreements and “Senior Indebtedness” as defined in the Permitted Subordinated Notes.

Section 4.24.         Material Contracts. All Material Contracts of the Loan Parties in effect on the Closing Date are set forth on Schedule 4.24.

Section 4.25.         Existing Liens. The financing statements described on Schedule 7.2 to this Agreement (a) in favor of CT1 Holdings, LLC, and Thinkfilm LLC do not evidence valid liens against any Loan Party and no Loan Party has granted or purported to grant any such Lien to CT1 Holdings, LLC, or Thinkfilm LLC, and (b) in favor of Screen Actors Guild, Inc., do not evidence liens that secure Indebtedness and the obligations secured thereby (if any) do not exceed $200,000.

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ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Lender or Issuing Bank has a Commitment hereunder or any Obligation (other than contingent indemnification obligations not then asserted) remains unpaid or outstanding:

Section 5.1.          Legal Existence; Conduct of Business. The Each Loan Party will, and will cause its Restricted Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and (b) take all reasonable actions necessary to maintain and preserve its respective rights, licenses, permits, privileges, and franchises material to the conduct of its business, except, with respect to this clause (b), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, that nothing in this Section 5.1 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or dispositions permitted under Section 7.6.

Section 5.2.          Taxes. The Loan Parties will, and will cause each of their respective Restricted Subsidiaries to, pay and discharge when due, all federal, national, provincial and state income taxes and other material taxes, assessments and governmental charges, license fees and levies upon or with respect to any such Person, or upon the income, profits or Property of any such Person, in each case to the extent required to be paid, unless such federal, national, provincial, and state income taxes and other material taxes, assessments, charges, license fees and levies are being contested in good faith and by appropriate proceedings diligently conducted and adequate reserves or other appropriate provisions as required in accordance with GAAP have been made therefor. No Group Member may change its residence for tax purposes.

Section 5.3.          Insurance. The Loan Parties will, and will cause each of their respective Restricted Subsidiaries to, maintain insurance (including, in any event, flood insurance as described in the definition of Real Estate Documents) with financially sound insurance carriers on such of its Property, against such risks, and in such amounts as is customarily maintained by similar businesses, and, to the extent not previously delivered, provide to the Administrative Agent within five (5) days after reasonable request therefor a detailed list of such insurance then in effect, stating the names of the carriers thereof, the policy numbers, the insureds thereunder, the amounts of insurance, the dates of expiration thereof, and the Property and risks covered thereby; provided that the Borrowers shall deliver insurance certificates at the time each insurance policy is renewed (but in any event not less frequently than once per year) and at any time reasonably requested by the Administrative Agent after the occurrence and during the continuance of a Default or Event of Default. In the case of the Loan Parties, such policies shall at all times name the Administrative Agent as additional insured on all liability policies and as lenders loss payee on all property insurance policies and the Loan Parties shall provide endorsements with respect thereto in form and substance reasonably satisfactory to the Administrative Agent.

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Section 5.4.          Payment of Indebtedness and Performance of Obligations. The Loan Parties will, and will cause each of their respective Restricted Subsidiaries to, pay and discharge at or before maturity, all of its material obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the applicable Loan Party or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 5.5.          Condition of Property; Ownership of Property. The Loan Parties will, and will cause each of their respective Restricted Subsidiaries to, maintain, protect and keep in good repair, working order and condition, all material Property necessary in the operation of the business of the Loan Parties, ordinary wear and tear excepted, including, without limitation, all material intellectual property, except to the extent of a Disposition permitted hereunder.

Section 5.6.          Compliance with Laws; Etc. The Loan Parties will, and will cause each of their respective Restricted Subsidiaries to, (a) comply with all Contractual Obligations and Requirements of Law applicable to its business and Properties, including without limitation, all Environmental Laws, ERISA (and the applicable analogous laws of any foreign jurisdiction) and OSHA (and the applicable analogous laws of any foreign jurisdiction), and shall comply with operating and reporting requirements, in each case except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) obtain and renew all environmental permits necessary for its operations and Real Estate, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of its owned Real Estate (if any) or otherwise to comply with any Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials or, at, in, under, above, to, from or about any of its Real Estate, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.7.          Financial Statements and Other Information. The Borrowers will deliver to the Administrative Agent and each Lender:

(a)          as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, a copy of the annual audited report for such Fiscal Year for the Parent and its Restricted Subsidiaries on a consolidated and consolidating basis, containing a consolidated and consolidating balance sheet of the Parent and its Restricted Subsidiaries as of the end of such Fiscal Year and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows (together with all footnotes thereto) of the Parent and its Restricted Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and certified (as to the consolidated statements only) by the Accountants (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Parent and its Restricted Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such Accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and which shall include a statement that nothing came to the Accountant’s attention that caused them to believe that the Parent was not in compliance with the terms, covenants, provisions or conditions of Sections 6.1 or 6.2 hereof insofar as they relate to accounting matters;

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(b)          as soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter in each Fiscal Year, an unaudited consolidated and consolidating balance sheet of the Parent and its Restricted Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income, shareholders’ equity, and cash flows of the Parent and its Restricted Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous Fiscal Year and a comparison to the Business Plan most recently delivered pursuant to Section 5.7(e) and certified by a Responsible Officer on behalf of the Parent and its Restricted Subsidiaries, together with a management discussion and analysis with respect thereto;

(c)          concurrently with the delivery of the financial statements referred to in Sections 5.7(a) and (b) above, unaudited financial statements identical to the financial statements referred to in Sections 5.7(a) and (b) except prepared on a consolidated and consolidating basis with respect to the Parent and all of its Subsidiaries (including, for the avoidance of doubt, the ACL Group);

(d)          concurrently with the delivery of the financial statements referred to in Sections 5.7(a), (b), and (c) above, a Compliance Certificate together with one or more reports, in form and substance reasonably satisfactory to the Administrative Agent, containing the following for the Borrowers: (1) calculations in form and detail satisfactory to the Administrative Agent with respect to the financial covenants set forth in Article VI and (2) such other information as the Administrative Agent may reasonably request;

(e)          as soon as available and in any event no later than sixty (60) days after the beginning of each Fiscal Year, a Business Plan for the then current Fiscal Year, which Business Plan shall be prepared on a quarterly basis;

(f)          promptly upon receipt thereof by any Loan Party, a copy of any audited financial statements of the ACL Group;

(g)          (i) concurrently with the delivery of the financial statements referred to in Sections 5.7(a) and (b) above, a description of any additions to the Media Library during such period and (ii) concurrently with the delivery of the financial statements referred to in Section 5.7(a) a valuation report prepared by a valuation firm reasonably acceptable to Administrative Agent and Fortress (and retained at the Loan Parties’ sole cost and expense), which valuation report shall be in form and substance reasonably acceptable to Administrative Agent and Fortress and reflects the value of the Media Library as of December 31 of the Fiscal Year which is the subject of such financial statements; and

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(h)          promptly upon request therefor, such other information as the Administrative Agent at any time or from time to time may reasonably request.

Section 5.8.          Notice of Material Events. The Borrowers will deliver to the Administrative Agent and each Lender:

(a)          prompt (but in any event within two (2) Business Days) written notice upon any Loan Party obtaining knowledge that (i) any Material Indebtedness of any Loan Party or any of its Restricted Subsidiaries has been declared or shall have become due and payable prior to its stated maturity, or called and not paid when due, or (ii) the holder of any note (other than the Notes), or other evidence of Material Indebtedness, certificate or security evidencing any such Indebtedness, or any obligee with respect to any other Indebtedness of any Loan Party or any of its Restricted Subsidiaries, has the right to declare such Material Indebtedness due and payable prior to its stated maturity;

(b)          prompt (but in any event within two (2) Business Days) written notice of (i) the institution of, or written threat of, any action, suit, governmental investigation or arbitration proceeding against any Loan Party or any of its Restricted Subsidiaries or the receipt of any citation, summons, subpoena, order to show cause or other order naming any Loan Party or any of its Restricted Subsidiaries a party to any proceeding before any Governmental Authority, in each case, which could reasonably be expected to result in a fine or settlement or other liability in excess of $500,000 together with a copy of any document received in connection with such action, suit, governmental investigation, or arbitration proceeding or such citation, summons, subpoena, order to show cause or other order, (ii) any lapse or other termination of any license, permit, franchise or other authorization issued to any Loan Party or any of its Restricted Subsidiaries by any Governmental Authority, (iii) any refusal by any Governmental Authority to renew or extend any such license, permit, franchise or other authorization, and (iv) any dispute between any Loan Party or any of its Restricted Subsidiaries, on the one hand, and any Governmental Authority, on the other hand; which lapse, termination, refusal or dispute, referred to in clauses (ii), (iii) and (iv) above, is material or otherwise could reasonably be expected to result in a fine, settlement, or other liability in excess of $500,000;

(c)          promptly (but in any event within two (2) Business Days) upon any Loan Party’s receipt of notice of the pendency of any proceeding for the condemnation or other taking of any Property of any Loan Party or any of its Restricted Subsidiaries with a book value in excess of $500,000, a copy of such notice;

(d)          promptly (but in any event within two (2) Business Days) following the occurrence of any loss, destruction, or other casualty with respect to Property of any Loan Party or of its of Restricted Subsidiaries with a book value in excess of $500,000, notice of the occurrence thereof;

(e)          promptly (but in any event within two (2) Business Days) after the sending or filing thereof, (i) copies of any proxy statements, annual reports, financial statements, or other material report or communication that the Parent has made generally available to the holders of its Capital Stock and (ii) copies of any regular, periodic, and special reports or registration statements or prospectuses that the Parent files with the Securities and Exchange Commission or any other Governmental Authority or any national or foreign securities exchange or the National Association of Securities Dealers, Inc.;

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(f)          promptly (but in any event within two (2) Business Days) following the occurrence of any ERISA Event or receipt by any Loan Party or of its Restricted Subsidiaries of written notice of the commencement of any litigation regarding any Plan or naming it or the trustee of any such Plan with respect to such Plan (other than claims for benefits in the ordinary course of business), notice of the occurrence thereof, in each case which could reasonably be expected to result in a liability of any Loan Party or any of its Restricted Subsidiaries in excess of $500,000;

(g)          prompt (but in any event within one (1) Business Day) written notice of the occurrence of each Default and each Event of Default;

(h)          promptly (but in any event within two (2) Business Days) upon any Loan Party’s receipt of notice of any event that would reasonably be expected to result in a Material Adverse Effect, notice of the occurrence thereof;

(i)          promptly (but in any event within two (2) Business Days) upon receipt thereof, copies of all audit reports and all management letters relating to any Loan Party or any of its Restricted Subsidiaries submitted by any accountants in connection with each annual, interim or special audit of the books of any Loan Party or any of its Restricted Subsidiaries;

(j)          promptly (but in any event within two (2) Business Days) upon any Loan Party’s receipt from any Governmental Authority or other Person of any notice asserting any failure by any Loan Party to be in compliance with applicable Requirements of Law or that threatens the taking of any action against such Person, or sets forth circumstances, that could reasonably be expected to have a Material Adverse Effect, notice of the occurrence thereof; and

(k)          promptly (i) (but in any event within two (2) Business Days) upon the occurrence of any default under, or any proposed or threatened termination or cancellation of, any Material Contract, notice of the occurrence thereof and an explanation of any actions being taken with respect thereto, and (ii) (but in any event within ten (10) Business Days) following the date on which any new Material Contract is entered into, copies of such new Material Contracts.

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Section 5.9.          Inspection. The Loan Parties will, and will cause each of their respective Restricted Subsidiaries to, during normal business hours, from time to time upon reasonable prior notice: (a) provide the Administrative Agent, Fortress and any of their respective officers, employees and agents access to such Loan Parties and their Restricted Subsidiaries’ Properties, facilities, advisors, officers and employees and the Collateral, (b) permit the Administrative Agent, Fortress and any of their respective officers, employees and agents, to inspect, audit and extracts from such Loan Parties and their Subsidiaries’ books and records relating to such Person or the Collateral, and (c) permit the Administrative Agent, Fortress and any of their respective officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of Collateral of any such Person. If an Event of Default has occurred and is continuing, each such Person shall provide such access to Administrative Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, each such Person shall provide the Administrative Agent and each Lender with access to its suppliers. Each such Person shall make available to the Administrative Agent, Fortress, and their respective counsel reasonably promptly upon reasonable request therefor, originals or copies of all books and records that Administrative Agent or Fortress may reasonably request. Each such Person shall deliver any document or instrument necessary for the Administrative Agent or Fortress, as either of them may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Person relating to the Collateral, and shall maintain backup records or supporting documentation on media, including computer tapes and disks owned by such Person, or stored in data centers, relating to the Collateral. Representatives of Lenders other than Fortress may accompany representatives of the Administrative Agent or Fortress on regularly scheduled audits at no charge to the Borrowers. Except for any such audits or inspections conducted during the existence of an Event of Default, the Loan Parties shall not be obligated to reimburse the costs of more than one such audit or inspection for the Administrative Agent or more than one such audit or inspection for Fortress in any consecutive 12-month period.

Section 5.10.         Intellectual Property. The Loan Parties shall, and shall cause each of their respective Restricted Subsidiaries to (a) promptly register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office, the United States Copyright Office and any other applicable Governmental Authority either within or outside of the United States, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by such Loan Party or any of its Restricted Subsidiaries that are material to the conduct of the business of such Loan Party and its Restricted Subsidiaries taken as a whole, (b) notify the Administrative Agent in writing (i) not later than ten (10) Business Days following the date of the filing of any applications or registrations of any intellectual property right of such Loan Party or any of its Restricted Subsidiaries that is material to the conduct of the business of such Loan Party and its Restricted Subsidiaries taken as a whole with the United States Patent and Trademark Office, the United States Copyright Office or any other Governmental Authority, including, to the extent applicable, the date of such filing, the registration or application numbers, if any, and the title of such intellectual property rights to be registered and (ii) concurrent with the delivery of the financial statements referred to in clauses (a) and (b) of Section 5.7, following the date of the filing of any other applications or registrations with the United States Patent and Trademark Office, the United States Copyright Office or any other Governmental Authority, including, to the extent applicable, the date of such filing, the registration or application numbers, if any, and the title of such intellectual property rights to be registered, (c) promptly, execute such documents as the Administrative Agent may reasonably request for the Administrative Agent to maintain the priority and perfection of its Lien in such intellectual property rights; (d) upon the request of the Administrative Agent, either deliver to the Administrative Agent or file such documents in connection with the filing of any such applications or registrations; and (e) upon filing any such applications or registrations, within the time periods for notice thereof described in clause (b) above, provide the Administrative Agent with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by the Administrative Agent to be filed for the Administrative Agent to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing. Each Loan Party shall, and shall cause its Restricted Subsidiaries to, (i) protect, defend and maintain the validity and enforceability of each item of intellectual property that is material to the conduct of the business of such Loan Party and its Restricted Subsidiaries taken as a whole, (ii) promptly advise the Administrative Agent in writing of any conflicting or potentially infringing activities by third parties of which it becomes aware with respect to such intellectual property and (iii) not allow any material intellectual property to be abandoned, forfeited or dedicated to the public without the written consent of the Administrative Agent.

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Section 5.11.         Additional Subsidiaries; Guaranties; Pledges of Capital Stock. If any Restricted Subsidiary of a Loan Party is formed or acquired after the Closing Date, the Loan Parties will notify the Administrative Agent in writing thereof within five (5) Business Days after the date on which such Restricted Subsidiary is formed or acquired and, within thirty (30) days (or such later date as the Administrative Agent and Fortress may agree in their respective sole discretion) after the date on which such Restricted Subsidiary is formed or acquired, (a) will cause any such Restricted Subsidiary to become a Guarantor pursuant to a Guaranty Supplement, in each case, in form and substance reasonably satisfactory to the Administrative Agent and execute and deliver a Security Agreement in form and substance reasonably satisfactory to the Administrative Agent and the other applicable Collateral Documents (or otherwise become a party to a Security Agreement and the other applicable Collateral Documents in the manner provided therein), (b) if any Capital Stock issued by any such Restricted Subsidiary is owned or held by or on behalf of any Loan Party, the Loan Parties will cause such Capital Stock to be pledged pursuant to the Collateral Documents, and (c) provide to the Administrative Agent all other documentation, including one or more opinions of counsel satisfactory to the Administrative Agent, which in its reasonable opinion is appropriate with respect to such formation or acquisition and the execution and delivery of the applicable documentation referred to above. Nothing in this Section 5.11 shall authorize any Loan Party or any Restricted Subsidiary of a Loan Party to form or acquire any Subsidiary to the extent otherwise prohibited herein.

Section 5.12.         Further Assurances. Subject to the provisions of Section 5.19, the Loan Parties will, and will cause each of their respective Restricted Subsidiaries to, execute and/or deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request in writing, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

Section 5.13.         Books and Records. The Loan Parties will, and will cause each of their respective Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the financial statements in conformity with GAAP.

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Section 5.14.         Use of Proceeds. The Loan Parties and their Subsidiaries will use the proceeds of the Term A Loans, Term B Loans, Term C Loans, and Revolving Loans (a) to fund, directly or indirectly, a portion of the purchase price for the Acorn Acquisition, (b) to fund, directly or indirectly, a portion of the purchase price for the Image Acquisition, (c) to pay fees and expenses incurred in connection with the Transactions, and (d) to repay in full on the Closing Date certain Indebtedness, each of which shall occur on the Closing Date. The Loan Parties and their Subsidiaries will use the proceeds of Revolving Loans to fund Permitted Acquisitions after the Closing Date, to fund working capital of the Loan Parties and (subject to applicable limitations in this Agreement) their Subsidiaries, and for other general corporate purposes of the Loan Parties. No part of the proceeds of any Loan will be used by the Loan Parties, whether directly or indirectly, to purchase or carry Margin Stock or for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

Section 5.15.         Real Property Matters.

(a)          Within thirty (30) days after any Loan Party acquires any owned Real Estate with a fair market value in excess of $500,000 (or with a fair market value that, when combined with the fair market value of all other owned Real Estate that is not already subject to a Mortgage, is in excess of $1,000,000) or acquires any owned Real Estate where material books and records are or will be located, the subject Loan Parties shall execute and deliver the Real Estate Documentation with respect to such Real Estate, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent. In addition, the Loan Parties shall take such actions and provide such information as the Administrative Agent and the Lenders may request in connection with such Person’s compliance with all Requirements of Law pertaining to flood regulation. For the purposes of this and any other provisions of this Agreement and the other Loan Documents, any reference to a “fee interest” or “owned” site or similar terms shall include, without limitation, property interests, not limited in duration, which constitute an ownership interest in substantially all of the rights related to a particular site. Nothing in this Section 5.15 shall be construed to constitute the Administrative Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

(b)          If any Loan Party enters into a lease or bailment arrangement after the Closing Date with respect to any location where Collateral with a book value in excess of $500,000 is located or where material books and records are maintained, the Loan Parties shall within sixty (60) days thereafter deliver a duly executed Third Party Agreement with respect to such location (unless the Administrative Agent and Fortress waive such requirement in writing).

Section 5.16.         Dividends and Distributions from ACL Group. Promptly (but in any event within five (5) Business Days) upon receipt by any Restricted Subsidiary of any Net ACL Proceeds, such Restricted Subsidiary shall, whether through the making of dividends, distributions, or repayments of intercompany debt, cause such Net ACL Proceeds to be paid to the Borrowers for application to the Obligations in accordance with Section 2.6(c)(v).

Section 5.17.         Cash Management. The Borrowers shall maintain their primary depository and treasury services relationships with the Administrative Agent; provided that Image shall have a period of 90 days after the Closing Date (or such longer period as the Administrative Agent may agree in writing in its sole discretion) to transition its depository and treasury services relationships to the Administrative Agent.

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Section 5.18.         Interest Rate Protection. Not later than ninety (90) days after the Closing Date, the Borrowers shall enter into and maintain at all times Hedging Transactions with a term of at least two (2) years from the date the first such Hedging Transaction is entered into covering interest rate risk with respect to a notional amount equal to not less than fifty percent (50%) of the outstanding principal balance of the Term Loans, which arrangements shall be on terms, with counterparties and otherwise in all respects reasonably satisfactory to the Administrative Agent.

Section 5.19.         Post-Closing Matters. The Loan Parties shall do the following:

(a)          within sixty (60) days after the Closing Date (or such later date as the Administrative Agent may agree in writing in its sole discretion), the Loan Parties shall file or cause to be filed a UCC-1 against Sony DADC and Sony Pictures Home Entertainment with respect to the Property of such Loan Parties in the possession of Sony DADC or Sony Picture Home Entertainment, and assign such UCC-1 to the Administrative Agent, for the benefit of the Secured Parties;

(b)          within thirty (30) days after the Closing Date (or such later date as the Administrative Agent may agree in writing in its sole discretion), the Loan Parties shall file or cause to be filed UCC-3 termination statements with respect to the financing statements naming CT1 Holdings, LLC, and Thinkfilm LLC, as secured parties, and Image Entertainment, Inc., as debtor, filed on January 24, 2008, and April 16, 2008, respectively; and

(c)          within sixty (60) days after the Closing Date (or such later date as the Administrative Agent may agree in writing in its sole discretion), (i) cause all Foreign Subsidiaries that are Loan Parties (other than Acorn Australia and, until the Foyle’s War 8 Inclusion Date, Foyle’s War 8) to grant to the Administrative Agent a valid and perfected first priority security interest (subject to Permitted Liens) on all Property of such Loan Parties, (ii) cause all Capital Stock issued by Foreign Subsidiaries (other than ACL) and held by a Loan Party to be pledged as Collateral pursuant to, and in accordance with, the local law of such Foreign Subsidiaries and in connection therewith make such amendments or modifications to the organizational documents of the issuers of such Capital Stock (other than the ACL Group) as the Administrative Agent may reasonably request to permit the Administrative Agent to enforce its security interest in such Capital Stock pursuant to the applicable Security Documents, (iii) amend the organizational documents of each Foreign Subsidiary to the extent necessary to permit the pledge of the Capital Stock of such Foreign Subsidiary as contemplated above, and (iv) deliver an executed Third Party Agreement for each location of a Foreign Subsidiary that is a Loan Party where Collateral with a book value in excess of $500,000 is located or where material books and records are maintained, in the case of clauses (i), (ii), (iii), and (iv) above, pursuant to Loan Documents in form and substance reasonably satisfactory to the Administrative Agent with such exceptions as the Administrative Agent may agree in writing in its sole discretion, and in connection with the Collateral Documents executed pursuant to clauses (i) and (ii) the Loans Parties shall deliver such opinions of counsel as the Administrative Agent may reasonably request, it being acknowledged that the representations, warranties, and covenants in the documentation creating or perfecting such security interests shall not be inconsistent in any material respect with the representations, warranties, and covenants contained in this Agreement.

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ARTICLE VI

FINANCIAL COVENANTS

Each Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation (other than contingent indemnification obligations not then asserted) remains unpaid or outstanding:

Section 6.1.          Senior Leverage Ratio. The Parent and its Restricted Subsidiaries will maintain a Senior Leverage Ratio, determined as of the last day of each Fiscal Quarter ending after the Closing Date, of not greater than the ratio set forth below with respect to such Fiscal Quarter:

Fiscal Quarters Ending	Senior Leverage Ratio

December 31, 2012, through and including the Fiscal Quarter ending September 30, 2013	2.50 to 1.00

Fiscal Quarter ending December 31, 2013, through and including the Fiscal Quarter ending September 30, 2014	2.00 to 1.00

Fiscal Quarter ending December 31, 2014, through and including the Fiscal Quarter ending September 30, 2015	1.50 to 1.00

Fiscal Quarter ending December 31, 2015 and the last day of each Fiscal Quarter thereafter	1.25 to 1.00

Section 6.2.          Total Leverage Ratio. The Parent and its Restricted Subsidiaries will maintain a Total Leverage Ratio, determined as of the last day of each Fiscal Quarter ending after the Closing Date, of not greater than the ratio set forth below with respect to such Fiscal Quarter:

Fiscal Quarters Ending	Total Leverage Ratio

Fiscal Quarter ending December 31, 2012	3.25 to 1.00

Fiscal Quarter ending March 31, 2013, through and including the Fiscal Quarter ending September 30, 2013	3.00 to 1.00

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Fiscal Quarters Ending	Total Leverage Ratio

Fiscal Quarter ending December 31, 2013, through and including the Fiscal Quarter ending September 30, 2014	2.50 to 1.00

Fiscal Quarter ending December 31, 2014, through and including the Fiscal Quarter ending September 30, 2015	2.00 to 1.00

Fiscal Quarter ending December 31, 2015 and the last day of each Fiscal Quarter thereafter	1.75 to 1.00

Section 6.3.          Interest Coverage Ratio. The Parent and its Restricted Subsidiaries on a consolidated basis will maintain an Interest Coverage Ratio, determined as of the last day of each Fiscal Quarter ending after the Closing Date, of not less 3.00 to 1.00.

ARTICLE VII

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Lender or Issuing Bank has a Commitment hereunder or any Obligation (other than contingent indemnification obligations not then asserted) remains unpaid or outstanding:

Section 7.1.          Indebtedness and Disqualified Capital Stock.

(a)          The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(i)          Indebtedness created pursuant to the Loan Documents;

(ii)         Indebtedness existing on the Closing Date and set forth on Schedule 7.1;

(iii)        Indebtedness incurred to finance the acquisition, construction or improvement by such Group Member of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof so long as such Indebtedness is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvements and Permitted Refinancings thereof; provided that the aggregate principal amount of such Indebtedness in reliance on this subsection (iii) does not exceed $500,000 in the aggregate at any time outstanding;

(iv)        intercompany Indebtedness permitted under Sections 7.5(c), (d), and (e) and Section 7.16;

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(v)         Guarantees incurred by any Group Member in respect of any Indebtedness (other than Permitted Subordinated Debt) of any Secured Loan Party that is otherwise permitted by this Section 7.1(a);

(vi)        Indebtedness in respect of Hedging Obligations permitted by Section 7.11;

(vii)       Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(viii)      Indebtedness and cash management obligations in respect of netting services, overdraft protections and otherwise in connection with cash management deposit accounts, in each case, incurred in the ordinary course of business;

(ix)         Permitted Subordinated Debt incurred by Parent on the Closing Date for the purposes of funding, directly or indirectly, the Acorn Acquisition and the Image Acquisition, but only for so long as no Loan Party (other than Parent) or Restricted Subsidiary is liable therefor (whether as a co-borrower, guarantor, or otherwise);

(x)          unsecured Indebtedness not otherwise permitted under this Section 7.1(a) in an amount not to exceed $500,000 at any one time outstanding;

(xi)         the Foyle’s War 8 Existing Debt in an amount not to exceed at any time the sum of $10,000,000 minus all repayments of principal thereon after the Closing Date; and

(xii)        Indebtedness which represents a Permitted Refinancing of any of the Indebtedness described in clauses (ii), (iii), and (x) of this Section 7.1(a).

If any item of Indebtedness would qualify to be included in more than one category of Indebtedness permitted pursuant to this Section 7.1, the Borrowers may from time to time select and change the category in which to classify such item of Indebtedness (and, for the avoidance of doubt, any item of Indebtedness (or any portion thereof) may be concurrently included in one or more categories of Indebtedness permitted pursuant to this Section 7.1).

(b)          The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, issue or permit to exist any Disqualified Capital Stock of any such Person.

Section 7.2.          Negative Pledge. The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of their respective Property now owned or hereafter acquired, except the following (each, a “Permitted Lien”):

(a)          Liens securing the Obligations, provided, however, that no Liens may secure Secured Hedging Obligations or Bank Product Obligations without securing all other Obligations on a basis at least pari passu with such Secured Hedging Obligations or Bank Product Obligations and subject to the priority of payment set forth in Section 2.11 of this Agreement;

(b)          Permitted Encumbrances;

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(c)          any Liens existing on the Closing Date set forth on Schedule 7.2, Liens securing any Permitted Refinancing of the obligations secured thereby and Liens with respect to after-acquired Property that is affixed or incorporated into the Property covered by such Liens;

(d)          Liens securing Indebtedness permitted by Section 7.1(a)(iii), provided that (i) such Lien attaches to the subject Property and proceeds thereof concurrently or within one hundred eighty (180) days after the acquisition, improvement or completion of the construction thereof and (ii) such Lien does not extend to any other Property;

(e)          non-exclusive licenses of patents, trademarks, service marks, copyrights, and other intellectual property rights granted in the ordinary course of business that, in the aggregate, do not materially interfere with the ordinary course of business of the Loan Parties and their respective Restricted Subsidiaries taken as a whole;

(f)          bankers’ Liens, rights of setoff and other similar Liens (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, or (ii) relating to pooled deposit or sweep accounts of the Group Members to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Group Members; provided, that such arrangements are permitted pursuant to Section 7.5;

(g)          at any time prior to the Foyle’s War 8 Inclusion Date, Liens on the broadcast contracts of Foyle’s War 8 and the proceeds thereof securing Indebtedness permitted under Section 7.1(a)(xi), it being agreed by the parties hereto that, so long as such Liens continue to secure such Indebtedness, the Administrative Agent and the Secured Parties shall not have a Lien on such broadcast contracts or the proceeds thereof; and

(h)          extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (f) of this Section 7.2 to the extent the same constitute Liens securing a Permitted Refinancing.

Section 7.3.          Fundamental Changes.

(a)          The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the Capital Stock of any of their Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve (whether pursuant to the terms of its organizational documents or otherwise); provided that, if immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing,

(i)          any Restricted Subsidiary may be merged with or into a Loan Party or any Wholly-Owned Subsidiary that is a Restricted Subsidiary, provided that (1) if any party to such merger is a Loan Party, a Loan Party shall be the surviving Person, (2) if any party to such merger is a Secured Loan Party, a Secured Loan Party shall be the surviving Person, (3) if any party to such merger is a Borrower, such Borrower shall be the surviving Person, (4) if any party to such merger is a Wholly-Owned Subsidiary Loan Party, a Wholly-Owned Subsidiary Loan Party shall be the surviving Person, and (5) if any party to such merger is a Domestic Subsidiary, a Domestic Subsidiary shall be the surviving Person;

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(ii)         any Restricted Subsidiary may Dispose of all or substantially all of its assets or all of the Capital Stock of another Restricted Subsidiary to any Borrower or to any Wholly-Owned Subsidiary Loan Party, provided that (1) a Loan Party may make such Dispositions only to another Loan Party, (2) a Secured Loan Party may make such Dispositions only to another Secured Loan Party, (3) a Wholly-Owned Subsidiary Loan Party may make such Dispositions only to any Borrower or any other Wholly-Owned Subsidiary Loan Party, and (4) a Domestic Subsidiary may make such Dispositions only to any Borrower or any other Domestic Subsidiary; and

(iii)        any Restricted Subsidiary (other than a Loan Party) may be liquidated, wound-up or dissolved if the Borrowers determine in good faith that such liquidation, winding-up or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders.

(b)          The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, engage in any business other than a Permitted Business.

(c)          The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, (i) change its name as it appears in official filings in the jurisdiction of its incorporation or organization, (ii) change its chief executive office, principal place of business, principal corporate offices, or the location of any material portion of its records concerning the Collateral, (iii) change the type of entity that it is, (iv) change its organizational identification number, if any, issued by its jurisdiction of incorporation or organization, or (v) change its jurisdiction of incorporation or organization, in each case without at least thirty (30) days prior written notice to the Administrative Agent and after the Administrative Agent’s written acknowledgment (which acknowledgment shall not be unreasonably withheld, conditioned or delayed) that any reasonable action taken or requested by the Administrative Agent (which request shall be made within ten (10) days of the Administrative Agent’s receipt of such notice) in connection therewith, including (A) to continue the perfection of any Liens in favor of the Administrative Agent, on behalf of the Secured Parties, in any Collateral, and (B) to ensure compliance with this Section 7.3(c), has been completed or taken or that arrangements therefor reasonably satisfactory to the Administrative Agent have been made.

(d)          The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, (i) amend or modify any of their respective organizational documents or waive any of their respective rights thereunder in a manner that would be prohibited by or be inconsistent with any Collateral Document or otherwise materially adverse to any Loan Party or any of their respective Restricted Subsidiaries or to the Lenders or (ii) approve or consent to any such amendment, modification, or waiver by any holder of the Capital Stock of the Loan Parties or any of their respective Restricted Subsidiaries.

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Section 7.4.          Restricted Payments and Prepayments.

(a)          The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any management, consulting or similar fees to equity holders and other affiliates, any dividend or other distribution on any class of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or of Indebtedness subordinated to the Obligations (including, without limitation, Permitted Subordinated Debt) or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding or whether made in cash or payable in the form of a note (each, a “Restricted Payment”), except as follows:

(i)          dividends by any Restricted Subsidiary so long as, in the case of any dividend payable on or in respect of any class or series of Capital Stock issued by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, a Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend in accordance with its share of the Capital Stock in such class or series;

(ii)         dividends payable solely in Capital Stock (other than Disqualified Capital Stock) of the Parent;

(iii)        [Intentionally Omitted.]

(iv)        at any time following the date on which (1) the first mandatory prepayment required by Section 2.6(c)(iv) has been made, and (2) the Permitted Subordinated Debt has been repaid in full and none of the Permitted Subordinated Notes are outstanding, the Parent may make cash dividends to its shareholders so long as (A) such dividend is permitted under applicable law, (B) no Default or Event of Default exists before and after giving effect to such dividend, (C) after giving pro forma effect to such dividend the Senior Leverage Ratio is less than 1.25 to 1.00, (D) the Borrowers have Liquidity of not less than $7,500,000 after giving effect to such dividend, (E) such dividend (i) is made only with Residual Excess Cash Flow from the Fiscal Year immediately preceding such dividend, (ii) is in an amount not to exceed the Residual Excess Cash Flow Amount immediately prior to such Restricted Payment, and (iii) is made only after the making of all prepayments pursuant to Section 2.6(c)(iv) in connection with which such Residual Excess Cash Flow was determined, (F) the amount of all such dividends in any Fiscal Year does not exceed in the aggregate the sum of $2,500,000 minus the amount of all Cash payments of principal (including, without limitation, principal attributable to the accretion of payment-in-kind interest) with respect to the Permitted Subordinated Notes made during such Fiscal Year, and (G) the Borrower Representative shall have given the Administrative Agent at least ten (10) days prior written notice before paying such dividend together with an officer’s certificate certifying the accuracy of clauses (A) through (F) and attaching calculations demonstrating compliance with clauses (C) and (D);

(v)         [Intentionally Omitted];

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(vi)        the Parent may make the following payments with respect to the Permitted Subordinated Debt:

(A)         payments in the form of Interest Notes or Shares (in each case, as defined in the Permitted Subordinated Notes) to the extent provided for by, and in accordance with, the terms of the Permitted Subordinated Notes;

(B)         Cash payments in respect of accrued but unpaid interest to the extent expressly provided for by, and accordance with, the terms and conditions of the Permitted Subordinated Notes, so long as no Default or Event of Default exists before and after giving effect to such payment;

(C)         Cash prepayments of principal so long as (1) no Default or Event of Default exists before and after giving effect to such payment, (2) after giving effect to such prepayment, the pro forma Senior Leverage Ratio is less than 1.25 to 1.00, (3) the Borrowers have Liquidity of not less than $7,500,000 after giving pro forma effect to such prepayment, (4) the amount of all such prepayments in any Fiscal Year does not exceed $2,500,000 in the aggregate, and (5) the Borrower Representative shall have given the Administrative Agent at least ten (10) days prior written notice before making such prepayment together with an officer’s certificate certifying the accuracy of clauses (1) through (4) and attaching calculations demonstrating compliance with clauses (2) and (3); and

(D)         at any time following the date on which the first mandatory prepayment required by Section 2.6(c)(iv) has been made, Cash prepayments of principal attributable to the accretion of payment-in-kind interest (but not prepayments on the original principal amount of the Permitted Subordinated Debt) so long as (1) no Default or Event of Default exists before and after giving effect to such payment, (2) such prepayment is (i) made only with Residual Excess Cash Flow from the Fiscal Year immediately preceding such prepayment and (ii) in an amount not to exceed fifty percent (50%) of the Residual Excess Cash Flow Amount immediately prior to such payment, and (3) such prepayment is made only after (x) the making of all prepayments pursuant to Section 2.6(c)(iv) in connection with which such Residual Excess Cash Flow was determined and (y) the making of all Cash interest payments required pursuant to the terms of the Permitted Subordinated Notes; and

(vii)       purchases of the Capital Stock of Madacy by a Loan Party from the minority shareholders of Madacy, so long as (A) the total purchase price therefor does not exceed $325,000, (B) such purchase occurs within sixty (60) days following the Closing Date, (C) no Default or Event of Default exists before and after giving effect to such purchase, (D) the Borrower Representative shall have given the Administrative Agent at least ten (10) days prior written notice before making such purchase, and (E) simultaneously with such purchase, Borrowers shall cause all such Capital Stock to become subject to the Lien of the Administrative Agent created under the Collateral Documents.

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(b)          The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been Disposed of in accordance with Section 7.6; (iii) repayments of principal and interest with respect to Permitted Intercompany Investments; (iv) in connection with a Permitted Refinancing in accordance with the terms hereof; and (v) repayments permitted under Section 7.4(a)(vi) above.

Section 7.5.          Investments, Loans, Etc. The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, make or suffer to exist any Investments (as defined below) in any ACL Group member, other than Investments existing on the Closing Date set forth on Schedule 7.5. The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary Loan Party prior to such merger), any Capital Stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or make any Acquisition, or create or form any Subsidiary, except:

(a)          Investments (other than Permitted Investments) existing on the Closing Date set forth on Schedule 7.5;

(b)          Investments in Cash and Permitted Investments;

(c)          Investments by such Persons in or to any Borrower (other than the Parent and RLJ Acquisition) or any Secured Loan Party (other than Acorn IP and Acorn Productions or any other Secured Loan Party that is not an operating company) so long as such Investments constitute Permitted Intercompany Investments;

(d)          Investments by such Persons in or to Acorn Australia so long as (i) such Investments constitute Permitted Intercompany Investments, (ii) no Default or Event of Default exists before and after giving effect to any such Investment, (iii) before and after giving effect to any such Investment there shall be at least $3,000,000 of availability under the Revolving Commitment, (iv) prior to making any such Investment the Borrowers shall demonstrate to the satisfaction of the Administrative Agent that the pro forma Senior Leverage Ratio is less than 1.75 to 1.00 before and after giving effect to such Investment, and (v) the amount of all such Investments shall not exceed $2,000,000 in the aggregate;

(e)          Investments by such Persons in or to Acorn Productions so long as (i) such Investments constitute Permitted Intercompany Investments, (ii) no Default or Event of Default exists before and after any such Investment, and (iii) the amount of all such Investments shall not exceed $2,500,000 in the aggregate;

(f)          the transfer by Acorn of the Capital Stock of Acorn UK to Acorn IP so long as (i) no Default or Event of Default exists before and after such transfer and (ii) after giving effect to such transfer the Administrative Agent continues to have a valid and perfected first priority security interest in such Capital Stock;

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(g)          Permitted Acquisitions;

(h)          Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, suppliers or customers arising in the ordinary course of business;

(i)           Hedging Transactions permitted by Section 7.11;

(j)           endorsements in the ordinary course of business for collection or deposit;

(k)          Investments consisting of accounts or notes receivable, extensions of trade credit, deposits made in connection with the purchase price of goods or services, endorsement of negotiable instruments and deposits for lease, utility and similar payments and contracts, in each case, in the ordinary course of business;

(l)           Investments in Foyle’s War 8 permitted under Section 7.16;

(m)         [Intentionally Omitted]; and

(n)          Purchases of the Capital Stock of Madacy by a Loan Party from the minority shareholders of Madacy, so long as (i) the total purchase price therefor does not exceed $325,000, (ii) such purchase occurs within sixty (60) days following the Closing Date, (iii) no Default or Event of Default exists before and after giving effect to such purchase, (iv) the Borrower Representative shall have given the Administrative Agent at least ten (10) days’ prior written notice before making such purchase, and (v) simultaneously with such purchase, Borrowers shall cause all such Capital Stock to become subject to the Lien of the Administrative Agent created under the Collateral Documents.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.5, such amount shall be deemed to be the cost of such Investment when made, purchased or acquired, net of any amount representing return of (but not return on) such Investment and without regard to any forgiveness of Indebtedness. Additionally, any Investment in any Person permitted to be made under Sections 7.5(c), (d), or (e) may be made by making Permitted Intercompany Investments in the parent companies of such Person so long as one hundred percent (100%) of the cash proceeds of such Permitted Intercompany Investments are used immediately by such parent companies to make the Investments permitted under Sections 7.5(c), (d), or (e).

Section 7.6.          Sale of Assets. The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, Dispose of any Capital Stock of any ACL Group member (whether through a sale, merger, consolidation, or otherwise), Acorn IP, or Acorn Productions or transfer or otherwise Dispose of any Property to any ACL Group member, Acorn IP, or Acorn Productions, provided that Acorn shall be permitted to transfer the Capital Stock of Acorn UK to Acorn IP (and the Administrative Agent agrees to release any Lien with respect thereto in connection with such transfer so long as Acorn IP immediately grants to the Administrative Agent a Lien in such Capital Stock). The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, Dispose of any Property (including, without limitation, any Capital Stock except as permitted by the preceding sentence), except for

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(a)          the sale of inventory and Permitted Investments in the ordinary course of business; provided, that the parties acknowledge and agree that the Disposition of Media Rights that are included in the Media Library shall not be deemed to be a sale in the ordinary course of business.

(b)          so long as no Change of Control occurs as a result thereof and the applicable Investment (if any) is not otherwise prohibited by Section 7.5, the sale or issuance by any Loan Party or any Restricted Subsidiary of any Capital Stock of such Person, provided that (i) a Loan Party (other than the Parent and RLJ Acquisition) may sell or issue its Capital Stock only to another Loan Party; (ii) a Secured Loan Party (other than the Parent and RLJ Acquisition) may sell or issue its Capital Stock only to another Secured Loan Party; (iii) a Wholly-Owned Subsidiary Loan Party may sell or issue its Capital Stock only to another Wholly-Owned Subsidiary Loan Party and (iv) a Domestic Subsidiary may sell or issue its Capital Stock only to a Borrower or another Domestic Subsidiary;

(c)          the Disposition (other than Dispositions described in clause (b) above) of Property to any Loan Party (other than the Parent and RLJ Acquisition) or any Restricted Subsidiary, provided that (i) a Loan Party may Dispose of its Property only to another Loan Party; (ii) a Secured Loan Party may Dispose of its Property only to another Secured Loan Party; (iii) a Wholly-Owned Subsidiary Loan Party may Dispose of its Property only to a Borrower or another Wholly-Owned Subsidiary Loan Party and (iv) a Borrower or a Domestic Subsidiary may Dispose of its Property only to another Borrower or another Domestic Subsidiary;

(d)          Dispositions of Cash or Cash equivalents, and termination of Hedging Obligations, in the ordinary course of business;

(e)          non-exclusive licenses of patents, trademarks, service marks, copyrights, and other intellectual property rights, and leases or subleases granted to third parties in the ordinary course of business that, in the aggregate, do not materially interfere with the ordinary course of business of any Loan Party and its Restricted Subsidiaries taken as a whole and do not result in the loss of use of any Media Rights that constitute a portion of the Media Library;

(f)          the transfer of Property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the proceeds therefor;

(g)          Disposition of used, worn out, obsolete or surplus Property, or any Property no longer useful in the conduct of the business of the Group Members taken as a whole, by any Group Member in the ordinary course of business;

(h)          mergers, dissolutions and consolidations in compliance with Section 7.3;

(i)          Dispositions, settlements, write-offs, discount or forgiveness of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business; and

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(j)          in addition to Dispositions otherwise permitted under this Section 7.6, Dispositions of other Property (other than Capital Stock in any Loan Party and other than Media Rights constituting a portion of the Media Library) for not less than the fair market value (determined in good faith by the board of directors of the Borrower Representative) of such Property; provided that (i) not less than 75% of the consideration received in connection therewith consists of Cash or Cash equivalents, (ii) the proceeds of such Disposition are applied in accordance with Section 2.6(c)(i), and (iii) the fair market value of all Property disposed of pursuant to this clause (j) does not exceed $1,000,000 during the term of this Agreement.

Section 7.7.          Restrictive Agreements. The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its Property or (b) the ability of any Restricted Subsidiary of a Loan Party to pay dividends or other distributions with respect to any shares of its equity securities or to make or repay loans or advances to any Loan Party or to guarantee Indebtedness of any Loan Party; provided, that (i) the foregoing shall not apply to (1) restrictions and conditions imposed by law or by the Loan Documents, (2) customary restrictions and conditions contained in agreements relating to the Disposition of Property or a Restricted Subsidiary pending such Disposition so long as such restrictions and conditions apply only to the Property or the Restricted Subsidiary (or Capital Stock thereof) that is to be sold and such sale would be permitted hereunder, or (3) customary restrictions on the transfer of Capital Stock contained in the organizational documents of any Person (other than a Restricted Subsidiary) in which a Loan Party or Restricted Subsidiary has an equity interest, and (ii) clause (a) of this Section shall not apply to (1) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Sections 7.1 and 7.2 if such restrictions or conditions apply only to the Property securing such Indebtedness or (2) customary provisions in franchises, leases and other related contracts restricting the assignment thereof.

Section 7.8.          Transactions with Affiliates. The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of their Affiliates, except:

(a)          transactions with Affiliates entered into in the ordinary course of business and on terms and conditions no less favorable to such Loan Party or Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of a Group Member; provided that, in addition to the foregoing, any transaction (including any Permitted Service Agreement) between any Borrower or any Restricted Subsidiary of any Borrower, on the one hand, and any ACL Group member, on the other hand, shall only be entered into pursuant to a written agreement, which agreement shall be delivered to the Administrative Agent prior to the effectiveness thereof;

(b)          transactions between or among (1) any Borrower and its Wholly-Owned Subsidiary Loan Parties or (2) Wholly-Owned Subsidiary Loan Parties and, in each case, not involving any other Affiliates, or transactions solely among Restricted Subsidiaries that are not Loan Parties;

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(c)          reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans), reimbursements for out-of-pocket expenses and indemnification arrangements, in each case, in the ordinary course of business;

(d)          any Restricted Payments permitted by Section 7.4; and

(e)          the transfer to Acorn IP of the Capital Stock of Acorn UK currently held by Acorn in accordance with Section 7.5(f).

Section 7.9.          ERISA. Neither the Loan Parties nor any of their respective Restricted Subsidiaries will sponsor or maintain or incur any liability with respect to any Multiemployer Plan, any “defined benefit plan” as defined in Section 3(35) of ERISA or any pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code. The amount of unrecognized Retiree Welfare Liabilities under all employee benefit plans within the meaning of Section 3(3) of ERISA maintained or contributed to by any Loan Party or any Restricted Subsidiary of a Loan Party or with respect to which any Loan Party or any Restricted Subsidiary of a Loan Party has any liability will not exceed $100,000. The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, fail to meet all of the applicable minimum funding requirements of ERISA and the Code, without regard to any waivers thereof, and, to the extent that the assets of any of their Plans would be less (by $100,000 or more) than an amount sufficient to provide all accrued benefits payable under such Plans, the Loan Parties shall make the maximum deductible contributions allowable under the Code (based on the Loan Party’s current actuarial assumptions). No Loan Party shall, or shall cause or permit any ERISA Affiliate to, (a) cause or permit to occur any event that could result in the imposition of a Lien under Section 430(h) of the Code or Section 303(k) or 4068 of ERISA, or (b) cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 7.10.         Sale and Leaseback Transactions. The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property sold or transferred.

Section 7.11.         Hedging Transactions. The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, enter into any Hedging Transaction, other than (a) Hedging Transactions entered into to hedge or mitigate risks to which any Borrower or any such Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities (including commodities and foreign exchange hedging) and not for speculation and (b) Hedging Transactions permitted pursuant to Section 5.18. Solely for the avoidance of doubt, the Loan Parties acknowledge that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which a Loan Party or any of its Restricted Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

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Section 7.12.         Accounting Changes. The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the Fiscal Year of any Loan Party or of any of their Restricted Subsidiaries, except to change the Fiscal Year (or, in the case of Restricted Subsidiaries incorporated in the UK, the financial year) of any such Restricted Subsidiary to conform its Fiscal Year (or financial year, as the case may be) to that of the Parent. The Fiscal Year of the Parent ends on December 31st, and each other Loan Party’s Fiscal Year (or financial year) ends on the same date.

Section 7.13.         Permitted Activities of Certain Parties.

(a)          Each Loan Party shall not, and shall not permit any of its respective Restricted Subsidiaries to, fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

(b)          Neither Acorn IP nor Acorn Production shall directly or indirectly (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations (including the making of any Investment) other than those incidental to its ownership of the Capital Stock of their respective Subsidiaries and other than the performance of services pursuant to Permitted Services Agreements, (ii) incur, create, assume or suffer to exist (x) any Indebtedness or other liabilities other than (1) the Obligations and (2) intercompany Indebtedness permitted under Section 7.1 (including pursuant to Permitted Intercompany Investments), or (y) any Liens on any of its Property other than nonconsensual Liens and obligations arising by operation of law and Liens granted in favor of the Secured Parties under the Loan Documents to secure the Obligations, (iii) make any Investments other than Investments in a Loan Party, or (iv) own, lease, manage or otherwise operate any properties or assets other than the ownership of shares of Capital Stock of their respective Subsidiaries and any properties or assets owned, or activities incidental to its ownership of such Capital Stock; provided, however, that nothing contained in this Section 7.13(b) shall prohibit (1) Acorn IP from acquiring up to 100% of the Capital Stock of Acorn UK from Acorn and from the minority owners thereof and (2) Acorn Productions or Acorn IP from paying principal and interest on intercompany Indebtedness in the form of Permitted Intercompany Investments.

(c)          The Parent shall not directly or indirectly (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations (including the making of any Investment) other than those incidental to its ownership of the Capital Stock of its Subsidiaries, (ii) incur, create, assume or suffer to exist (x) any Indebtedness or other liabilities other than (1) the Obligations, (2) intercompany Indebtedness permitted under Section 7.1 (including pursuant to Permitted Intercompany Investments), and (3) the Permitted Subordinated Debt, or (y) any Liens on any of its Property other than nonconsensual Liens and obligations arising by operation of law and Liens granted in favor of the Secured Parties under the Loan Documents to secure the Obligations, (iii) make any Investments other than Investments in a Loan Party, (iv) own, lease, manage or otherwise operate any properties or assets other than the ownership of shares of Capital Stock of its Subsidiaries and any properties or assets owned, or activities incidental to its ownership of such Capital Stock; provided, however, that nothing contained in this Section 7.13(c) shall prohibit the Parent from (1) paying principal and interest on intercompany Indebtedness in the form of Permitted Intercompany Investments and (2) paying principal and interest on the Permitted Subordinated Debt to the extent expressly permitted under Section 7.4, or (v) assign or transfer the Permitted Subordinated Debt to any Loan Party or Restricted Subsidiary or otherwise permit any Loan Party or Restricted Subsidiary to become an obligor (whether as a co-borrower, guarantor, or otherwise) with respect to the Permitted Subordinated Debt.

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(d)          RLJ Acquisition shall not directly or indirectly (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations (including the making of any Investment) other than those incidental to its ownership of the Capital Stock of its Subsidiaries, (ii) incur, create, assume or suffer to exist (x) any Indebtedness or other liabilities other than (1) the Obligations and (2) intercompany Indebtedness permitted under Section 7.1 (including pursuant to Permitted Intercompany Investments), or (y) any Liens on any of its Property other than nonconsensual Liens and obligations arising by operation of law and Liens granted in favor of the Secured Parties under the Loan Documents to secure the Obligations, (iii) make any Investments other than Investments in a Loan Party, or (iv) own, lease, manage or otherwise operate any properties or assets other than the ownership of shares of Capital Stock of its Subsidiaries and any properties or assets owned, or activities incidental to its ownership of such Capital Stock; provided, however, that nothing contained in this Section 7.13(d) shall prohibit RLJ Acquisition from paying principal and interest on intercompany Indebtedness in the form of Permitted Intercompany Investments.

Section 7.14.         Deposit Accounts; Investment Accounts. The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, establish or maintain any deposit account, securities account or commodities account (other than Excluded Accounts) unless the Administrative Agent shall have received a Control Agreement, in form and substance reasonably satisfactory to the Administrative Agent, in respect of such deposit account, securities account or commodities account.

Section 7.15.         Changes Relating to Certain Documents.

(a)          The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, (i) amend, restate, supplement, or otherwise modify the terms of any of the Material Contracts (other than the Acorn Acquisition Agreement, the Image Merger Agreement, and each Permitted Subordinated Note) or operating leases or any Indebtedness (other than Permitted Subordinated Notes) in any manner that could reasonably be expected to adversely affect in any material respect any Loan Party, the Administrative Agent or any Lender, or (ii) fail to timely enforce its material rights and remedies thereunder in a reasonably prudent manner in accordance with its reasonable judgment.

(b)          The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, amend, restate, supplement, or otherwise modify the terms of any Permitted Intercompany Investment without the prior written consent of the Administrative Agent (which consent will not be unreasonably withheld, delayed or conditioned).

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(c)          The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, amend, restate, supplement, or otherwise modify in any material respect, or in any respect that could reasonably be expected to be adverse to the Administrative Agent or the Lenders, the terms of the Acorn Acquisition Agreement, the Image Merger Agreement or any Permitted Services Agreements without the prior written consent of the Required Lenders (which consent will not be unreasonably withheld, delayed or conditioned);

(d)          The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, amend, restate, supplement, or otherwise modify the terms of the Fortress Side Letter without the prior written consent of the Administrative Agent (which consent will not be unreasonably withheld, delayed or conditioned).

(e)          The Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, amend, restate, supplement, or otherwise modify the terms of any Permitted Subordinated Note.

Section 7.16.         Foyle’s War 8. Until the Foyle’s War 8 Inclusion Date, the Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, make or suffer to exist any Investments in (other than Investments in the form of Permitted Intercompany Indebtedness in an aggregate amount not to exceed $400,000 at any time outstanding which are made for the purposes of financing production costs incurred by Foyle’s War 8, provided that no new Investments shall be made during the existence and continuation of an Event of Default), or make any Dispositions to, Foyle’s War 8, or enter into any transaction with Foyle’s War 8 other than transactions entered into in the ordinary course of business and on terms and conditions no less favorable to such Loan Party or Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of a Group Member.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1.          Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)          the Borrowers shall fail to pay (i) any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or (ii) any interest on any Loan, in each case, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)          the Borrowers shall fail to pay any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c)          any representation or warranty made or deemed made by any Loan Party or any Subsidiary of a Loan Party in any Loan Document (including the Schedules attached thereto) or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party pursuant to this Agreement or any other Loan Document shall prove to be incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) when made or deemed made; or

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(d)          any Loan Party shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.2, 5.3, 5.7, 5.8, 5.9, 5.10, 5.11, 5.12, 5.14, 5.15, 5.16, or 5.19 or Articles VI or VII; or

(e)          any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any Loan Party shall fail to observe or perform any covenant or agreement in any other Loan Document, and such failure shall remain unremedied for thirty (30) days after the earlier of (i) the date any Responsible Officer of any Loan Party becomes aware of such failure, and (ii) written notice thereof shall have been given to any Loan Party by the Administrative Agent or the Required Lenders; or

(f)          any Loan Party or any Restricted Subsidiary of a Loan Party (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure to pay shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a mandatory prepayment or redemption which arises in connection with an asset sale, a casualty event or an equity or debt issuance the payment of which is required to be made with the proceeds thereof), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(g)          (i) any Loan Party or any Restricted Subsidiary of a Loan Party shall (A) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency or other similar law (foreign or domestic) now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its Property, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (A) of this Section 8.1(g), (C) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for such Loan Party or any such Restricted Subsidiary or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, or (F) take any action for the purpose of effecting any of the foregoing, or (ii) the occurrence of a UK Insolvency Event; or

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(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Restricted Subsidiary of a Loan Party or its debts, or any substantial part of its assets, under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency or other similar law (foreign or domestic) now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Loan Party or any Restricted Subsidiary of a Loan Party or for a substantial part of its assets, and in any such case, such proceeding or petition shall continue for a period of sixty (60) days without having been dismissed, or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)          any Loan Party or any Restricted Subsidiary of a Loan Party shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts generally as they become due; or

(j)          there shall be at any time a failure to satisfy the minimum funding standard under Section 302 of ERISA or in Section 412 of the Code, with respect to any Plan maintained by any Loan Party or any ERISA Affiliate of a Loan Party, or to which any Loan Party or any of its ERISA Affiliates has any liabilities, or any trust created thereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan; or the PBGC shall institute proceedings to terminate any such Plan; or any Loan Party or any ERISA Affiliate of any Loan Party shall incur any liability to the PBGC in connection with the termination of any such Plan; or any Plan or trust created under any Plan of any Loan Party or any ERISA Affiliate of any Loan Party shall engage in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to any material tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code; or any Loan Party or any ERISA Affiliate of any Loan Party shall enter into or become obligated to contribute to a Multiemployer Plan; or there shall be at any time a Lien imposed against the assets of a Loan Party or ERISA Affiliate under Code Section 430(k), or ERISA Sections 303(k) or 4068; or there shall occur at any time an ERISA Event to the extent such ERISA Event could reasonably be expected to result in an aggregate liability greater than $1,000,000 or otherwise have a Material Adverse Effect; or

(k)          any judgment or order for the payment of money in an aggregate amount in excess of $500,000 (to the extent not paid or covered by insurance) shall be rendered against any Loan Party or any Restricted Subsidiary of a Loan Party, and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) consecutive days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(l)          any non-monetary judgment or order shall be rendered against any Loan Party or any Restricted Subsidiary of a Loan Party that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) consecutive days; or

(m)          any Guaranty Agreement shall for any reason, other than the satisfaction in full of all Obligations, cease to be in full force and effect (other than in accordance with its terms); or any Loan Party denies that it has any or further liability or obligation under any Guaranty Agreement, or any Loan Party shall seek to terminate its Guaranty Agreement; or

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(n)          any intercreditor agreement or subordination agreement with respect to the Obligations or the Collateral shall for any reason cease to be in full force and effect (other than in accordance with its terms); or any Person party thereto (other than the Administrative Agent) denies that it has any or further liability or obligation under any such intercreditor agreement or subordination agreement, or any such Person shall seek to terminate such intercreditor agreement or subordination agreement; or

(o)          any “Event of Default” as defined in any Loan Document has occurred and is continuing; or

(p)          (i) any default or breach by any Person occurs and is continuing under any of the Material Contracts, which default or breach could reasonably be expected to, if uncured within any express grace period therein provided, have a Material Adverse Effect, or (ii) any of the Material Contract is terminated for any reason and such termination could reasonably be expected to have a Material Adverse Effect; or

(q)          any Loan Party shall claim, or any court shall find or rule, that the Administrative Agent does not, or the Administrative Agent shall not for any reason (in each case other than as a result of any act or omission of the Administrative Agent), have a valid first priority Lien (subject to Permitted Liens) on the Collateral as provided for in any of the Collateral Documents; or

(r)          any loss or non-renewal of any intellectual property, franchise, license or permit that could reasonably be expected to have a Material Adverse Effect; or

(s)          the occurrence of any event or the existence of any condition that could reasonably be expected to have a Material Adverse Effect as determined by the Administrative Agent in good faith, if such event or condition is not cured to the satisfaction of the Administrative Agent within thirty (30) days after written notice thereof by the Administrative Agent to the Borrowers; or

(t)          the occurrence of a Change of Control;

then, and in every such event (other than an event described in clauses (g) or (h) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower Representative, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (iii) create a Letter of Credit reserve account as set forth in Section 2.16, (iv) exercise all remedies contained in any other Loan Document, and (v) exercise any other remedies available at law or in equity; and, if an Event of Default specified in either clause (g) or (h) of this Section 8.1 shall occur, the Commitments shall automatically terminate and the principal of the Loans and Letters of Credit then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

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Section 8.2.          Cooperation of the Loan Parties.

(a)          If an Event of Default shall have occurred and be continuing and the Obligations shall have been accelerated, the Loan Parties shall, and, if applicable, shall cause each of their Restricted Subsidiaries to, take any action which the Administrative Agent may reasonably request in the exercise of its rights and remedies under any Loan Document in order to transfer or assign any Collateral to the Administrative Agent for the benefit of applicable Secured Parties or to such one or more third parties as the Administrative Agent may designate, or to a combination of the foregoing.

(b)          To enforce the provisions of this Section 8.2, the Administrative Agent is empowered to seek from any Governmental Authority, to the extent required, consent to or approval of any transfer of control of any entity whose Collateral is subject to any Loan Document for the purpose of seeking a bona fide purchaser to whom control ultimately will be transferred after acceleration of the Obligations following an Event of Default. The Loan Parties agree to, and, if applicable, shall cause each of their Restricted Subsidiaries to agree to, cooperate with any such purchaser and with the Administrative Agent in the preparation, execution and filing of any forms and providing any information that may be necessary or helpful in obtaining the consent of any Governmental Authority to the assignment to such purchaser of the Collateral. The Loan Parties agree to, and, if applicable, shall cause their Restricted Subsidiaries to, consent to any such voluntary or involuntary transfer after and following the acceleration of the Obligations after an Event of Default and, without limiting any rights of the Administrative Agent under any Loan Document, to authorize the Administrative Agent to nominate a trustee or receiver to assume control of the Collateral, subject only to any required judicial or other consents required by any Governmental Authority, in order to effectuate the transactions contemplated by this Section 8.2. Such trustee or receiver shall have all the rights and powers as provided to it by law or court order, or to the Administrative Agent under any Loan Document. After an acceleration of the Obligations following an Event of Default, the Loan Parties agree to, and, if applicable, shall cause each of their Restricted Subsidiaries to, cooperate fully in obtaining the consent of each Governmental Authority required to effectuate the foregoing. The Loan Parties agree to, and, if applicable, shall cause each of their Restricted Subsidiaries to take all actions reasonably necessary to obtain all approvals, authorizations consents or waivers necessary to transfer ownership and control of the licenses to any trustee, receiver or bona fide purchaser on behalf of the Secured Parties, including (i) the immediate filing of all applications with any applicable Governmental Authorities, and (ii) assist in obtaining all approvals, authorizations consents or waivers necessary for the transactions contemplated by the Loan Documents.

(c)          Without limiting the obligations of the Loan Parties hereunder in any respect, the Loan Parties further agree that if they, or any of their Restricted Subsidiaries, upon or after the acceleration of the Obligations following the occurrence of an Event of Default, should fail or refuse for any reason whatsoever, without limitation, including any refusal to execute and file any completed application necessary or appropriate to obtain any governmental consent necessary or appropriate for the exercise of any right of the Administrative Agent hereunder, the Loan Parties agree that such application may be executed and filed on such Loan Party’s or such Restricted Subsidiaries’ behalf by the clerk of any court of competent jurisdiction without notice to such Person pursuant to court order.

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(d)          In connection with this Section 8.2, the Administrative Agent shall be entitled to rely in good faith upon an opinion of outside regulatory counsel of the Administrative Agent’s choice with respect to any such assignment or transfer, whether or not such advice rendered is ultimately determined to have been accurate.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1.          Appointment of Administrative Agent.

(a)          Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b)          The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and then for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

(c)          The Administrative Agent declares that it shall hold the Security Property on trust for the Secured Parties on the terms contained in this Agreement.

(d)          Each of the parties to this Agreement agrees that the Administrative Agent shall have only those duties, obligations and responsibilities expressly specified in the Loan Documents to which the Administrative Agent is expressed to be a party (and no others shall be implied).

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Section 9.2.          Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, or its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2) or in the absence of its own gross negligence or willful misconduct, and the Loan Parties and the Lenders shall indemnify the Administrative Agent for any such actions taken or not taken in accordance with Section 11.3 of this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower Representative or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrowers) concerning all matters pertaining to such duties.

Section 9.3.          Lack of Reliance on the Administrative Agent. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

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Section 9.4.          Certain Rights of the Administrative Agent. As between the Administrative Agent and any Lender, if the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such action (or inaction), unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2) where required by the terms of this Agreement.

Section 9.5.          Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6.          The Administrative Agent in its Individual Capacity. The Person serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders,” “Required Lenders,” “Required Revolving Credit Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Person acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Loan Parties or any Subsidiary or Affiliate of the Loan Parties as if it were not the Administrative Agent hereunder.

Section 9.7.          Successor Administrative Agent.

(a)          The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to, so long as no Event of Default pursuant to Sections 8.1(a), (g) or (h) shall have occurred and be continuing at such time, the approval by the Borrower Representative (which shall not be unreasonably withheld or delayed). If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank or financial institution organized under the laws of the United States of America or any state thereof or a bank or financial institution which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

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(b)          After the latest Stated Maturity Date with respect to the Revolving Loans, but in any event not earlier than the fifth (5th) anniversary of the Closing Date, Fortress shall, at its election, succeed to the role of Administrative Agent; provided, however, unless waived in writing by the existing Administrative Agent, such succession shall become effective only upon satisfaction of the following conditions precedent: (i) the existing Administrative Agent shall have received at least thirty (30) days prior written notice from Fortress that Fortress intends to succeed the existing Administrative Agent as Administrative Agent hereunder; (ii) the existing Administrative Agent and Fortress shall enter into an assignment to reflect the assignment of responsibilities from the existing Administrative Agent to Fortress, which assignment shall be made on an “as-is” basis, without representation or warranty by the existing Administrative Agent and which assignment shall otherwise be in form and substance satisfactory to the existing Administrative Agent and Fortress; (iii) the existing Administrative Agent shall have been paid, for the benefit of itself, the Issuing Bank, the Swingline Lender, and the other applicable Lenders, all principal, interest, fees, and other amounts outstanding with respect to the Revolving Loans and Term A Loans; (iv) all unexpired Letters of Credit issued hereunder shall have been (A) cancelled and returned to the applicable Issuing Bank, (B) Cash Collateralized in an amount not less than one hundred and five percent (105%) of the aggregate LC Exposure, or (C) otherwise addressed in a manner satisfactory to the applicable Issuing Bank; (v) all Revolving Loan Commitments shall have been permanently terminated; (vi) the existing Administrative Agent shall have received (all of which shall be in form and substance reasonably satisfactory to the existing Administrative Agent) a written agreement containing the following (A) a release from the Borrowers, Fortress, and all remaining Lenders of all obligations of the Administrative Agent under this Agreement and the other Loan Documents and all acts and omissions of the Administrative Agent other than any acts and omissions occurring prior to the date of such succession as a direct result of the gross negligence or willful misconduct of the Administrative Agent, as determined by a final non-appealable judgment of a court of competent jurisdiction and (B) an agreement by the Borrowers to pay all fees and expenses (including legal expenses) of the existing Administrative Agent in connection with any lien releases, assignments, or terminations by or on behalf of the existing Administrative Agent following the date of such succession; and (vii) the existing Administrative Agent shall have been paid all outstanding fees (including reasonable legal fees) and any other out-of-pocket expenses owing to the existing Administrative Agent (and, for the avoidance of doubt, the Borrowers shall not be entitled to any refund of the existing Administrative Agent agency fee).

(c)          Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents; and the parties hereto agree to take all measures reasonably necessary to transfer the Collateral Documents, or cause the same to be transferred, to the successor Administrative Agent. If within forty-five (45) days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such forty-fifth (45th) day (i) the retiring Administrative Agent’s resignation shall become effective (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above.

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(d)          In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrowers to comply with Section 2.17(a), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrowers and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

(e)          After any retiring Administrative Agent’s resignation or replacement hereunder, the provisions of this Article IX and Section 11.3 of this Agreement shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

Section 9.8.          Authorization to Execute other Loan Documents. Subject to the provisions of Section 11.2, each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

Section 9.9.          Agents. Each Lender hereby designates SunTrust Robinson Humphrey, Inc., as the Lead Arranger and Bookrunner and agrees that STRH shall not have any duties or obligations under any Loan Documents to any Lender or to any Loan Party or any other party hereto or to any other Loan Document.

Section 9.10.         Withholding Tax. To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or another jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective, or for any other reason), but not to the extent caused by or arising from the Administrative Agent’s gross negligence of willful misconduct as finally determined by a court of competent jurisdiction, such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers pursuant to Sections 2.8(b) and 2.15 and without limiting any obligation of the Borrowers to do so pursuant to such Sections) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise (including any and all related losses, claims, liabilities, penalties, and interest), together with all expenses incurred, including reasonable legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender shall make payment in respect thereof within 10 days after demand therefor. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 9.10. The agreements in this Section 9.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other Obligations. Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.

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Section 9.11.         No Independent Power. The Lenders shall not have any independent power to enforce, or have recourse to, any of the Liens constituted by the Collateral Documents or to exercise any rights or powers arising under the Collateral Documents except through the Administrative Agent.

Section 9.12.         Exclusion of Liability. None of the Administrative Agent, any Receiver, or any Delegate shall accept responsibility or be liable to any Lender for:

(a)          the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Administrative Agent or any other person in or in connection with any Collateral Document or the transactions contemplated in the Collateral Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Collateral Document;

(b)          the legality, validity, effectiveness, adequacy or enforceability of any Collateral Document, the collateral subject to Liens thereunder or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Collateral Document or the collateral subject to Liens thereunder;

(c)          any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Collateral Documents, the collateral subject to Liens thereunder or otherwise, whether in accordance with an instruction from the Administrative Agent or otherwise unless directly caused by its gross negligence or willful misconduct;

(d)          the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Collateral Documents, the collateral subject to Liens thereunder or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Collateral Documents or the collateral subject to Liens thereunder; or

(e)          any shortfall which arises on the enforcement or realization of the subject to Liens under the Collateral Documents.

Section 9.13.         Proceedings. No Loan Party or Lender may take any proceedings against any officer, employee or agent of the Administrative Agent, any Receiver or a Delegate in respect of any claim it might have against the Administrative Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Collateral Document or any collateral subject to Liens under the Collateral Documents.

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Section 9.14.         No responsibility to Perfect Liens under Collateral Documents. The Administrative Agent shall not be liable to any Lender for any failure to:

(a)          require the deposit with it of any deed or document certifying, representing or constituting the title to any of the Collateral;

(b)          obtain any license, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Collateral Documents or the Liens created thereunder;

(c)          register, file or record or otherwise protect any of the Liens created under the Collateral Documents (or the priority of any of such Liens) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Collateral Documents or of the Liens created thereunder;

(d)          take, or to require any of the Loan Parties to take, any steps to perfect its title to any of the Collateral subject to the Liens created under the Collateral Documents or to render the Liens created under the Collateral Documents effective or to secure the creation of any ancillary Liens under the laws of any jurisdiction; or

(e)          require any further assurances in relation to any of the Collateral Documents.

Section 9.15.         Insurance by Administrative Agent.

(a)          The Administrative Agent shall not be under any obligation to insure any of the Collateral, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Loan Documents. The Administrative Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)          Where the Administrative Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind.

Section 9.16.         Custodians and Nominees. The Administrative Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Administrative Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement or any Collateral Document and the Administrative Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or any Collateral Document or be bound to supervise the proceedings or acts of any person.

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Section 9.17.         Acceptance of title. The Administrative Agent shall be entitled to accept without inquiry, and shall not be obliged to investigate, any right and title that any of the Loan Parties may have to any of the Collateral and shall not be liable for or bound to require any Loan Party to remedy any defect in its right or title.

Section 9.18.         Refrain from Illegality. Notwithstanding anything to the contrary expressed or implied in the Loan Documents, the Administrative Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction and the Administrative Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

Section 9.19.         Business with the Debtors. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Loan Parties.

Section 9.20.         Winding up of Security Trust. If the Administrative Agent determines that (a) all of the Obligations (other than unmatured contingent obligations and Bank Product Obligations which are not by their terms required to be satisfied upon the termination of the Credit Agreement) and all other obligations secured by the Collateral Documents have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Loan pursuant to the Loan Documents, the trusts set out in this Agreement in relation to the Collateral Documents shall be wound up and the Administrative Agent shall release, without recourse or warranty, all of the Liens created under the Collateral Documents and the rights of the Administrative Agent under each of the Collateral Documents.

Section 9.21.         Powers Supplemental. The rights, powers and discretions conferred upon the Administrative Agent by this Agreement in respect of the Collateral Documents shall be supplemental to the United Kingdom Trustee Act 1925 and the United Kingdom Trustee Act 2000 and in addition to any which may be vested in the Administrative Agent by general law or otherwise.

Section 9.22.         Disapplication. Section 1 of the United Kingdom Trustee Act 2000 shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by this Agreement in respect of the UK Collateral Documents. Where there are any inconsistencies between the United Kingdom Trustee Act 1925 or the United Kingdom Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the United Kingdom Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

Section 9.23.         Debt Subordination Agreement. Each Lender (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Debt Subordination Agreement, (b) authorizes and instructs the Administrative Agent to enter into the Debt Subordination Agreement as Administrative Agent on behalf of such Lender and (c) acknowledges that a copy of the Debt Subordination Agreement was made available to such Lender and that such Lender reviewed the Debt Subordination Agreement. Not in limitation of the foregoing, each Lender hereby agrees that the Administrative Agent shall exercise all rights and remedies under the Debt Subordination Agreement on behalf of such Lender.

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ARTICLE X

GUARANTY

Section 10.1.          Guaranty.

(a)          Each Guarantor hereby, jointly and severally, guarantees to the Administrative Agent, for the benefit of the Secured Parties, the full and prompt payment of the Obligations, including, without limitation, any interest thereon (including, without limitation, interest as provided in this Agreement, accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against the Borrowers after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), plus reasonable attorneys’ fees and expenses if the obligations represented by this Guaranty Agreement are collected by law, through an attorney-at-law, or under advice therefrom.

(b)          Regardless of whether any proposed guarantor or any other Person shall become in any other way responsible to the Secured Parties, or any of them, for or in respect of the Obligations or any part thereof, and regardless of whether or not any Person now or hereafter responsible to the Secured Parties, or any of them, for the Obligations or any part thereof, whether under this Guaranty Agreement or otherwise, shall cease to be so liable, each Guarantor hereby declares and agrees that this Guaranty Agreement shall be a joint and several obligation, shall be a continuing guaranty and shall be operative and binding until, subject to Section 10.1(i) below, the Obligations shall have been indefeasibly paid in full in cash and the Commitments shall have been terminated.

(c)          Each Guarantor absolutely, unconditionally and irrevocably waives any and all right to assert any defense (other than the defense of payment in cash in full, to the extent of its obligations hereunder, or a defense that such Guarantor’s liability is limited as provided in Section 10.1(g)), set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty Agreement or the obligations of the Guarantors under this Guaranty Agreement or the obligations of any other Person or party (including, without limitation, the Borrowers) relating to this Guaranty Agreement or the obligations of any of the Guarantors under this Guaranty Agreement or otherwise with respect to the Obligations in any action or proceeding brought by the Administrative Agent or any Secured Party to collect the Obligations or any portion thereof, or to enforce the obligations of any of the Guarantors under this Guaranty Agreement.

(d)          The Secured Parties, or any of them, may from time to time, without exonerating or releasing any Guarantor in any way under this Guaranty Agreement, (i) take such further or other security or securities for the Obligations or any part thereof as they may deem proper, or (ii) release, discharge, abandon or otherwise deal with or fail to deal with any Guarantor of the Obligations or any security or securities therefor or any part thereof now or hereafter held by the Secured Parties, or any of them, or (iii) amend, modify, extend, accelerate or waive in any manner any of the provisions, terms, or conditions of the Loan Documents or other agreements, instruments or contracts evidencing, related to or attendant with the Obligations, all as they may consider expedient or appropriate in their sole and absolute discretion. Without limiting the generality of the foregoing, or of Section 10.1(e), it is understood that the Secured Parties, or any of them, may, without exonerating or releasing any Guarantor, give up, modify or abstain from perfecting or taking advantage of any security for the Obligations and accept or make any compositions or arrangements, and realize upon any security for the Obligations when, and in such manner, and with or without notice, all as such Person may deem expedient.

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(e)          Each Guarantor acknowledges and agrees that no change in the nature or terms of the Obligations or any of the Loan Documents, or other agreements, instruments or contracts evidencing, related to or attendant with the Obligations (including any novation), shall discharge all or any part of the liabilities and obligations of such Guarantor pursuant to this Guaranty Agreement; it being the purpose and intent of the Guarantors and the Secured Parties that the covenants, agreements and all liabilities and obligations of each Guarantor hereunder are absolute, unconditional and irrevocable under any and all circumstances. Without limiting the generality of the foregoing, each Guarantor agrees that until each and every one of the covenants and agreements of this Guaranty Agreement is fully performed, and without possibility of recourse, whether by operation of law or otherwise, such Guarantor’s undertakings hereunder shall not be released, in whole or in part, by any action or thing which would, but for this paragraph of this Guaranty Agreement, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver or omission of the Secured Parties, or any of them, or their failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Secured Parties, or any of them, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, such Guarantor or by reason of any further dealings between the Borrowers, on the one hand, and any of the Secured Parties, on the other hand, or any other guarantor or surety, and each Guarantor hereby expressly waives and surrenders any defense to its liability hereunder (other than payment of the Obligations in full in cash), or any right of counterclaim or offset of any nature or description which it may have or may exist based upon, and shall be deemed to have consented to, any of the foregoing acts, omissions, things, agreements or waivers.

(f)          The Secured Parties, or any of them, may, without demand or notice of any kind upon or to any Guarantor, at any time or from time to time when any amount shall be due and payable hereunder by any Guarantor, if the Borrowers shall not have timely paid any of the Obligations, set-off and appropriate and apply to any portion of the Obligations hereby guaranteed, and in such order of application as the Administrative Agent may from time to time elect in accordance with this Agreement, any deposits, property, balances, credit accounts or moneys of any Guarantor in the possession of any of the Secured Parties or under their respective control for any purpose. If and to the extent that any Guarantor makes any payment to the Administrative Agent or any other Person pursuant to or in respect of this Guaranty Agreement, any claim which such Guarantor may have against the Borrowers by reason thereof shall be subject and subordinate to the prior payment in full of the Obligations.

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(g)          The creation or existence from time to time of Obligations in excess of the amount committed to or outstanding on the date of this Guaranty Agreement is hereby authorized, without notice to any Guarantor, and shall in no way impair or affect this Guaranty Agreement or the rights of the Secured Parties herein. It is the intention of each Guarantor and the Administrative Agent, the Issuing Bank, and the Lenders that each Guarantor’s obligations hereunder shall be, but not in excess of, the Maximum Guaranteed Amount (as herein defined). The “Maximum Guaranteed Amount” with respect to any Guarantor, shall mean the maximum amount which could be paid by such Guarantor without rendering this Guaranty Agreement void or voidable as would otherwise be held or determined by a court of competent jurisdiction in any action or proceeding involving any state or Federal bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to the insolvency of debtors.

(h)          Upon the bankruptcy or winding up or other distribution of assets of the Borrowers, or of any surety or guarantor (other than the applicable Guarantor) for any Obligations of the Borrowers to the Secured Parties, or any of them, the rights of the Administrative Agent against any Guarantor shall not be affected or impaired by the omission of any of the Secured Parties to prove its claim, or to prove the full claim, as appropriate, against the Borrowers, or any such other guarantor or surety, and the Administrative Agent may prove such claims as it sees fit and may refrain from proving any claim and in its discretion may value as it sees fit or refrain from valuing any security held by it without in any way releasing, reducing or otherwise affecting the liability to the Secured Parties of each of the Guarantors.

(i)          Each Guarantor hereby absolutely, unconditionally and irrevocably expressly waives, except to the extent that such waiver would be expressly prohibited by applicable law, the following: (i) notice of acceptance of this Guaranty Agreement, (ii) notice of the existence or creation of all or any of the Obligations, (iii) presentment, demand, notice of dishonor, protest and all other notices whatsoever (other than notices expressly required hereunder or under any other Loan Document to which such Guarantor is a party), (iv) all diligence in collection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for any of the foregoing, (v) all rights to enforce any remedy which the Secured Parties, or any of them, may have against the Borrowers, and (vi) until the Obligations shall have been paid in full in cash, all rights of subrogation, indemnification, contribution and reimbursement from the Borrowers for amounts paid hereunder and any benefit of, or right to participate in, any collateral or security now or hereafter held by the Secured Parties, or any of them, in respect of the Obligations. If a claim is ever made upon any of the Secured Parties for the repayment or recovery of any amount or amounts received by such Person in payment of any of the Obligations and such Person repays all or part of such amount by reason of (A) any judgment, decree or order of any court or administrative body having jurisdiction over such Person or any of its Property, or (B) any settlement or compromise of any such claim effected by such Person with any such claimant, including the Borrowers, then in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any promissory note or other instrument evidencing any of the Obligations, and such Guarantor shall be and remain obligated to such Person hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person.

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(j)          This Guaranty is a continuing guaranty of the Obligations and all liabilities to which it applies or may apply under the terms hereof and shall be conclusively presumed to have been created in reliance hereon. No failure or delay by any of the Secured Parties in the exercise of any right, power, privilege or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy and no course of dealing between any Guarantor and any of the Secured Parties shall operate as a waiver thereof. No action by any of the Secured Parties permitted hereunder shall in any way impair or affect this Guaranty Agreement. For the purpose of this Guaranty Agreement, the Obligations shall include, without limitation, all Obligations of the Borrowers to the Secured Parties, notwithstanding any right or power of any third party, individually or in the name of the Borrowers and the Secured Parties, or any of them, to assert any claim or defense as to the invalidity or unenforceability of any such Obligation, and no such claim or defense shall impair or affect the obligations of any Guarantor hereunder.

(k)          This is a guaranty of payment and not of collection. In the event the Administrative Agent makes a demand upon any Guarantor in accordance with the terms of this Guaranty Agreement, such Guarantor shall be held and bound to the Administrative Agent directly as debtor in respect of the payment of the amounts hereby guaranteed. All costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred by the Administrative Agent in obtaining performance of or collecting payments due under this Guaranty Agreement shall be deemed part of the Obligations guaranteed hereby.

(l)          Each Guarantor is a direct or indirect Subsidiary of the Parent. Each Guarantor expressly represents and acknowledges that any financial accommodations by the Secured Parties to the Borrowers, including, without limitation, the extension of credit, are and will be of direct interest, benefit and advantage to such Guarantor.

(m)          The payment obligation of a Guarantor to any other Guarantor under any applicable law regarding contribution rights among co-obligors or otherwise shall be subordinate and subject in right of payment to the prior payment in full of the Obligations, and such Guarantor shall not exercise any right or remedy with respect to such rights until payment and satisfaction in full of all such Obligations and the termination of the Commitments of each Lender.

(n)          For the avoidance of doubt, all of the Obligations shall be the joint and several obligations of the Borrowers and the other Loan Parties.

Section 10.2.          Special Provisions Applicable to New Guarantors.

Pursuant to Section 5.11 of this Agreement, any new Restricted Subsidiary of any Loan Party (unless exempted under Section 5.11) which is not already a Guarantor is required to enter into this Guaranty Agreement by executing and delivering to the Administrative Agent a Guaranty Supplement. Upon the execution and delivery of a Guaranty Supplement by such Restricted Subsidiary, such Person shall become a Guarantor and Loan Party hereunder with the same force and effect as if originally named as a Guarantor or Loan Party herein. The execution and delivery of any Guaranty Supplement (or any joinder to any other applicable Loan Document) adding an additional Guarantor as a party to this Agreement (or any other applicable Loan Document) shall not require the consent of any other party hereto. The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.

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ARTICLE XI

MISCELLANEOUS

Section 11.1.          Notices.

(a)          Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To any Loan Party:	RLJ Entertainment, Inc.
20525 Nordhoff St.
Suite 200
Chatsworth, CA 91311
Attention: John P. Avagliano
Email: javagliano@image-entertainment.com
Fax: 818-407-9151

To the Administrative Agent:	SunTrust Bank
3333 Peachtree Road
Atlanta, Georgia 30327
Attention: Cynthia Burton
Fax: 404-439-7409

With a copy to:	SunTrust Bank
Agency Services
303 Peachtree Street, N.E., 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Fax: 404-221-2001

To SunTrust as Issuing Bank:	SunTrust Bank
245 Peachtree Center Avenue
17th Floor, Mail Code GA-ATL-3707
Atlanta, GA 30303
Attn: Standby Letter of Credit Department

To any other Lender or Issuing Bank:	the address and facsimile number set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Lender

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective when delivered; provided, that notices delivered to the Administrative Agent, and notices to any Lender pursuant to Article II, shall not be effective until actually received by such Person at its address specified in this Section 11.1. Notices may be delivered by a party or its legal counsel.

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(b)          Any agreement of the Administrative Agent, the Issuing Bank and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrowers. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrowers to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrowers or any other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank or the Lenders in reasonable reliance upon such telephonic or facsimile notice. The obligation of the Borrowers to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank and the Lenders of a confirmation which is at variance with the terms reasonably understood by the Administrative Agent, the Issuing Bank and the Lenders to be contained in any such telephonic or facsimile notice.

Section 11.2.          Waiver; Amendments.

(a)          No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrowers and the Administrative Agent, the Issuing Bank or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)          No amendment, waiver or other modification of any provision of this Agreement or the other Loan Documents, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the applicable Loan Party, the Administrative Agent and the Required Lenders, or the applicable Loan Party and the Administrative Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver, modification or consent shall:

(i)          extend or increase the Commitment of any Lender without the written consent of such Lender;

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(ii)         reduce the principal amount of any Loan, or unreimbursed LC Disbursement or reduce the rate of interest thereon (other than a determination not to impose the Default Rate), or reduce any fees payable hereunder or under any other Loan Document, without the written consent of each Lender affected thereby;

(iii)        postpone the date fixed for any payment of any principal of, or interest on, any Loan, or unreimbursed LC Disbursement or any fees hereunder or reduce the amount of, forgive, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby;

(iv)        change Section 2.10(b) in a manner that would alter the pro rata sharing of payments required thereby or change Section 2.6(c)(vi) or Section 2.11, without the written consent of each Lender;

(v)         change any of the provisions of this Section 11.2(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or change the definition of “Required Revolving Credit Lenders” without the written consent of each Revolving Credit Lender;

(vi)        release all or substantially all of the value of the Guaranty Agreement without the written consent of each Lender;

(vii)       release all or substantially all of the Collateral securing any of the Obligations or agree to subordinate any Lien in such Collateral to any other creditor of any Loan Party or any of their Subsidiaries, without the written consent of each Lender;

(viii)      contractually subordinate the Administrative Agent’s security interest in the Collateral without the written consent of each Lender;

(ix)         change the provisions of Section 11.4 to permit any Borrower or any of its Affiliates to become a Lender without the written consent of each Lender; or

(x)          change Section 2.1(g)(i) to increase the aggregate Incremental Facility limit or modify the right of any existing Lender to participate in any Incremental Facility;

provided, further, that the consent of (1) the Issuing Bank and the Required Lenders shall be required for any amendment to or waiver of Section 2.1(f), 2.16, or 2.17 or the definition of “LC Commitment,” (2) the Swingline Lender shall be required for any amendment to or waiver of Section 2.1(e), Section 2.2(g), or Section 2.17 (as it relates to the making of any Swing Loan), and (3) the Administrative Agent shall be required for any amendment or waiver with respect to any provision in any Loan Document which relates to any rights, duties, exculpation or discretion of Administrative Agent.

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Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) no Defaulting Lender shall be included as a Lender for purposes of the calculation of “Required Lenders,” or “Required Revolving Credit Lenders.” Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.8(b), 2.9, 2.15 and 11.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Further, notwithstanding the foregoing, only Revolving Credit Lenders and, as applicable, the Issuing Bank, may waive any condition set forth in Section 3.2 following the Closing Date. For the avoidance of doubt, no Lender (or any Affiliate of a Lender) shall have the right to vote on any matter with respect to this Agreement or any other Loan Document at any time after such Lender (and, consequently, any such Affiliate) ceases to be a Lender hereunder even if any Obligation owed to such Lender (or such Affiliate) remains outstanding. Notwithstanding the foregoing, any amendments or modifications necessary to effect the Incremental Facility or any increases to pricing in connection with an Incremental Facility, in each case as provided Section 2.1(g), shall require the consent of only those Persons specified in the last sentence of Section 2.1(g)(iv), as applicable. Notwithstanding anything to the contrary contained in this Section 11.2, if the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical nature, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document. In addition to the required consents set forth above, if any Loan Party has entered into a Secured Hedging Transaction or transaction with respect to Bank Products with SunTrust Bank or any of its Affiliates while SunTrust Bank was the Administrative Agent, and if SunTrust Bank is no longer the Administrative Agent, the consent of SunTrust Bank or such Affiliate of SunTrust Bank, as applicable, shall be required for any amendment to Section 2.11 or any amendment described in clauses (b)(vi), (b)(vii), or (b)(viii) above. Except to the extent expressly required pursuant to the applicable documents with respect to Secured Hedging Transactions or Bank Products, any amendment, modification, waiver, consent, termination or release of any such documents may be effected by the parties thereto without the consent of any Lender.

Section 11.3.          Expenses; Indemnification.

(a)          The Loan Parties shall pay (i) all reasonable and documented, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates and Fortress and its Affiliates, including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and its Affiliates, taken as a whole (and, if necessary, a single separate local counsel in each appropriate jurisdiction), and of one counsel for Fortress and its Affiliates, taken as a whole, in connection with the syndication of the credit facilities provided for herein, due diligence, audits, the engagement of third party consultants, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and visits and inspections described in Section 5.9, and (ii) all reasonable and documented out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel, consultants and financial advisors) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 11.3, or in connection with the Loans or other credit accommodations made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. For the avoidance of doubt, this Section 11.3(a) shall not apply to Taxes, which shall be governed exclusively by Section 2.8(b) hereof.

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(b)          The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Issuing Bank, the Lead Arranger, each Lender and each Related Party of any of the foregoing Persons, and each of their successors and assigns (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) and settlement costs, and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party or any of its Affiliates arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance (or nonperformance) by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, including, without limitation, the Transactions, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Property owned or operated by the any Loan Party or any of their Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of their Subsidiaries, or (iv) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or a breach in bad faith of this Agreement by such Indemnitee. For the avoidance of doubt, this Section 11.3(b) shall not apply to Taxes, which shall be governed exclusively by Section 2.8(b) hereof, except for such out-of-pocket expenses arising in connection with Lenders seeking reimbursement of such Taxes from the Borrowers pursuant to Section 2.8(b).

(c)          The Loan Parties shall pay, and hold the Administrative Agent and each of the Issuing Bank and the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any Collateral described therein, or any payments due thereunder, and save the Administrative Agent and the Issuing Bank or Lender harmless from and against any and all liabilities with respect to or resulting from any Loan Party’s delay or omission to pay such taxes.

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(d)          To the extent that any Loan Party fails to pay any amount required to be paid to the Administrative Agent under paragraph (a), (b) or (c) of this Section 11.3, each Lender severally agrees to pay to the Administrative Agent, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(e)          To the extent permitted by applicable law, none of the Loan Parties shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan (including, without limitation, any failure by any Indemnitee to fund all or a portion of any Loan) or the use of proceeds thereof.

(f)          All amounts due under this Section 11.3 shall be payable promptly after written demand therefor.

Section 11.4.          Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (e) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Indemnitees, Participants to the extent provided in paragraph (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

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(B)         in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than (x) $2,500,000 with respect to any assignment of its Revolving Commitment or Revolving Credit Exposure or (y) $1,000,000 with respect to any assignment of its Term Loans, and, in each such case, in minimum increments of $1,000,000 in excess thereof, unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Revolving Credit Exposure or the Commitment assigned, provided that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis.

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)         the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment; or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, however, that any consent of the Borrowers otherwise required hereunder shall not be required in conjunction with the initial syndication of the Loans (as determined by the Administrative Agent), which may occur prior to or on the Closing Date; provided, further that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not at such time already a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)         the consent of the Administrative Agent and Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of a Revolving Commitment unless the Person that is the proposed assignee is itself a Lender with a Revolving Commitment or any Affiliate or Approved Fund of such Lender (whether or not the proposed assignee would otherwise qualify as a new Lender); provided that if such Affiliate or Approved Fund of such Lender cannot perform the obligations of a Lender holding a Revolving Commitment hereunder, the assigning Lender shall perform such obligations on behalf of such Affiliate or Approved Fund.

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(iv)        Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500 (to be paid by the assignor or the assignee and not by the Borrowers) other than for assignments between existing Lenders and assignments of Term Loans by a Lender to its Affiliates or its Approved Funds, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.8(b)(v).

(v)         No Assignment to Borrower Affiliates. No such assignment shall be made to any Borrower or any Affiliate or Subsidiary of any Borrower.

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 11.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have (in addition to any such rights and obligations otherwise held by it) the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.8(b), 2.9, 2.15 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 11.4.

(c)          The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Atlanta, Georgia, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to (including any interest or other payment due and payable or paid), each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower Representative and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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(d)          Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans) are registered obligations, the right, title and interest of each Lender and its assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 11.4 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(e)          Any Lender may at any time, without the consent of the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrowers or any of Affiliate or Subsidiary of any Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender provides the Borrowers and the Administrative Agent notice of such participation (which notice may be given before or after the consummation of such participation), (ii) such Lender’s obligations under this Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iv) except as otherwise provided in this Section 11.4(e), the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(f)          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce its rights under this Agreement and to approve (to the extent required under Section 11.2) any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of the Lender without the consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of the Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or any fees hereunder or reduce the amount of, waive or excuse any such payment (other than to decline the imposition of the Default Rate or to waive any mandatory prepayment), or postpone the scheduled date for the termination or reduction of any Commitment, (iv) change Section 2.10(b) in a manner that would alter the pro rata sharing of payments required thereby, (v) change any of the provisions of this Section 11.4(f) or the definition of “Required Lenders,” “Required Revolving Credit Lenders,” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (vi) release all or substantially all of the value of the Guaranty Agreement without the consent of each Lender, or (vii) release all or any material portion of the Collateral securing any of the Obligations or agree to subordinate any Lien in such Collateral to any other creditor of any Loan Party or any of their Subsidiaries without the consent of each Lender. Subject to paragraph (e) of this Section 11.4, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.8(b), 2.9, and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.4, provided that the Participant must comply with all provisions thereof as if it were a Lender and agrees, for the benefit of the Borrowers, to be subject to the provisions of Section 2.8(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.10(b) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other Obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and each such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

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(g)          A Participant shall not be entitled to receive any greater payment under Section 2.8(b) or Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant shall not be entitled to the benefits of Section 2.8(b) unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.8(b)(v) as though it were a Lender.

(h)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender or any of its Affiliates, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.5.          Governing Law; Jurisdiction; Consent to Service of Process.

(a)          This Agreement and, except as otherwise specifically provided therein, the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof that would require the application of any other governing law or expressly exclude Section 5-1401 of the New York General Obligations Law) of the State of New York.

(b)          Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its Property, to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of their respective Properties in the courts of any jurisdiction.

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(c)          Each Loan Party irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 11.5 and brought in any court referred to in paragraph (b) of this Section 11.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 11.6.          WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.7.          Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to any Loan Party, any such notice being expressly waived by such Loan Parties to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of any Loan Party at any time held or other obligations at any time owing by such Lender to or for the credit or the account of any Loan Party against any and all Obligations held by such Lender irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower Representative after any such set-off and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

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Section 11.8.          Counterparts; Integration. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an electronic file in Adobe Corporation’s Portable Document Format or PDF file shall be deemed an original signature hereto. The foregoing shall apply to each other Loan Document mutatis mutandis. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 11.9.          Survival. All covenants, agreements, representations and warranties made by any Loan Party herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans or the issuance of Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan, or unreimbursed LC Disbursement or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.8(b), 2.9, 2.15, and 11.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and other Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and issuance of Letters of Credit.

Section 11.10.         Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Section 11.11.         Confidentiality. Each of the Administrative Agent and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of all financial statements and projections provided to it by any Loan Party or any of their Subsidiaries and any other information designated in writing as confidential and provided to it by any Loan Party or any of their Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent or any such Lender, including without limitation accountants, legal counsel and other advisors, who are in each case advised of the requirements of this Section 11.11, (ii) to the extent believed in good faith by the Administrative Agent or such Lender to be required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Administrative Agent or such Lender agrees to inform each Loan Party promptly thereof, but only to the extent permitted by law), (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 11.11, or which becomes available to the Administrative Agent, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than a Loan Party, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) to any actual or prospective assignee or Participant that agrees to be bound by this Section 11.11 or an agreement substantially similar to this Section 11.11, or (vii) with the consent of the Borrowers. Any Person required to maintain the confidentiality of any information as provided for in this Section 11.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. Any Person required to maintain the confidentiality of any information as provided in this Section 11.11 shall, in the event that such Person is required to disclose such information pursuant to clause (ii) or (iii) above other than as a part of routine filings, examinations, audits or other reviews with Governmental Authorities, unless requested not to do so by the Governmental Authority, promptly notify the affected Loan Party or Subsidiary so that such Loan Party or such Subsidiary may seek, at such Loan Party’s or such Subsidiary’s sole cost and expense but with such Person’s reasonable cooperation, a protective order or other appropriate remedy to protect such information.

Section 11.12.         Waiver of Effect of Corporate Seal. The Loan Parties represent and warrant that they are not required to affix their corporate seal, if any, to this Agreement or any other Loan Document pursuant to any Requirement of Law or regulation, agree that this Agreement is delivered by the Loan Parties under seal and waive any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 11.13.         Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

148

Section 11.14.         Replacement of Lender; Termination of Commitment. (a) In the event that a Replacement Event occurs and is continuing with respect to any Lender, the Borrowers may in their sole discretion and at their sole cost and expense on three (3) Business Days’ prior written notice to the Administrative Agent and such Lender (i), in the case of a Non-Consenting Lender, so long as no Default or Event of Default has occurred and is continuing and subject to Section 2.5(b) with respect to the minimum Aggregate Revolving Commitment, terminate the Commitments of such Non-Consenting Lender and prepay that Lender’s outstanding Loans in full at par or (ii) designate another financial institution (such financial institution being herein called a “Replacement Lender”) reasonably acceptable to the Administrative Agent and, with respect to any Replacement Lender that will have a Revolving Commitment, the Issuing Bank and Swingline Lender, and which is not a Borrower or an Affiliate of any Borrower, to assume such Lender’s Revolving Commitment hereunder, to purchase the Loans and participations of such Lender and such Lender’s rights hereunder (or, with respect to Non-Consenting Lenders, to assume and purchase in accordance with Section 11.14(b) below all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) without recourse to or representation or warranty by, or expense to, such Lender; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a Replacement Lender; and provided, further that (i) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.8(b), such assignment will result in a reduction in such compensation or payments, (ii) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable new Lender shall have agreed to the applicable departure, waiver or amendment of the Loan Documents and (iii) any such assignment shall not be made if it conflicts with applicable laws. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by the Required Lenders or otherwise, the circumstances entitling the Borrowers to require such assignment cease to apply.

(b)          Any Lender being replaced pursuant to Section 11.14(a) above shall execute and deliver an Assignment and Acceptance with respect to such Lender’s Commitment and outstanding Loans and participations in LC Exposure and Swingline Loans, as applicable. Pursuant to such Assignment and Acceptance, (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in LC Exposure and Swingline Loans, as applicable, (ii) all obligations of the Borrowers owing to the assigning Lender together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance and (iii) upon such payment and, if so requested by the assignee Lender, the Borrowers shall deliver to the assignee Lender a Note or Notes (or replacement Note or Notes, as the case may be) executed by the Borrowers, the assignee Lender shall become a Lender hereunder with respect to the interests assigned, in addition to any other interest it may otherwise hold as a Lender under this Agreement, and the assigning Lender shall cease to be a Lender hereunder with respect to such assigned interest, except with respect to provisions under this Agreement which survive termination of this Agreement, which shall survive as to such assigning Lender. The Administrative Agent is hereby irrevocably appointed as attorney-in-fact to execute any such documentation on behalf of any assignor Lender if such assignor Lender fails to execute same within five (5) Business Days after being presented with such documentation.

(c)          Notwithstanding anything to the contrary contained above, (i) any Lender that acts as an Issuing Bank may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Bank (including the furnishing of a back up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such Issuing Bank, or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to each such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.7.

149

(d)          In the event that (i) the Borrowers or the Administrative Agent have requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 11.2 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 11.15.         Dealings with Multiple Borrowers.

(a)          All Obligations of the Borrowers shall be joint and several Obligations of the Borrowers. The Administrative Agent and the Lenders shall have the right to deal with any Responsible Officer of Borrower Representative or any other Borrower with regard to all matters concerning the rights and obligations of any Secured Party hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents. All actions or inactions of the Responsible Officers of Borrower Representative or any other Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrowers. Each Borrower hereby appoints Borrower Representative as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such Person hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents. The provisions of this Section 11.15 and the Secured Parties’ reliance thereon are material inducements to the agreement of the applicable Secured Parties to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)          Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Secured Parties under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(c)          Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations. To the extent that any of the Borrowers shall fail to make any payment or performance with respect to any of the Obligations, then the other Borrowers will do so, when and as due.

150

(d)          Except as otherwise expressly provided herein and subject to the terms of this Agreement and the other Loan Documents, (i) each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loan made or issuance of any Letter of Credit under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement or any other Loan Document, notice of any action at any time taken or omitted by any Secured Party under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other Loan Documents, and (ii) each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Secured Party at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Secured Party in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.

(e)          The provisions of this Section 11.15 are made for the benefit of the Secured Parties and their respective successors and assigns, and such Persons shall not be required to marshal any of their respective claims, exercise their respective rights against any of the other Borrowers or any other Loan Party, exhaust their respective remedies against any of the other Borrowers or any other Loan Party, resort to any other source or means of obtaining payment of any of the Obligations, or elect any other remedy. If any payment made on the Obligations is rescinded or must be returned by any Secured Party upon the insolvency, bankruptcy or reorganization of any of the Borrowers or any other Loan Party, or otherwise, the provisions of this Section 11.15 will forthwith be reinstated in effect, as though such payment had not been made.

(f)          Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the joint obligations of a Borrower or any other Loan Party shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower and each other Loan Party hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code), after taking into account, among other things, such Borrower’s and such Loan Party’s right of contribution and indemnification from each other Borrower or other Loan Party under applicable law.

[remainder of page left intentionally blank]

151

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

RLJ ENTERTAINMENT, INC.

By:	/s/ H. Van Sinclair
	Name:	H. Van Sinclair
	Title:	President and Chief Executive
Officer

RLJ ACQUISITION, INC.

By:	/s/ H. Van Sinclair
	Name:	H. Van Sinclair
	Title:	President and Chief Executive
Officer

RLJ Merger Sub I, Inc

By:	/s/ H. Van Sinclair
	Name:	H. Van Sinclair
	Title:	President and Chief Executive
Officer

RLJ Merger Sub II, Inc

By:	/s/ H. Van Sinclair
	Name:	H. Van Sinclair
	Title:	President and Chief Executive
Officer

ACORN MEDIA GROUP, INC.

By:	/s/ Miguel Penella
	Name:	Miguel Penella
	Title:	Chief Executive Officer

IMAGE ENTERTAINMENT, INC.

By:	/s/ John Avagliano
	Name:	John Avagliano
	Title:	Chief Operating Officer and Chief Financial Officer

GUARANTORS:

ACORN MEDIA UK LIMITED

By:	/s/ Peter D. Edwards
	Name:	Peter D. Edwards
	Title:	Director

ACORN MEDIA AUSTRALIA PTY. LTD.

By:	/s/ Peter D. Edwards
	Name:	Peter D. Edwards
	Title:	Director

ACORN (IP) LIMITED

By:	/s/ Peter D. Edwards
	Name:	Peter D. Edwards
	Title:	Director

ACORN PRODUCTIONS LIMITED

By:	/s/ Peter D. Edwards
	Name:	Peter D. Edwards
	Title:	Director

FOYLES WAR 8 PRODUCTIONS
LIMITED

By:	/s/ Peter D. Edwards
	Name:	Peter D. Edwards
	Title:	Director

IMAGE/MADACY HOME
ENTERTAINMENT, LLC

By:	/s/ John Avagliano
	Name:	John Avagliano
	Title:	Chief Financial Officer

)
EXECUTED by ACORN MEDIA AUSTRALIA PTY	)
LIMITED CAN 123 588 in accordance with section	)	Signature of director/company
127(1) of the Corporation Act 2001:	)	secretary
	)	(Please delete as application)
/s/ Peter D. Edwards	)
Signature of director	)
)
Peter D. Edwards	)
Name of director	)	Name of director/company
	)	secretary (print)
)

SUNTRUST BANK, as Administrative Agent, Issuing Bank, Swingline Lender, and as a Lender

By	/s/ Kevin Curtin
	Name:	Kevin Curtin
	Title:	Director

SUNTRUST ROBINSON HUMPHREY,
INC., as Lead Arranger and Bookrunner

By	/s/ Todd M. Koetje
	Name:	Todd M. Koetje
	Title:	Managing Director

Fortress Credit Corp., as a Lender

By	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Schedule I

COMMITMENT AMOUNTS

Lender	Revolving Commitment Amount	Term A Loan Commitment Amount	Term B Loan Commitment Amount	Term C Loan Commitment Amount
SunTrust Bank	$15,000,000	$25,000,000	N/A	N/A
Fortress Credit Corp.	N/A	N/A	$15,000,000	$15,000,000
TOTAL:	$15,000,000	$25,000,000	$15,000,000	$15,000,000

EXHIBIT A

FORM OF ADDITIONAL TERM LOAN NOTE

$[_________]	[______ __, 20__]

FOR VALUE RECEIVED, the undersigned, RLJ ENTERTAINMENT, INC., a Nevada corporation (the “Parent”), RLJ ACQUISITION, INC., a Nevada corporation (“RLJ Acquisition”), ACORN MEDIA GROUP, INC., a District of Columbia corporation (“Acorn”), and IMAGE ENTERTAINMENT, INC., a Delaware corporation (“Image”; the Parent, RLJ Acquisition, Acorn, and Image, each individually, a “Borrower” and collectively, the “Borrowers”) promise to pay to the order of [_________________] (hereinafter, together with its successors and assigns, the “Noteholder”), at the office of the Administrative Agent (as defined below), the principal sum of [_____________________________ DOLLARS AND ___/100s] ($[_________]) in immediately available United States funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as hereinafter provided.

This Additional Term Loan Note (this “Note”) is one of the Additional Term Loan Notes referred to in that certain Credit Agreement, dated as of October 3, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, the Guarantors from time to time party thereto, the several banks and other financial institutions from time to time party thereto (each, a “Lender,” and collectively, the “Lenders”) and SunTrust Bank, as administrative agent (together with its successors and assigns, the “Administrative Agent”). All capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement except to the extent such capitalized terms are otherwise defined or limited herein.

All principal amounts and other Obligations then outstanding hereunder shall be due and payable in full on the earlier of (i) Maturity Date applicable to the Additional Term Loan evidenced by this Note and (ii) the date on which the principal amount of the Additional Term Loans has been declared or automatically has become due and payable (whether by acceleration or otherwise). The Borrowers also shall repay the principal outstanding hereunder from time to time as provided in the Credit Agreement. Prepayment of the principal amount of the Additional Term Loans may be made only as provided in the Credit Agreement.

The Borrowers hereby promise to pay interest on the unpaid principal amount hereof as provided in Article II of the Credit Agreement. Interest under this Note also shall be due and payable when this Note shall become due (whether at maturity, by reason of acceleration or otherwise). Upon the occurrence and during the continuance of an Event of Default, the Obligations may bear interest payable at the Default Rate in the manner and at the times provided in the Credit Agreement.

In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made by the Borrowers or inadvertently received by the Noteholder, then such excess sum shall be credited as a payment of principal, unless the Borrower Representative shall notify the Noteholder in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrowers not pay, and the Noteholder not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may legally be paid by the Borrowers under applicable law.

All parties now or hereafter liable with respect to this Note, whether the Borrowers, any Guarantor, endorser or any other Person, hereby waive presentment for payment, demand, notice of non-payment or dishonor, protest, notice of protest and notice of any other kind whatsoever.

No delay or omission on the part of the Noteholder in exercising its rights under this Note, or delay or omission on the part of the Noteholder, the Administrative Agent, or either of them, in exercising its or their rights under the Credit Agreement or under any other Loan Document, or course of conduct relating thereto, shall operate as a waiver of such rights or any other right of the Noteholder, nor shall any waiver by the Noteholder, the Administrative Agent, or either of them, of any such right or rights on any one occasion be deemed a bar to, or waiver of, the same right or rights on any future occasion.

The Borrowers hereby promise to pay all costs of collection, including, without limitation, attorneys’ fees, should this Note be collected by or through an attorney at law or under advice therefrom.

Time is of the essence in this Note.

This Note evidences the Noteholder’s portion of the Additional Term Loans under, and is entitled to the benefits and subject to the terms of, the Credit Agreement, which contains provisions with respect to the acceleration of the maturity of this Note upon the happening of certain stated events, and provisions for prepayment and repayment. This Note is secured by and is also entitled to the benefits of the Loan Documents to the extent provided therein and any other agreement or instrument providing collateral for Additional Term Loans, whether now or hereafter in existence, and any filings, instruments, agreements and documents relating thereto and providing collateral for the Additional Term Loans.

This Note shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of law principles thereof that would require the application of any other governing law or expressly exclude Section 5-1401 of the New York General Obligations Law of the State of New York.

This Note may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an electronic file in Adobe Corporation’s Portable Document Format or PDF file shall be deemed an original signature hereto.

[SIGNATURE ON FOLLOWING PAGE.]

2

IN WITNESS WHEREOF, the Borrowers have caused this Additional Term Loan Note to be duly executed as of the day and year first above written.

BORROWERS:

RLJ ENTERTAINMENT, INC.

By:

Name:
Title:

RLJ ACQUISITION, INC.

By:

Name:
Title:

ACORN MEDIA GROUP, INC.

By:

Name:
Title:

IMAGE ENTERTAINMENT, INC.

By:

Name:
Title:

[RLJ – ADDITIONAL TERM LOAN NOTE]

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions for Assignment and Acceptance (the “Standard Terms and Conditions”) set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrowers:	RLJ Entertainment, Inc., a Nevada corporation (the “Parent”), RLJ Acquisition, Inc., a Nevada corporation (“RLJ Acquisition”), Acorn Media Group, Inc., a District of Columbia corporation (“Acorn”), and Image Entertainment, Inc., a Delaware corporation (“Image”; the Parent, RLJ Acquisition, Acorn, and Image, each individually, a “Borrower” and collectively, the “Borrowers”)

4.	Administrative
	Agent:	SunTrust Bank, as the administrative agent for itself and on behalf of the Lenders (together with its successors and assigns, the “Administrative Agent”)

5.	Credit Agreement:	The Credit Agreement dated as of October 3, 2012 by and among the Borrowers, the Guarantors from time to time party thereto, the several banks and other financial institutions from time to time party thereto (each a “Lender”, and collectively, the “Lenders”), and the Administrative Agent (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”)
2

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/Loans[9]
			$	$		%
			$	$		%
			$	$		%

[7.          Trade Date:                                 ______________]10

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

5 List each Assignor, as appropriate.

6 List each Assignee, as appropriate.

7 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Acceptance (e.g. “Revolving Commitment,” “Term A Commitment,” etc.)

8 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

10 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

3

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

11 Add additional signature blocks as needed.

12 Add additional signature blocks as needed.

[RLJ – ASSIGNMENT AND ACCEPTANCE]

[Consented to and][13] Accepted:

SUNTRUST BANK, as
Administrative Agent

By
Name:
Title:

[Consented to:][14]

RLJ ENTERTAINMENT, INC.

By
Name:
Title:

RLJ ACQUISITION, INC.

By
Name:
Title:

ACORN MEDIA GROUP, INC.

By
Name:
Title:

IMAGE ENTERTAINMENT, INC.

By
Name:
Title:

13 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

14 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

[RLJ – ASSIGNMENT AND ACCEPTANCE]

ANNEX 1

THAT CERTAIN CREDIT AGREEMENT DATED AS OF OCTOBER 3, 2012

AMONG

RLJ ENTERTAINMENT, INC.,

RLJ ACQUISITION, INC.,

RLJ MERGER SUB I, INC.,

RLJ MERGER SUB II, INC.,

ACORN MEDIA GROUP, INC., AND

IMAGE ENTERTAINMENT, INC., AS THE BORROWERS,

THE GUARANTORS FROM TIME TO TIME PARTY THERETO,

THE SEVERAL BANKS AND OTHER FINANCIAL INSTITUTIONS AND LENDERS

FROM TIME TO TIME PARTY THERETO,

AND

THE ADMINISTRATIVE AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, representations and warranties made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of each Borrower, any of such Borrower’s Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by each Borrower, any of such Borrower’s Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.4(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.4(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 5.7(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy (including, without limitation, Adobe Corporation’s Portable Document Format) shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to the conflict of laws principles thereof that would require the application of any other governing law or expressly exclude Section 5-1401 of the New York General Obligations Law.

[RLJ – ASSIGNMENT AND ACCEPTANCE]

2

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

[_________ __], 20__

The undersigned hereby certifies to the Administrative Agent (as defined below) and the Lenders (as defined below) that (i) he or she is the chief financial officer of RLJ ENTERTAINMENT, INC., a Nevada corporation (the “Borrower Representative”), and (ii) on behalf of the Borrower Representative, RLJ ACQUISITION, INC., a Nevada corporation (“RLJ Acquisition”), ACORN MEDIA GROUP, INC., a District of Columbia corporation (“Acorn”), and IMAGE ENTERTAINMENT, INC., a Delaware corporation (“Image”; the Borrower Representative, RLJ Acquisition, Acorn, and Image each individually, a “Borrower” and collectively, the “Borrowers”), pursuant to the provisions of that certain Credit Agreement, dated as of October 3, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, the Guarantors from time to time party thereto, the several banks and other financial institutions from time to time party thereto (each, a “Lender,” and collectively, the “Lenders”), and SunTrust Bank, as administrative agent (together with its successors and assigns, the “Administrative Agent”):

1.          True and correct calculations demonstrating (a) any adjustment to the Applicable Margin, (b) compliance with Sections 6.1, 6.2 and 6.3 of the Credit Agreement and [(c) Consolidated Excess Cash Flow]1, in each case, as of the last day of the [Fiscal Quarter] [Fiscal Year] ended [_____________ ___, 2___] are set forth on Schedule 1 attached hereto (with detailed calculations attached hereto as Annex 1).

2.          To my knowledge, no Default or Event of Default has occurred during the [Fiscal Quarter] [Fiscal Year] ended [_____________ ___, 2___] [, except as described on Schedule 2 attached hereto (which Schedule describes the nature of such Default/Event of Default and when it occurred, whether it is continuing and the steps being taken by the Borrowers with respect to such Default/Event of Default)]. [NOTE: DELETE LAST BRACKETED CLAUSE OR REMOVE BRACKETS AND ATTACH SCHEDULE, IF NECESSARY.]

3.          No change in GAAP or the application thereof has occurred since the date of the audited consolidated financial statements (including balance sheets and income and cash flow statements) delivered to Administrative Agent on or before the Closing Date for the fiscal year ended on or about (a) with respect to the Parent, RLJ Acquisition, Image Merger Sub, RLJ Acquisition Merger Sub, Acorn and Acorn’s Subsidiaries, December 31, 2011, and (b) with respect to Image and its Subsidiaries, March 31, 2012 [, except as set forth on Schedule 3 (which schedule describes the effect of such change on the financial statements accompanying this Compliance Certificate)]; and [NOTE: DELETE BRACKETED CLAUSE OR REMOVE BRACKETS AND ATTACH SCHEDULE, IF NECESSARY.]

1 NOTE: INCLUDE ONLY FOR COMPLIANCE CERTIFICATE DELIVERED WITH ANNUAL FINANCIAL STATEMENTS.

4.          [Attached hereto as Schedule 4 are the financial statements required pursuant to Section 5.7(b) of the Credit Agreement for the Fiscal Quarter ended [_____________ ___, 2___], and such financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied as of the dates and for the periods indicated therein subject to normal year-end audit adjustments and the absence of footnote disclosures.] [NOTE: INCLUDE ONLY FOR COMPLIANCE CERTIFICATE DELIVERED WITH QUARTERLY FINANCIAL STATEMENTS.]

5.          [Attached hereto as Schedule 5 are the financial statements required pursuant to Section 5.7(c) of the Credit Agreement for the Fiscal Quarter ended [_____________ ___, 2___], and such financial statements present fairly in all material respects the financial condition and results of operations of the Parent and all of its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied as of the dates and for the periods indicated therein subject to normal year-end audit adjustments and the absence of footnote disclosures.] [NOTE: INCLUDE ONLY FOR COMPLIANCE CERTIFICATE DELIVERED WITH QUARTERLY FINANCIAL STATEMENTS.]

6.          Schedule 6 attached hereto contains a list of all applications or registrations of any intellectual property right of any Borrower, any Guarantor, or any Restricted Subsidiary of the Parent filed with the United States Patent and Trademark Office, the United States Copyright Office or any other Governmental Authority since the Compliance Certificate last delivered to the Administrative Agent and the Lenders, including, to the extent applicable, the date of such filing, the registration or application numbers, if any, and the title of such intellectual property rights to be registered, together with a copy of such applications or registrations and any exhibits, and the date of such filing.

7.          Capitalized terms used herein and not otherwise defined are used as defined in the Credit Agreement.

[Signature on following page.]

2

IN WITNESS WHEREOF, the Borrower Representative has caused this Compliance Certificate to be executed as of the date and year first above written.

BORROWER REPRESENTATIVE:

RLJ ENTERTAINMENT, INC.

By:

Name:
Title:

[RLJ – COMPLIANCE CERTIFICATE]

SCHEDULE 1

A. Compliance with Section 6.1—Senior Leverage Ratio:

(a)	Consolidated Total Debt (other than Permitted Subordinated Debt) as of [_______________] (the “Measurement Date”)	$_____________

(b)	Consolidated Cash Adjusted EBITDA for the four (4) consecutive Fiscal Quarters ending on or immediately prior to the Measurement Date	$_____________

(c)	The ratio of (a) to (b)	____ to 1.00

Senior Leverage Ratio must be not greater than the corresponding ratio as of the last day of each of the following periods:

	December 31, 2012, through and including the Fiscal Quarter ending September 30, 2013	2.50 to 1.00
	Fiscal Quarter ending December 31, 2013, through and including the Fiscal Quarter ending September 30, 2014	2.00 to 1.00
	Fiscal Quarter ending December 31, 2014, through and including the Fiscal Quarter ending September 30, 2015	1.50 to 1.00
	Fiscal Quarter ending December 31, 2015 and each Fiscal Quarter thereafter	1.25 to 1.00

In compliance?	☐ Yes ☐ No

Applicable Margin for Eurodollar Loans	____% per annum

Applicable Margin for Base Rate Loans	____% per annum

Continued on following page

[RLJ – COMPLIANCE CERTIFICATE]

B. Compliance with Section 6.2—Total Leverage Ratio:

(a)	Consolidated Total Debt as of [_______________] (the “Measurement Date”)	$_____________

(b)	Consolidated Cash Adjusted EBITDA for the four (4) consecutive Fiscal Quarters ending on or immediately prior to the Measurement Date	$_____________

(c)	The ratio of (a) to (b)	____ to 1.00

Total Leverage Ratio must be not greater than the corresponding ratio as of the last day of each of the following periods:

	Through and including the Fiscal Quarter ending December 31, 2012	3.25 to 1.00

	March 31, 2013, through and including the Fiscal Quarter ending September 30, 2013	3.00 to 1.00

	Fiscal Quarter ending December 31, 2013, through and including the Fiscal Quarter ending September 30, 2014	2.50 to 1.00

	Fiscal Quarter ending December 31, 2014, through and including the Fiscal Quarter ending September 30, 2015	2.00 to 1.00

	Fiscal Quarter ending December 31, 2015 and each Fiscal Quarter thereafter	1.75 to 1.00

In compliance?	☐ Yes ☐ No

[RLJ – COMPLIANCE CERTIFICATE]

C. Compliance with Section 6.3—Interest Coverage Ratio:

(a)	Consolidated Cash Adjusted EBITDA for the four (4) consecutive Fiscal Quarters ending on or immediately prior to the Measurement Date (the “Reference Period”)[1]	$_____________

(b)	Consolidated Interest Expense during the Reference Period	$_____________

(c)	The ratio of (a) to (b)	____ to 1.00

	Interest Coverage Ratio must be not less than the corresponding ratio, as of the last day of the Fiscal Quarter ending on or immediately prior to the Measurement Date.	3:00 to 1:00

	In compliance?	☐ Yes ☐ No

 1 Notwithstanding the foregoing, with respect to the first three test periods following the Closing Date the Interest Coverage Ratio shall be determined as follows: the ratio as of the last day of (a) the first Fiscal Quarter ending after the Closing Date of (i) Consolidated Cash Adjusted EBITDA for such Fiscal Quarter, to (ii) Consolidated Interest Expense for such Fiscal Quarter, (b) the second Fiscal Quarter ending after the Closing Date of (i) Consolidated Cash Adjusted EBITDA for the two Fiscal Quarter period ending on such date, to (ii) Consolidated Interest Expense for such two Fiscal Quarter period, (c) the third Fiscal Quarter ending after the Closing Date of (i) Consolidated Cash Adjusted EBITDA for the three Fiscal Quarter period ending on such date, to (ii) Consolidated Interest Expense for such three Fiscal Quarter period.

[RLJ – COMPLIANCE CERTIFICATE]

D. Compliance with Section 2.6(c)(iv)—Consolidated Excess Cash Flow:

ECF Percentage of Consolidated Excess Cash Flow as of [____________] (the “Measurement Date”),[2] which amount shall be applied to the Obligations in accordance with Section 2.6(c)(iv)	$_____________

ECF Percentage of Consolidated Excess Cash Flow shall mean, as of any date of determination:

If the Senior Leverage Ratio as of the last day of the immediately preceding Fiscal Year was greater than or equal to 1.75 to 1.00:	seventy-five percent (75%)

If the Senior Leverage Ratio as of the last day of the immediately preceding Fiscal Year was less than 1.75 to 1.00, but greater than or equal to 1.00 to 1.00:	fifty percent (50%)

If the Senior Leverage Ratio as of the last day of the immediately preceding Fiscal Year was less than 1.00 to 1.00	twenty-five percent (25%)

In compliance?	☐ Yes ☐ No

 2 Notwithstanding the foregoing, with respect to the Fiscal Year ending December 31, 2012, Consolidated Excess Cash Flow shall be measured from the Closing Date through and including December 31, 2012.

[RLJ – COMPLIANCE CERTIFICATE]

Annex 1

A.           Calculation of Consolidated Cash Adjusted EBITDA for the Reference Period

(i)	Consolidated Net Income for the Parent and its consolidated Restricted Subsidiaries (other than, with respect to periods prior to the Foyle’s War 8 Inclusion Date, the Foyle’s War 8 Group) for such period	$_____________

plus the total of the following to the extent deducted in determining Consolidated Net Income for such Persons and calculated without duplication:

(ii)	any provision for (or less any benefit from) income taxes	$_____________

(iii)	Consolidated Interest Expense	$_____________

(iv)	up to $2,000,000 per annum of any non-Cash expenses incurred with respect to the issuance of stock options in Parent to existing or new employees of such Persons	$_____________

(v)	amortization and depreciation expense	$_____________

(vi)	transaction fees and other expenses incurred in connection with the negotiation and documentation of the Credit Agreement and the transactions contemplated thereby to occur on the Closing Date, the Acorn Acquisition, the Image Acquisition, the making of severance payments, and for such other transactions or one-time expenses as the Administrative Agent may agree in writing in its sole discretion, to the extent not capitalized, and in an aggregate amount not to exceed $1,600,000 (provided that no amount shall be added back pursuant to this clause (vi) for any Fiscal Quarter ended after December 31, 2012)	$_____________

(vii)	Image Product Amortization for such period	$_____________

(viii)	Acorn Production Development and Product Amortization actually incurred in such period	$_____________

minus:

(ix)	Image Product Expenditures actually incurred in such period	$_____________

minus:

(x)	Acorn Production, Product and Development Expense	$_____________

[RLJ – COMPLIANCE CERTIFICATE]

minus:

(xi)	Net Royalty Advances actually incurred in such period	$_____________

	Consolidated EBITDA (sum of Lines (i) through (xi))	$_____________

Anything in the foregoing to the contrary notwithstanding, (a) for the Fiscal Quarter ending September 30, 2011, Consolidated Cash Adjusted EBITDA shall be deemed to be $3,333,056, (b) for the Fiscal Quarter ending December 31, 2011, Consolidated Cash Adjusted EBITDA shall be deemed to be $5,667,919, (c) for the Fiscal Quarter ending March 31, 2012, Consolidated Cash Adjusted EBITDA shall be deemed to be $7,212,951, and (d) for the Fiscal Quarter ending June 30, 2012, Consolidated Cash Adjusted EBITDA shall be deemed to be $11,614,508.

[RLJ – COMPLIANCE CERTIFICATE]

B.           Calculation of Consolidated Excess Cash Flow

(i)	Consolidated Cash Adjusted EBITDA for such Fiscal Year	$_____________

plus

(ii)	the Consolidated Working Capital Adjustment	$_____________

minus the sum of the following (without duplication):

(iii)	the aggregate amount of all regularly scheduled principal payments of Indebtedness (including the Term Loans) made during such Fiscal Year (other than in respect of any revolving credit facility to the extent that there is not an equivalent permanent reduction in commitments thereunder)	$_____________

(iv)	the aggregate amount of all mandatory prepayments (other than pursuant to Section 2.6(c)(iv) of the Credit Agreement) or repurchases of Indebtedness for borrowed money (including the Term Loans) and the principal component of any Capital Lease Obligations (other than out of the proceeds of any Permitted Refinancing) made during such Fiscal Year (other than in respect of any revolving credit facility to the extent that there is not an equivalent permanent reduction in commitments thereunder)	$_____________

(v)	the aggregate amount of all voluntary prepayments of the Term Loans made during such Fiscal Year	$_____________

(vi)	Consolidated Interest Expense paid or payable in cash with respect to such Fiscal Year	$_____________

(vii)	income taxes paid with respect to such Fiscal Year	$_____________

(viii)	Net Cash Proceeds which are not yet required to be applied as a mandatory prepayment of the Loans under Section 2.6(c) of the Credit Agreement	$_____________

(ix)	the aggregate amount paid in Cash during such Fiscal Year on account of Capital Expenditures, Capitalized Prepaid Royalties, Capitalized Production Costs, Capitalized Product Development Costs, and Permitted Acquisitions, excluding, in each case, the principal amount of Indebtedness (other than the Obligations) incurred to finance the foregoing	$_____________

	Consolidated Excess Cash Flow (sum of Lines (i) through (ix))	$_____________

[RLJ – COMPLIANCE CERTIFICATE]

EXHIBIT D

FORM OF NOTICE OF BORROWING

[___________ ___, 20__]

I, [____________________________], the [___________________] and a Responsible Officer of RLJ ENTERTAINMENT, INC., a Nevada corporation (the “Borrower Representative”) do hereby certify on behalf of the Borrower Representative, RLJ ACQUISITION, INC., a Nevada corporation (“RLJ Acquisition”), [RLJ MERGER SUB I, INC., a Nevada Corporation, (“RLJ Acquisition Merger Sub”), RLJ MERGER SUB II, INC., a Delaware corporation (“Image Merger Sub”),] ACORN MEDIA GROUP, INC., a District of Columbia corporation (“Acorn”), and IMAGE ENTERTAINMENT, INC., a Delaware corporation (“Image”; the Borrower Representative, RLJ Acquisition, [RLJ Acquisition Merger Sub, Image Merger Sub,] Acorn and Image, each individually, a “Borrower” and collectively, the “Borrowers”) pursuant to the provisions of that that certain Credit Agreement, dated as of October 3, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among the Borrowers, the Guarantors from time to time party thereto, the several banks and other financial institutions from time to time party thereto (each, a “Lender,” and collectively, the “Lenders”), and SunTrust Bank, as administrative agent (together with its successors and assigns, the “Administrative Agent”), that:

1.          The Borrowers hereby request [a Eurodollar Borrowing in the amount of $[____________] with an Interest Period of [1][2][3][6] months][a Base Rate Loan in the amount of $______________] to be made on [_________________, 20__], under the Revolving Commitment. The proceeds of the Borrowing should be wired to the Borrowers as set forth below. The foregoing instructions shall be irrevocable.

Bank Name:
Bank Address:
ABA#:
Account Name:
Account Number:
Federal Tax I.D. #:

2.          After giving effect to the foregoing, the number of Eurodollar Borrowings outstanding with respect to (a) Revolving Loans will not exceed three (3) and (b) Term Loans will not exceed twelve (12).

3.          All representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (except that such materiality qualifier is not applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of the Borrowing requested hereunder, both before and after giving effect thereto, except (a) with respect to representations and warranties made as of an expressed date, in which case such representations and warranties shall be true and correct as of such date, and (b) changes or events which are permitted under the Credit Agreement.

4.          The incumbency of persons authorized by the Borrowers to sign documents is as stated in the certificate of incumbency most recently delivered to the Administrative Agent.

5.          No Default or Event of Default currently exists or will exist immediately after giving effect to this Notice of Borrowing or the Borrowing requested hereunder.

6.          Since December 31, 2011, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect.

[Signature on following page.]

2

IN WITNESS WHEREOF, the Borrower Representative has caused this Notice of Borrowing to be duly executed as of the day and year first above written.

BORROWER REPRESENTATIVE:

RLJ ENTERTAINMENT, INC.

By:
Name:
Title:

[RLJ – NOTICE OF BORROWING]

EXHIBIT E

FORM OF NOTICE OF CONVERSION/CONTINUATION

[_____________ ___, 2___]

I, [____________________________], the [___________________] and a Responsible Officer of RLJ ENTERTAINMENT, INC., a Nevada corporation (the “Borrower Representative”) do hereby certify on behalf of the Borrower Representative, RLJ ACQUISITION, INC., a Nevada corporation (“RLJ Acquisition”), ACORN MEDIA GROUP, INC., a District of Columbia corporation (“Acorn”), and IMAGE ENTERTAINMENT, INC., a Delaware corporation (“Image”; the Borrower Representative, RLJ Acquisition, Acorn and Image, each individually, a “Borrower” and collectively, the “Borrowers”), that pursuant to the provisions of that that certain Credit Agreement, dated as of October 3, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among the Borrowers, the Guarantors from time to time party thereto, the several banks and other financial institutions from time to time party thereto (each, a “Lender,” and collectively, the “Lenders”), and SunTrust Bank, as administrative agent (together with its successors and assigns, the “Administrative Agent”), with respect to the existing outstanding [Base Rate][Eurodollar] Borrowing under the [Revolving Loans] [Term A Loans] [Term B Loans] [Term C Loans] [Additional Term Loans] in the original principal amount of $[__________],

(a)          that such [Base Rate][Eurodollar] Borrowing be converted or continued as follows:

(i)          [$[__________] of such amount shall be converted to a Base Rate Borrowing, effective [__________, ____ ];

(ii)         $[__________] of such amount shall be [converted to /continued as] a Eurodollar Borrowing with an Interest Period of [1][2][3][6] months, effective [____________, ____];

(iii)        $[__________] of such amount shall be repaid on [____________, ____];

(b)          after giving effect to the foregoing, the number of Eurodollar Borrowings outstanding (i) with respect to Revolving Loans, will not exceed three (3) and (ii) with respect to Term Loans, will not exceed twelve (12); and

(c)          no Default or Event of Default has occurred and is continuing.

The foregoing instructions shall be irrevocable. This Notice of Conversion/Continuation shall be a Loan Document.

[Signature on following page.]

IN WITNESS WHEREOF, the Borrower Representative has caused this Notice of Conversion/Continuation to be duly executed as of the day and year first above written.

BORROWER REPRESENTATIVE:

RLJ ENTERTAINMENT, INC.

By:
Name:
Title:

[RLJ – NOTICE OF CONVERSION/CONTINUATION]

2

EXHIBIT F

FORM OF REVOLVING LOAN NOTE

US $[______________]	[______ __, 20__]

FOR VALUE RECEIVED, the undersigned, RLJ ENTERTAINMENT, INC., a Nevada corporation (the “Parent”), RLJ ACQUISITION, INC., a Nevada corporation (“RLJ Acquisition”), RLJ MERGER SUB I, INC., a Nevada Corporation, (“RLJ Acquisition Merger Sub”), RLJ MERGER SUB II, INC., a Delaware corporation (“Image Merger Sub”), ACORN MEDIA GROUP, INC., a District of Columbia corporation (“Acorn”), and IMAGE ENTERTAINMENT, INC., a Delaware corporation (“Image”; the Parent, RLJ Acquisition, RLJ Acquisition Merger Sub, Image Merger Sub, Acorn, and Image, each individually, a “Borrower” and collectively, the “Borrowers”) promise to pay to the order of [______________] (hereinafter, together with its successors and assigns, the “Noteholder”), at the office of the Administrative Agent (as defined below), the principal sum of [_______________________ DOLLARS and ___/100s] ($[______________]) in immediately available United States funds, or, if less, so much thereof as may from time to time be advanced and outstanding as Revolving Loans by the Noteholder to the Borrowers hereunder, plus interest as hereinafter provided.

This Revolving Loan Note (this “Note”) is one of the Revolving Loan Notes referred to in that certain Credit Agreement, dated as of October 3, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, the Guarantors from time to time party thereto, the several banks and other financial institutions from time to time party thereto (each, a “Lender,” and collectively, the “Lenders”), and SunTrust Bank, as administrative agent (together with its successors and assigns, the “Administrative Agent”). All capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement except to the extent such capitalized terms are otherwise defined or limited herein.

All principal amounts and other Obligations then outstanding hereunder shall be due and payable in full on the Maturity Date applicable to the Revolving Loans. The Borrowers also shall repay the principal outstanding hereunder from time to time as provided in the Credit Agreement.

The Borrowers shall be entitled to borrow, repay and re-borrow funds hereunder pursuant to the terms and conditions of the Credit Agreement. Prepayment of the principal amount of any Revolving Loan may be made only as provided in the Credit Agreement.

The Borrowers hereby promise to pay interest on the unpaid principal amount hereof as provided in Article II of the Credit Agreement. Interest under this Note also shall be due and payable when this Note shall become due (whether at maturity, by reason of acceleration or otherwise). Upon the occurrence and during the continuance of an Event of Default, the Obligations may bear interest payable at the Default Rate in the manner and at the times provided in the Credit Agreement.

In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made by the Borrowers or inadvertently received by the Noteholder, then such excess sum shall be credited as a payment of principal, unless the Borrower Representative shall notify the Noteholder in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrowers not pay, and the Noteholder not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may legally be paid by the Borrowers under applicable law.

All parties now or hereafter liable with respect to this Note, whether the Borrowers, any Guarantor, endorser or any other Person, hereby waive presentment for payment, demand, notice of non-payment or dishonor, protest, notice of protest and notice of any other kind whatsoever.

No delay or omission on the part of the Noteholder in exercising its rights under this Note, or delay or omission on the part of the Noteholder, the Administrative Agent, or either of them, in exercising its or their rights under the Credit Agreement or under any other Loan Document, or course of conduct relating thereto, shall operate as a waiver of such rights or any other right of the Noteholder, nor shall any waiver by the Noteholder, the Administrative Agent, or either of them, of any such right or rights on any one occasion be deemed a bar to, or waiver of, the same right or rights on any future occasion.

The Borrowers hereby promise to pay all costs of collection, including, without limitation, attorneys’ fees, should this Note be collected by or through an attorney at law or under advice therefrom.

Time is of the essence in this Note.

This Note evidences the Noteholder’s portion of the Revolving Loans under, and is entitled to the benefits and subject to the terms of, the Credit Agreement, which contains provisions with respect to the acceleration of the maturity of this Note upon the happening of certain stated events, and provisions for prepayment and repayment. This Note is secured by and is also entitled to the benefits of the Loan Documents to the extent provided therein and any other agreement or instrument providing collateral for the Revolving Loans, whether now or hereafter in existence, and any filings, instruments, agreements and documents relating thereto and providing collateral for the Revolving Loans.

This Note shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof without giving effect to the conflict of laws principles thereof that would require the application of any other governing law or expressly exclude Section 5-1401 of the New York General Obligations Law.

This Note may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an electronic file in Adobe Corporation’s Portable Document Format or PDF file shall be deemed an original signature hereto.

[Remainder of this page intentionally left blank.]

2

IN WITNESS WHEREOF, the Borrowers have caused this Revolving Loan Note to be duly executed as of the day and year first above written.

BORROWERS:

RLJ ENTERTAINMENT, INC.

By:
Name:
Title:

RLJ ACQUISITION, INC.

By:
Name:
Title:

RLJ MERGER SUB I, INC.

By:
Name:
Title:

RLJ MERGER SUB II, INC.

By:
Name:
Title:

ACORN MEDIA GROUP, INC.

By:
Name:
Title:

[RLJ – REVOLVING LOAN NOTE]

IMAGE ENTERTAINMENT, INC.

By:
Name:
Title:

[RLJ – REVOLVING LOAN NOTE]

EXHIBIT G

[Reserved]

EXHIBIT H-1

FORM OF TERM A LOAN NOTE

$[_________]	[______ __, 20__]

FOR VALUE RECEIVED, the undersigned, RLJ ENTERTAINMENT, INC., a Nevada corporation (the “Parent”), RLJ ACQUISITION, INC., a Nevada corporation (“RLJ Acquisition”), RLJ MERGER SUB I, INC., a Nevada corporation (“RLJ Acquisition Merger Sub”), RLJ MERGER SUB II, INC., a Delaware corporation (“Image Merger Sub”), ACORN MEDIA GROUP, INC., a District of Columbia corporation (“Acorn”), and IMAGE ENTERTAINMENT, INC., a Delaware corporation (“Image”; the Parent, RLJ Acquisition, RLJ Acquisition Merger Sub, Image Merger Sub, Acorn, and Image, each individually, a “Borrower” and collectively, the “Borrowers”) promise to pay to the order of [_________________] (hereinafter, together with its successors and assigns, the “Noteholder”), at the office of the Administrative Agent (as defined below), the principal sum of [________________ DOLLARS AND ___/100s] ($[_________]) in immediately available United States funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as hereinafter provided.

This Term A Loan Note (this “Note”) is one of the Term A Loan Notes referred to in that certain Credit Agreement, dated as of October 3, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, the Guarantors from time to time party thereto, the several banks and other financial institutions from time to time party thereto (each, a “Lender,” and collectively, the “Lenders”), and SunTrust Bank, as administrative agent (together with its successors and assigns, the “Administrative Agent”). All capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement except to the extent such capitalized terms are otherwise defined or limited herein.

All principal amounts and other Obligations then outstanding hereunder shall be due and payable in full on the Maturity Date applicable to Term A Loans. The Borrowers also shall repay the principal outstanding hereunder from time to time as provided in the Credit Agreement. Prepayment of the principal amount of the Term A Loans may be made only as provided in the Credit Agreement.

The Borrowers hereby promise to pay interest on the unpaid principal amount hereof as provided in Article II of the Credit Agreement. Interest under this Note also shall be due and payable when this Note shall become due (whether at maturity, by reason of acceleration or otherwise). Upon the occurrence and during the continuance of an Event of Default, the Obligations may bear interest payable at the Default Rate in the manner and at the times provided in the Credit Agreement.

In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made by the Borrowers or inadvertently received by the Noteholder, then such excess sum shall be credited as a payment of principal, unless the Borrower Representative shall notify the Noteholder in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrowers not pay, and the Noteholder not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may legally be paid by the Borrowers under applicable law.

All parties now or hereafter liable with respect to this Note, whether the Borrowers, any Guarantor, endorser or any other Person, hereby waive presentment for payment, demand, notice of non-payment or dishonor, protest, notice of protest and notice of any other kind whatsoever.

No delay or omission on the part of the Noteholder in exercising its rights under this Note, or delay or omission on the part of the Noteholder, the Administrative Agent, or either of them, in exercising its or their rights under the Credit Agreement or under any other Loan Document, or course of conduct relating thereto, shall operate as a waiver of such rights or any other right of the Noteholder, nor shall any waiver by the Noteholder, the Administrative Agent, or either of them, of any such right or rights on any one occasion be deemed a bar to, or waiver of, the same right or rights on any future occasion.

The Borrowers hereby promise to pay all costs of collection, including, without limitation, attorneys’ fees, should this Note be collected by or through an attorney at law or under advice therefrom.

Time is of the essence in this Note.

This Note evidences the Noteholder’s portion of the Term A Loans under, and is entitled to the benefits and subject to the terms of, the Credit Agreement, which contains provisions with respect to the acceleration of the maturity of this Note upon the happening of certain stated events, and provisions for prepayment and repayment. This Note is secured by and is also entitled to the benefits of the Loan Documents to the extent provided therein and any other agreement or instrument providing collateral for the Term A Loans, whether now or hereafter in existence, and any filings, instruments, agreements and documents relating thereto and providing collateral for the Term A Loans.

This Note shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof without giving effect to the conflict of laws principles thereof that would require the application of any other governing law or expressly exclude Section 5-1401 of the New York General Obligations Law.

This Note may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an electronic file in Adobe Corporation’s Portable Document Format or PDF file shall be deemed an original signature hereto.

[SIGNATURE ON FOLLOWING PAGE]

2

IN WITNESS WHEREOF, the Borrowers have caused this Term A Loan Note to be duly executed as of the day and year first above written.

BORROWERS:

RLJ ENTERTAINMENT, INC.

By:
Name:
Title:

RLJ ACQUISITION, INC.

By:
Name:
Title:

RLJ MERGER SUB I, INC.

By:
Name:
Title:

RLJ MERGER SUB II, INC.

By:
Name:
Title:

ACORN MEDIA GROUP, INC.

By:
Name:
Title:

[RLJ –TERM A LOAN NOTE]

IMAGE ENTERTAINMENT, INC.

By:
Name:
Title:

[RLJ –TERM A LOAN NOTE]

EXHIBIT H-2

THIS TERM NOTE WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT”. UPON REQUEST, THE CHIEF FINANCIAL OFFICER OF RLJ ENTERTAINMENT, INC. AT 20525 Nordhoff St., Suite 200, Chatsworth, CA 91311 WILL PROMPTLY MAKE AVAILABLE TO NOTEHOLDERS THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, THE YIELD TO MATURITY, AND ANY OTHER INFORMATION REQUIRED UNDER TREASURY REGULATIONS § 1.1275-3.

FORM OF TERM B LOAN NOTE

$[_________]	[______ __, 20__]

FOR VALUE RECEIVED, the undersigned, RLJ ENTERTAINMENT, INC., a Nevada corporation (the “Parent”), RLJ ACQUISITION, INC., a Nevada corporation (“RLJ Acquisition”), RLJ Merger Sub I, Inc., a Nevada corporation (“RLJ Acquisition Merger Sub”), RLJ Merger Sub II, Inc., a Delaware corporation (“Image Merger Sub”), ACORN MEDIA GROUP, INC., a District of Columbia corporation (“Acorn”), and IMAGE ENTERTAINMENT, INC., a Delaware corporation (“Image”; the Parent, RLJ Acquisition, RLJ Acquisition Merger Sub, Image Merger Sub, Acorn, and Image, each individually, a “Borrower” and collectively, the “Borrowers”) promise to pay to the order of [_________________] (hereinafter, together with its successors and assigns, the “Noteholder”), at the office of the Administrative Agent (as defined below), the principal sum of [________________ DOLLARS AND ___/100s] ($[_________]) in immediately available United States funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as hereinafter provided.

This Term B Loan Note (this “Note”) is one of the Term B Loan Notes referred to in that certain Credit Agreement, dated as of October 3, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, the Guarantors from time to time party thereto, the several banks and other financial institutions from time to time party thereto (each, a “Lender,” and collectively, the “Lenders”), and SunTrust Bank, as administrative agent (together with its successors and assigns, the “Administrative Agent”). All capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement except to the extent such capitalized terms are otherwise defined or limited herein.

All principal amounts and other Obligations then outstanding hereunder shall be due and payable in full on the Maturity Date applicable to Term B Loans. The Borrowers also shall repay the principal outstanding hereunder from time to time as provided in the Credit Agreement. Prepayment of the principal amount of the Term B Loans may be made only as provided in the Credit Agreement.

The Borrowers hereby promise to pay interest on the unpaid principal amount hereof as provided in Article II of the Credit Agreement. Interest under this Note also shall be due and payable when this Note shall become due (whether at maturity, by reason of acceleration or otherwise). Upon the occurrence and during the continuance of an Event of Default, the Obligations may bear interest payable at the Default Rate in the manner and at the times provided in the Credit Agreement.

In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made by the Borrowers or inadvertently received by the Noteholder, then such excess sum shall be credited as a payment of principal, unless the Borrower Representative shall notify the Noteholder in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrowers not pay, and the Noteholder not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may legally be paid by the Borrowers under applicable law.

All parties now or hereafter liable with respect to this Note, whether the Borrowers, any Guarantor, endorser or any other Person, hereby waive presentment for payment, demand, notice of non-payment or dishonor, protest, notice of protest and notice of any other kind whatsoever.

No delay or omission on the part of the Noteholder in exercising its rights under this Note, or delay or omission on the part of the Noteholder, the Administrative Agent, or either of them, in exercising its or their rights under the Credit Agreement or under any other Loan Document, or course of conduct relating thereto, shall operate as a waiver of such rights or any other right of the Noteholder, nor shall any waiver by the Noteholder, the Administrative Agent, or either of them, of any such right or rights on any one occasion be deemed a bar to, or waiver of, the same right or rights on any future occasion.

The Borrowers hereby promise to pay all costs of collection, including, without limitation, attorneys’ fees, should this Note be collected by or through an attorney at law or under advice therefrom.

Time is of the essence in this Note.

This Note evidences the Noteholder’s portion of the Term B Loans under, and is entitled to the benefits and subject to the terms of, the Credit Agreement, which contains provisions with respect to the acceleration of the maturity of this Note upon the happening of certain stated events, and provisions for prepayment and repayment. This Note is secured by and is also entitled to the benefits of the Loan Documents to the extent provided therein and any other agreement or instrument providing collateral for the Term B Loans, whether now or hereafter in existence, and any filings, instruments, agreements and documents relating thereto and providing collateral for the Term B Loans.

This Note shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof without giving effect to the conflict of laws principles thereof that would require the application of any other governing law or expressly exclude Section 5-1401 of the New York General Obligations Law.

2

This Note may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an electronic file in Adobe Corporation’s Portable Document Format or PDF file shall be deemed an original signature hereto.

[SIGNATURE ON FOLLOWING PAGE]

3

IN WITNESS WHEREOF, the Borrowers have caused this Term B Loan Note to be duly executed as of the day and year first above written.

BORROWERS:

RLJ ENTERTAINMENT, INC.

By:
Name:
Title:

RLJ ACQUISITION, INC.

By:
Name:
Title:

RLJ MERGER SUB I, INC.

By:
Name:
Title:

RLJ MERGER SUB II, INC.

By:
Name:
Title:

ACORN MEDIA GROUP, INC.

By:
Name:
Title:

IMAGE ENTERTAINMENT, INC.

By:
Name:
Title:

2

EXHIBIT H-3

THIS TERM NOTE WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT”. UPON REQUEST, THE CHIEF FINANCIAL OFFICER OF RLJ ENTERTAINMENT, INC. AT 20525 NORDHOFF ST., SUITE 200, CHATSWORTH, CA 91311 WILL PROMPTLY MAKE AVAILABLE TO NOTEHOLDERS THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, THE YIELD TO MATURITY, AND ANY OTHER INFORMATION REQUIRED UNDER TREASURY REGULATIONS § 1.1275-3.

FORM OF TERM C LOAN NOTE

$[_________]	[______ __, 20__]

FOR VALUE RECEIVED, the undersigned, RLJ ENTERTAINMENT, INC., a Nevada corporation (the “Parent”), RLJ ACQUISITION, INC., a Nevada corporation (“RLJ Acquisition”), RLJ Merger Sub I, Inc., a Nevada corporation (“RLJ Acquisition Merger Sub”), RLJ Merger Sub II, Inc., a Delaware corporation (“Image Merger Sub”), ACORN MEDIA GROUP, INC., a District of Columbia corporation (“Acorn”), and IMAGE ENTERTAINMENT, INC., a Delaware corporation (“Image”; the Parent, RLJ Acquisition, RLJ Acquisition Merger Sub, Image Merger Sub, Acorn, and Image, each individually, a “Borrower” and collectively, the “Borrowers”) promise to pay to the order of [_________________] (hereinafter, together with its successors and assigns, the “Noteholder”), at the office of the Administrative Agent (as defined below), the principal sum of (a) [________________ DOLLARS AND ___/100s] ($[_________]) plus (b) the accrued PIK Amount in immediately available United States funds, and to pay interest from the date hereof on the principal amount thereof (including all PIK Amounts) from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as hereinafter provided.

This Term C Loan Note (this “Note”) is one of the Term C Loan Notes referred to in that certain Credit Agreement, dated as of October 3, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, the Guarantors from time to time party thereto, the several banks and other financial institutions from time to time party thereto (each, a “Lender,” and collectively, the “Lenders”), and SunTrust Bank, as administrative agent (together with its successors and assigns, the “Administrative Agent”). All capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement except to the extent such capitalized terms are otherwise defined or limited herein.

All principal amounts (including all PIK Amounts) and other Obligations then outstanding hereunder shall be due and payable in full on the Maturity Date applicable to Term C Loans. The Borrowers also shall repay the principal outstanding hereunder from time to time as provided in the Credit Agreement. Prepayment of the principal amount of the Term C Loans may be made only as provided in the Credit Agreement.

The Borrowers hereby promise to pay interest on the unpaid principal amount hereof as provided in Article II of the Credit Agreement. Interest under this Note also shall be due and payable when this Note shall become due (whether at maturity, by reason of acceleration or otherwise). Upon the occurrence and during the continuance of an Event of Default, the Obligations may bear interest payable at the Default Rate in the manner and at the times provided in the Credit Agreement.

For the avoidance of doubt, all payments under this Note shall be subject to the provisions of Sections 2.6(c)(vi), 2.11(a), 2.11(b), and 2.11(e) of the Credit Agreement.

In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made by the Borrowers or inadvertently received by the Noteholder, then such excess sum shall be credited as a payment of principal, unless the Borrower Representative shall notify the Noteholder in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrowers not pay, and the Noteholder not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may legally be paid by the Borrowers under applicable law.

All parties now or hereafter liable with respect to this Note, whether the Borrowers, any Guarantor, endorser or any other Person, hereby waive presentment for payment, demand, notice of non-payment or dishonor, protest, notice of protest and notice of any other kind whatsoever.

No delay or omission on the part of the Noteholder in exercising its rights under this Note, or delay or omission on the part of the Noteholder, the Administrative Agent, or either of them, in exercising its or their rights under the Credit Agreement or under any other Loan Document, or course of conduct relating thereto, shall operate as a waiver of such rights or any other right of the Noteholder, nor shall any waiver by the Noteholder, the Administrative Agent, or either of them, of any such right or rights on any one occasion be deemed a bar to, or waiver of, the same right or rights on any future occasion.

The Borrowers hereby promise to pay all costs of collection, including, without limitation, attorneys’ fees, should this Note be collected by or through an attorney at law or under advice therefrom.

Time is of the essence in this Note.

This Note evidences the Noteholder’s portion of the Term C Loans under, and is entitled to the benefits and subject to the terms of, the Credit Agreement, which contains provisions with respect to the acceleration of the maturity of this Note upon the happening of certain stated events, and provisions for prepayment and repayment. This Note is secured by and is also entitled to the benefits of the Loan Documents to the extent provided therein and any other agreement or instrument providing collateral for the Term C Loans, whether now or hereafter in existence, and any filings, instruments, agreements and documents relating thereto and providing collateral for the Term C Loans.

2

This Note shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof without giving effect to the conflict of laws principles thereof that would require the application of any other governing law or expressly exclude Section 5-1401 of the New York General Obligations Law.

This Note may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an electronic file in Adobe Corporation’s Portable Document Format or PDF file shall be deemed an original signature hereto.

[SIGNATURE ON FOLLOWING PAGE]

3

IN WITNESS WHEREOF, the Borrowers have caused this Term C Loan Note to be duly executed as of the day and year first above written.

BORROWERS:

RLJ ENTERTAINMENT, INC.

By:
Name:
Title:

RLJ ACQUISITION, INC.

By:
Name:
Title:

RLJ MERGER SUB I, INC.

By:
Name:
Title:

RLJ MERGER SUB II, INC.

By:
Name:
Title:

ACORN MEDIA GROUP, INC.

By:
Name:
Title:

IMAGE ENTERTAINMENT, INC.

By:
Name:
Title:

2

EXHIBIT I

FORM OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT

[__________ __], 20__

I, [____________________________], the [___________________] and a Responsible Officer of RLJ ENTERTAINMENT, INC., a Nevada corporation (the “Borrower Representative”) do hereby certify on behalf of the Borrower Representative, RLJ ACQUISITION, INC., a Nevada corporation (“RLJ Acquisition”), ACORN MEDIA GROUP, INC., a District of Columbia corporation (“Acorn”), and IMAGE ENTERTAINMENT, INC., a Delaware corporation (“Image”; the Borrower Representative, RLJ Acquisition, Acorn and Image, each individually, a “Borrower” and collectively, the “Borrowers”), that pursuant to the provisions of that that certain Credit Agreement, dated as of October 3, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among the Borrowers, the Guarantors from time to time party thereto, the several banks and other financial institutions from time to time party thereto (each, a “Lender,” and collectively, the “Lenders”), and SunTrust Bank, as administrative agent (together with its successors and assigns, the “Administrative Agent”):

1.          The Borrowers hereby request that Issuing Bank issue a standby letter of credit under the LC Commitment in the amount of $[_______________] to be issued on [_________________, 20__] (the “Effective Date”) for the account of the Borrowers and for the benefit of [________________] (the “Beneficiary”) to expire on [___________________].

2.          Attached hereto as Exhibit A is a duly completed Letter of Credit application.

3.          As of the Effective Date, the Available Letter of Credit Amount is at least $[__________________] which is sufficient to cover the issuance of the Letter of Credit requested hereby.

4.          All representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (except that such materiality qualifier is not applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of the issuance, amendment, renewal or extension of the Letter of Credit requested hereunder, both before and after giving effect thereto, except (a) with respect to representations and warranties made as of an expressed date, in which case such representations and warranties shall be true and correct as of such date, and (b) changes or events which are permitted under the Credit Agreement

5.          The incumbency of persons authorized by the Borrowers to sign documents is as stated in the certificate of incumbency most recently delivered to the Administrative Agent.

6.          No Default or Event of Default currently exists or will exist immediately after giving effect to this Request for Issuance of Letter of Credit or the Letter of Credit requested hereunder.

7.          Since December 31, 2011, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the Borrower Representative has caused this Request for Issuance of Letter of Credit to be duly executed as of the day and year first above written.

BORROWER REPRESENTATIVE:

RLJ ENTERTAINMENT, INC.

By:
Name:
Title:

[RLJ – REQUEST FOR ISSUANCE OF LETTER OF CREDIT]

Exhibit A

[Attach Letter of Credit Application]

[RLJ – REQUEST FOR ISSUANCE OF LETTER OF CREDIT]

EXHIBIT J

FORM OF DEBT SUBORDINATION AGREEMENT

EXHIBIT K

FORM OF PERMITTED SUBORDINATED NOTE